As filed with the Securities and Exchange Commission on January 31 , 2013
Registration No. 333-175168

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________________________

POST EFFECTIVE AMENDMENT NO. 3

TO FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________

OMAGINE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	9995	20-2876380
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

350 Fifth Avenue, Suite 4815-17
New York, New York 10118
(212) 563-4141

(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)
_____________________________

Frank J. Drohan, Chief Executive Officer and Chief Financial Officer
Omagine, Inc.
350 Fifth Avenue, Suite 4815-17
New York, New York 10118
(212) 563-4141

(Name, address, including zip code, and telephone number, including area code, of agent for service)
_____________________________
with copies to:
Michael Ference, Esq.
David Manno, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [x]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	3,244,216	(1)	$2.35	(2)	$7,623,908	$885.14	*

* Previously paid

(1)
Represents shares offered by the Selling Stockholder. Includes an indeterminable number of additional shares of Common Stock, pursuant to Rule 416 under the Securities Act, that may be issued to prevent dilution from stock splits, stock dividends or similar transaction that could affect the shares to be offered by Selling Stockholder.

(2)	Previously estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities & Exchange Commission, acting pursuant to said Section 8(a), may determine.

i

The information in this prospectus (“Prospectus”) is not complete and may be changed. The Selling Stockholder may not sell these securities until the Registration Statement filed with the United States Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JANUARY 31, 2013

OMAGINE, INC.

3,244,216 Shares of Common Stock

This Prospectus relates to the public offering of up to 3,244,216 shares of Omagine, Inc.’s $0.001 par value per share common stock (the "Common Stock" or “Common Shares”) by YA Global Master SPV Ltd (“YA Master”) or any of YA Master’s pledgees, assignees or successors-in-interest (each a “Selling Stockholder”). The Securities and Exchange Commission (“SEC”) may take the view that, under certain circumstances, any broker-dealers or agents that participate with the Selling Stockholder in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. YA Master has informed us that it is an “underwriter” within the meaning of the Securities Act. The Selling Stockholder may sell Common Stock from time to time in the principal market on which the Registrant’s Common Stock is quoted and traded at the prevailing market price or in negotiated transactions. We will not receive any of the proceeds from the sale of those shares being sold by the Selling Stockholder. We will pay the expenses of registering these shares.

The Common Stock is quoted on the over-the-counter market on the OTCQB and trades under the symbol “OMAG”.  The last reported sale price of the Common Stock on the OTCQB on January 15 , 2013 was $ 1.40  per share.

The Selling Stockholder is offering these shares of Common Stock. The Selling Stockholder may sell all or a portion of these shares from time to time in market transactions through any market on which the Common Stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Stockholder will receive all proceeds from such sales of the Common Stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 3.

We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January   , 2013.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this Prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this Prospectus. The information contained in this Prospectus is complete and accurate only as of the date on the front cover page of this Prospectus, regardless of when the time of delivery of this Prospectus or the sale of any Common Stock occurs. The Selling Stockholders may not sell the securities until the registration statement filed with the Securities and Exchange Commission (“Registration Statement”) is effective. This Prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the Common Stock in any jurisdiction in which the offer or sale is not permitted.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this Prospectus. This summary does not contain all the information you should consider before investing in the Common Stock. Before making an investment decision, you should read the entire Prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this Registration Statement and Prospectus, the term "Registrant" refers to Omagine, Inc. and the terms "Company", "we," "us," or "our" refer to Omagine, Inc. and its consolidated subsidiaries unless the context otherwise requires.

General

Omagine, Inc. (the “Registrant”) was incorporated in Delaware in October 2004 and it is a holding company which conducts substantially all of its operations through its 60% owned subsidiary Omagine LLC and its wholly-owned subsidiary Journey of Light, Inc., a New York corporation (“JOL”). Omagine, Inc., JOL and Omagine LLC are sometimes referred to herein collectively as the "Company".

The Company is a development stage entity (“DSE”) as defined in ASC 915 issued by the Financial Accounting Standards Board.

The Company focuses on entertainment, hospitality and real-estate development opportunities in the Middle East & North Africa (the “MENA Region”) and we focus on the design and development of unique tourism destinations.

In November 2009, Omagine, Inc. and JOL formed Omagine LLC, an Omani limited liability company in the Sultanate of Oman ("Oman"). Omagine LLC is engaged in the business of real estate development in Oman and was organized to design, develop, own and operate a mixed-use real-estate and tourism project named the “Omagine Project”. In May 2011, Omagine LLC sold newly issued shares of its capital stock to Omagine Inc. and three investors thereby reducing the Omagine, Inc. ownership of Omagine LLC from 100% to 60%. ( See: “Description of Business – The Shareholder Agreement”). The Company presently focuses the majority of its efforts on the tourism and real estate development business of Omagine LLC.

We anticipate that the Omagine Project will be developed on one million square meters (equal to approximately 245 acres) of beachfront land facing the Gulf of Oman just west of the capital city of Muscat and approximately six miles from Muscat International Airport (the "Omagine Site"). The Omagine Project is planned to be an integration of cultural, heritage, educational, entertainment and residential components, including: a "high culture" theme park containing seven pearl shaped buildings, each approximately 60 feet in diameter; associated exhibition buildings; a boardwalk; an open air amphitheater and stage; open space green areas; a canal and enclosed harbor and marina area; retail shops and restaurants; entertainment venues; boat slips and docking facilities; a five-star resort hotel; a four-star resort hotel; and possibly an additional three or four-star hotel; shopping and retail establishments integrated with the hotels; commercial office buildings; and more than two thousand residences to be developed for sale.

The contract between the Government and Omagine LLC which will govern the design, development, construction, management and ownership of the Omagine Project and the Government’s and Omagine LLC’s rights and obligations with respect to the Omagine Project, is the “Development Agreement” (the “DA”). The DA has previously been approved by all the required Ministries of the Government of Oman but has not yet been signed. To the best knowledge and belief of the Company and its attorneys, other than the possible requirement to change the corporate structure of Omagine LLC from a limited liability company into a joint stock company (the “Transformation”) before signing the DA, no further barrier to signing the DA exists as of the date hereof (See: “Description of Business – The Development Agreement”).

In May 2011, Omagine, Inc., JOL and three (3) investors (the “New Shareholders”) signed a shareholders’ agreement with respect to Omagine LLC (the “Shareholder Agreement”). Pursuant to the provisions of the Shareholder Agreement, Omagine, Inc. reduced its 100% ownership of Omagine LLC to 60% and Omagine LLC sold newly issued shares of its capital stock to the New Shareholders and to Omagine, Inc. for an aggregate cash investment amount of approximately $70.1 million (the “Cash Investment”) plus an as yet undetermined non-cash “payment-in-kind” amount representing the value of the land constituting the Omagine Site. Pursuant to the terms of the Shareholder Agreement, the Cash Investment will be invested in three stages. The initial portion of the Cash Investment equal to 150,000 Omani Rials (equivalent to approximately $390,000) has been received by Omagine LLC from the New Shareholders and Omagine, Inc. as of the date hereof.

Subsequent to the signing of the DA but prior to the Financing Agreement Date (as hereinafter defined), Omagine, Inc. will invest an additional 210,000 Omani Rials which is equal to approximately $546,000 (the “OMAG Final Equity Investment”) into Omagine LLC. On or immediately subsequent to the Financing Agreement Date, the New Shareholders will invest the final portion of the Cash Investment equal to 26,628,125 Omani Rials (equivalent to approximately $69,233,125) into Omagine LLC. The value of the non-cash “payment-in-kind” investment will be added to Omagine LLC’s capital after such value is determined subsequent to the signing of the DA (See: “Description of Business - The Shareholder Agreement” and Exhibit 10.4). If however, we are required to do the Transformation prior to signing the DA, then the Omagine LLC shareholders will have to increase the capital of Omagine LLC by 350,000 Omani Rials (equivalent to approximately $910,000) before the DA is signed, and the timing of the aforesaid investment amounts will be adjusted accordingly.

Between February 24, 2012 and March 30, 2012, the Company conducted a “Rights Offering” exclusively for the benefit of its shareholders and at the same time the Company distributed a total of 6,363,674 Common Stock purchase warrants (“Warrants) to its shareholders. A total of 1,014,032 Common Shares were subscribed for in the Rights Offering at a subscription price of $1.25 per Common Share. Total proceeds to the Company from the Rights Offering was $1,267,540 of which $731,639 was paid in cash and $535,901 was paid via the satisfaction of debt owed by the Company to shareholders exercising such Rights. (See: “Description of Business - The Rights Offering and Warrant Distribution”). The Company did not distribute exercisable Rights or Warrants to its shareholders who were residents of California at the time of the Rights Offering and Warrant Distribution (the “California Shareholders”) because the registration and/or qualification in California of the Rights, Warrants and the Common Stock underlying the Rights and Warrants had not yet been approved by the California Department of Corporations (the “California Approval”). The Rights Offering has expired. The Company intends, subject to certain conditions precedent, to distribute 58,450 Warrants to the California Shareholders who did not receive Warrants.

Our website address is www.omagine.com. Our website and the information contained on our website are not incorporated into this Prospectus or the Registration Statement of which this Prospectus forms a part. Further, our references to the URL for our website are intended to be inactive textual references only.

Our principal executive offices are located at 350 Fifth Avenue, Suite 4815-17, New York, N.Y. 10118. Our telephone number is (212) 563-4141.

The Standby Equity Distribution Agreement

In December 2008, Omagine, Inc. entered into a Standby Equity Distribution Agreement (the "First SEDA"). The First SEDA expired on April 30, 2011. On May 4, 2011, the Company entered into a new Standby Equity Distribution Agreement (the "May SEDA") with YA Master and on June 21, 2011, the Company and YA Master entered into an agreement amending the May SEDA (the “Amendment Agreement”). The May SEDA and the Amendment Agreement are collectively referred to herein as the “Second SEDA”. From April 24, 2012 to May 17, 2012, the Company was in breach of one of the covenants it made in the Second SEDA but that breach was waived by YA Master and the breach was cured on May 17, 2012 (See: Exhibit 10.11 hereto). Pursuant to the Second SEDA the Company, at its sole discretion and upon giving written notice to YA Master (an “Advance Notice”), may periodically sell shares of its Common Stock to YA Master (Share Sales”). For each share of Common Stock purchased under the Second SEDA, YA Master will pay to the Company ninety-five percent (95%) of the lowest daily volume weighted average price of the Common Stock as quoted by Bloomberg, LP, during the five (5) consecutive Trading Days (as such term is defined in the Second SEDA) immediately subsequent to the date of the relevant Advance Notice (the “Purchase Price”). The Company is not obligated to sell any shares of Common Stock to YA Master but may, over the term of the Second SEDA and in its sole discretion, sell to YA Master that number of shares of Common Stock valued at the Purchase Price from time to time in effect that equals up to ten million dollars ($10,000,000) in the aggregate. YA Master's obligation to purchase shares of Common Stock under the Second SEDA is subject to certain conditions, including (i) the Company obtaining an effective registration statement for the resale by YA Master of the shares of Common Stock sold to YA Master under the Second SEDA (“Registration Statement”) and (ii) periodic Share Sales to YA Master must be separated by a time period equal to five Trading Days, and (iii) the amount of any individual periodic Share Sale designated by the Company in any Advance Notice shall not exceed the greater of (i) two hundred thousand dollars ($200,000), or (ii) the average of the “Daily Value Traded” for each of the five (5) Trading Days prior to the relevant Advance Notice where Daily Value Traded is the product obtained by multiplying the daily trading volume of the Common Stock for such Trading Day by the closing bid price of the Common Stock for such Trading Day. In May and June of 2011 the Company issued YA Master 244,216 shares of Common Stock in satisfaction of the $300,000 commitment fee due in connection with the Second SEDA. The Registration Statement filed by the Company in connection with the Second SEDA was declared effective by the SEC as of August 24, 2011 (Commission File No. 333-175168). Between August 24, 2011 and the date hereof, YA Master has purchased 179,655 shares of Common Stock from the Company under the Second SEDA for an aggregate Purchase Price of $320,000.

The 3,244,216 shares of Common Stock included in this Prospectus represent the 244,216 commitment fee shares owned by the Selling Stockholder prior to any sales being made under the Second SEDA, the 179,655 shares purchased by the Selling Stockholder under the Second SEDA after August 24, 2011 and prior to the date hereof and the 2,820,345 shares remaining issuable under the Second SEDA as of the date hereof (collectively, the “Resale Shares”). The Second SEDA expires automatically on September 1, 2013.

About This Offering

This Prospectus relates to a total of up to 3,244,216 shares of Common Stock of Omagine, Inc. offered by the Selling Stockholder. The Selling Stockholder owned 244,216 of these shares prior to any sales being made under the Second SEDA. As of the date hereof, the Selling Stockholder has purchased 179,655 shares pursuant to the Second SEDA for aggregate proceeds to the Company of $320,000. Up to an additional 2,820,345 shares may be purchased by and issued to the Selling Stockholder under the terms of the Second SEDA.

Number of Shares Outstanding After This Offering

As of January 17, 2013 , we had 14,424,294 shares of our Common Stock issued and outstanding. The number of shares of Common stock outstanding after this offering will be 17,244,639.

The Offering

Common Stock outstanding prior to the offering	14,424,294 (as of January 17, 2013)
Common Stock offered by the Selling Stockholder	Up to 3,244,216 shares
Common Stock to be outstanding after the offering	17,244,639
Use of proceeds	We will not receive any proceeds from the resale by the Selling Stockholder of the Common Stock hereunder. See “Use of Proceeds” for a complete description.

RISK FACTORS

An investment in our Common Shares is subject to risks inherent to our development stage business. The material risks and uncertainties that management believes affect us are described below. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with all of the other information included in this Prospectus including information in the section of this document entitled “Information Regarding Forward Looking Statements”.

The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If one or a combination of these risks occurs, our business, financial condition or results of operations could be materially and adversely affected. This Prospectus is qualified in its entirety by these risk factors.

If any of the following risks actually materialize into a negative event or circumstance , our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of our Common Stock could decline significantly and you could lose all or part of your investment.

Risk Factors Related to Our Company and Our Business

We are a development stage entity with no history of profitability from the development of real estate and we have incurred significant losses and cannot assure you that we will be profitable in the near term or at all.

The Company is a development stage entity (“DSE”) as defined in ASC 915 issued by the Financial Accounting Standards Board. We have dedicated the vast majority of our financial resources over the past many years toward the effort to conclude the Development Agreement (“DA”) with the Government of Oman with respect to the Omagine Project. We have encountered numerous delays and as of the date hereof the DA has not yet been signed. As a result we have incurred significant losses over the past few years, including net losses of $1,804,451 for the fiscal year ended December 31, 2011, $1,277,001 for the fiscal year ended December 31, 2010 and $1,114,409 for the fiscal year ended December 31, 2009, primarily due to expenses associated with the design, development and promotion of the Omagine Project. For the nine months ended September 30, 2012, we incurred a net loss of $2,130,352. We expect to continue to incur such expenses over the near term, which would adversely impact our overall financial performance and results of operations. The Omagine Project may never come to fruition, and if it does it still may never result in a profit to the Company. Sales of our proposed real estate development properties, and income, if any, from the Omagine Project may never generate sufficient revenues to fund our continuing operations. We cannot assure you that we will be profitable in the near term or at all.

Because of our status as a DSE and our limited history and the potential for competition, an investment in our Company is inherently risky.

Because we are a development stage company with a limited history, our operations are subject to numerous risks similar to those of a start-up company. We expect the real estate development business to be highly competitive because many developers have access to the same market. Substantially all of them have greater financial resources and longer operating histories than we have and can be expected to compete within the business in which we engage and intend to engage. We cannot assure you that we will have the necessary resources to be competitive.

Our ability to use net operating loss carryovers to reduce future tax payments may be limited or restricted.

We have generated significant net operating losses (“NOL”s) as a result of our recent losses. We generally are able to carry NOLs forward to reduce taxable income in future years. However, our ability to utilize the NOLs is subject to the rules of Section 382 of the Internal Revenue Code. Section 382 generally restricts the use of NOLs after an “ownership change.” An ownership change occurs if, among other things, the shareholders (or specified groups of shareholders) who own or have owned, directly or indirectly, 5% or more of a corporation’s common stock or are otherwise treated as 5% shareholders under Section 382 and the Treasury regulations promulgated thereunder increase their aggregate percentage ownership of that corporation’s stock by more than 50 percentage points over the lowest percentage of the stock owned by these shareholders over a three-year rolling period. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carry forwards. This annual limitation is generally equal to the product of the value of the corporation’s stock on the date of the ownership, multiplied by the long-term tax-exempt rate published monthly by the Internal Revenue Service. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carry forwards.

We do not believe that the Rights Offering and Warrant Distribution caused an “ownership change” within the meaning of Section 382. However, we cannot ensure that our ability to use our NOLs to offset income will not become limited in the future. As a result, we could pay taxes earlier and in larger amounts than would be the case if our NOLs were available to reduce our federal income taxes without restriction. At September 30 , 2012, the Company had federal NOLs of approximately $13, 474 ,000, expiring in various amounts from fiscal year 2012 to fiscal year 2032. Current United States income tax law limits the amount of loss available to offset against future taxable income when a substantial change in ownership occurs.

We may not be able to conduct successful operations in the future.

The results of our operations will depend, among other things, upon our ability to develop and market the Omagine Project. Furthermore, our proposed operations may not generate income sufficient to meet operating expenses or may generate income and capital appreciation, if any, at rates lower than those anticipated or necessary to sustain ourselves. Our operations may be affected by many factors, some known by us, some unknown, and some which are beyond our control. Any of these problems, or a combination thereof, could have a materially adverse effect on our viability as an ongoing enterprise and might cause the investment of our shareholders to be impaired or lost.

We have experienced extraordinary delays in getting the Development Agreement with the Government of Oman signed.

As of the date hereof, the DA governing the development and ownership of the Omagine Project has not yet been signed by our 60% owned subsidiary and the Government of Oman. We have been negotiating this DA with the Government for many years now and have experienced many delays in the process. To the best knowledge and belief of the Company and its attorneys, other than the possible requirement to change the corporate structure of Omagine LLC from a limited liability company into a joint stock company (the “Transformation”) before signing the DA, no further barrier to signing the DA exists as of the date hereof (See: “Business of the Company – The Development Agreement”). Other than the timing of Transformation which remains to be determined, both we and the Government now agree that all matters with respect to the DA have been resolved but we have been at similar points with the Government in the past and in those instances the Government raised new and often pointless issues at the last minute. In May 2012, Omagine LLC received a letter from His Excellency Ahmed Al-Mahrizi, the Minister of Tourism (the “Minister’s Letter”) requesting Omagine LLC to provide certain information to the Ministry of Tourism (“ MOT”). The Minister’s Letter, which requested documentation on four items, is attached hereto as Exhibit 99.15. Representatives of the shareholders of Omagine LLC ( Omagine, Inc., Royal Court Affairs, and Consolidated Contractors) met with the Minister of Tourism, His Excellency Ahmed Al-Mahrizi, on July 1, 2012 and delivered our written response to the Minister’s Letter. The meeting concluded with the Minister confirming that he is in agreement with and enthusiastic about the development of the Omagine Project and that he is agreeable to sign the DA as soon as possible. In September 2012 the MOT requested that we do the Transformation before the DA is signed rather than after the DA is signed as agreed in the DA and the Shareholder Agreement. The Office of Royal Court Affairs objected to this rather redundant request and as of the date hereof the matter remains unresolved. The Shareholder Agreement has been signed and management continues to be cautiously optimistic that, assuming the Transformation is done after the DA is signed , the DA will be signed in the first quarter of 2013. Although there have been extraordinary delays to date by the Government, the Company believes, based on continued assurances from the Government, that the Government remains eager to conclude and sign the DA. No assurance, however, that the DA will actually be signed can be given at this time. (See: “Description of Business - Products, Services, Marketing and Distribution - The Omagine Project - The Development Agreement”).

While our 2011 audited financial statements assume we will continue our operations on a going concern basis, the opinion of our independent auditors on those financial statements contained an explanatory paragraph that there is substantial doubt about our ability to continue as a going concern.

The opinion of our independent auditors on our 2011 audited financial statements states that the presentation of the Company’s financial statements is in accordance with the guidance contained in ASC 915 for financial statements of development stage entities, and such opinion also contained an explanatory paragraph that there is substantial doubt about our ability to continue as a going concern. Our audited financial statements were prepared under the assumption that we will continue our operations on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. Our financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. Although we have entered into the Second SEDA (as hereinafter defined) and have recently raised additional capital via the Rights Offering, if we sustain unanticipated losses and we cannot continue as a going concern, our shareholders may lose all of their investment in the Company.

To fully develop our business plan we will need additional financing.

We expect to continue to rely principally upon the financing received as a result of sales of Common Stock made pursuant to the Second SEDA and pursuant to the Rights Offering and Warrant Distribution (See: “Management's Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources - Rights Offering” and “Description of Capital Stock and Warrants”). Since the second quarter of our 2009 fiscal year we have relied principally upon financing from sales of Common Stock made pursuant to the First SEDA (as hereinafter defined) and the Second SEDA. We have also raised limited private placement funds during the past several years and may be required to do so in the future. We cannot guarantee the success of this plan. We will have to obtain additional financing in order to conduct our business in a manner consistent with our proposed operations. There is no guaranty that additional funds will be available when, and if, needed. If we are unable to obtain financing, or if its terms are too costly, we may be forced to curtail expansion of operations until such time as alternative financing may be arranged, which could have a materially adverse impact on our operations and our shareholders' investment. It is impossible to predict if any Warrants will ever be exercised because the market price of a Common Share as of the date hereof is lower than either of the Warrant Exercise Prices. Although we cannot be absolutely certain, the Company believes that there is virtually no probability that any Warrants will be exercised unless the market price for a share of the Company’s Common Stock trades materially above the relevant Warrant Exercise Price prior to the Warrant Expiration Date or Redemption Date. (See: “Description of Capital Stock and Warrants”).

We anticipate that we will be subject to intense competition.

We will face intense competition in the development of real estate in Oman. Other developers have started developing real estate in nearby areas with similar residential developments.

Even after the Rights Offering and entering into the Second SEDA, we lack capital.

Even after the conclusion of the recent Rights Offering and our entry into the Second SEDA, we will require additional funds to sustain our operations as presently contemplated. There can be no guaranty that such additional funds will be available in the future. If we are unable to obtain additional financing as required, or if its terms are too costly, we may be forced to curtail the expansion of our operations until such time as alternative financing may be arranged which could have a materially adverse impact on our operations and our shareholders' investments.

Our ultimate success will be dependent upon management.

Our success is dependent upon the skill and decision making ability of our directors and executive officers, who are Frank J. Drohan, Charles P. Kuczynski, Louis J. Lombardo, William Hanley and Sam Hamdan. The loss of any or all of these individuals could have a material adverse impact on our operations. We do not presently have a written employment agreement with any of our officers or directors (See: Executive Compensation – Employment Agreements). We have not obtained key man life insurance on the lives of any of these individuals. Our success depends in large part on our ability to attract and retain key people and consultants. If we are not able to retain and recruit qualified personnel, which we require now and will require to conduct our operations after the DA is signed, our business and our ability to successfully implement our business plan could be adversely affected.

We will rely on dividends from our subsidiaries for most of our revenue.

Because we are a holding company with no significant operations other than our 60% owned subsidiary, Omagine LLC, we will depend upon dividends from Omagine LLC for a substantial portion of our future revenues. Omagine LLC has generated no revenue to date and we do not anticipate that Omagine LLC will be in a position to pay dividends until after the development of the Omagine Project is well underway, an event that, as of the date hereof, is uncertain to occur.

We are subject to risks associated with investments in real estate.

The value of our proposed properties and our projected income therefrom may decline due to developments that adversely affect real estate generally and those that are specific to our proposed properties. General factors that may adversely affect our potential real estate holdings include:

●	increases in interest rates;
●	adverse changes in foreign exchange rates;
●	a decline in prevailing rental rates for the properties we intend to own and lease;
●	a general tightening of the availability of credit and project financing facilities;
●	a decline in economic conditions in Oman;
●	an increase in competition for customers or a decrease in demand by customers for the residential and commercial properties we plan to develop and offer for sale;
●	a decline in prevailing sales prices for the properties we intend to develop and offer for sale;
●	an increase in supply in Oman of property types similar to those proposed to be developed by us;
●	declines in consumer spending during an economic recession or recovery from an economic recession that adversely affect our revenue; and
●
the adoption by the relevant government authorities in Oman of more restrictive laws and governmental regulations, including more restrictive zoning, land use, building or environmental regulations or increased real estate taxes.

Additional factors may adversely affect the value of our proposed properties and our projected income therefrom, including:

●	failure to sign a development agreement with the Government of Oman;
●	adverse changes in the perceptions of prospective purchasers or users of the attractiveness of the properties proposed to be developed by us;
●	opposition from local community or political groups with respect to development or construction at a particular site;
●
a change in existing comprehensive zoning plans or zoning or environmental regulations that impose additional restrictions on use or requirements with respect to the properties proposed to be developed by us;

●	our inability to provide adequate management and maintenance or to obtain adequate insurance for the properties proposed to be developed by us;
●	an increase in operating costs;
●	new development of a competitor's property in close proximity to the Omagine Project;
●	earthquakes, floods or underinsured or uninsured natural disasters; and
●	terrorism, political instability or civil unrest in Oman or the MENA Region.

The occurrence or existence of one or more of the events or circumstances described above could result in significant delays or unexpected expenses. If any of these events occur or circumstances come into existence , we may not achieve our projected returns on the Omagine Project and we could lose some or all of our investment in Omagine LLC and in the Omagine Project.

We are subject to risks associated with real estate development.

The Omagine Project is subject to significant risks relating to Omagine LLC’s ability to complete it on time and within budget. Factors that may result in the Omagine Project or any other development project we may undertake in Oman or elsewhere exceeding budget or being prevented from completion include:

●	an inability to obtain or delays in obtaining zoning, environmental, occupancy or other required governmental permits, approvals and authorizations;
●	an inability to secure sufficient financing on favorable terms, including an inability to obtain or refinance construction loans;
●	a general tightening of the availability of credit and project financing facilities;
●
the negative effects presently remaining in the marketplace from the worldwide economic slowdown and banking crisis of 2008/ 2009 and the ongoing sovereign debt and banking difficulties presently being experienced in the Eurozone, including: the tighter lending standards instituted by banks and financial institutions in the MENA Region, the reduced availability of credit facilities and project finance facilities from banks in the MENA Region, the reduction in the prices of housing and commercial properties in Oman and the fall of consumer and/or business confidence; any one or all of which could affect Omagine LLC’s ability to construct and/or sell homes and to construct, sell and/or lease commercial properties and/or to secure financing;

●	construction delays or cost overruns, either of which may increase project development costs; and
●	an increase in commodity costs.

If any of the forgoing occurs or exists , we may not achieve our projected returns on the Omagine Project and we could lose some or all of our investment in Omagine LLC and in the Omagine Project or in other properties we may then have under development.

We are vulnerable to concentration risks because our proposed operations are presently exclusively in Oman and our future operations are planned to be exclusively in Oman and the MENA Region market. Our real estate activities are presently concentrated exclusively on the Omagine Project to be located in Oman. Because of such geographic and project specific concentration, our operations are more vulnerable to Oman and MENA Region economic downturns and adverse project-specific events than those of larger, more diversified companies.

The performance of Oman’s economy will greatly affect the values of the properties proposed to be developed by us and consequently our prospects for sales and revenue growth. The Oman economy is heavily influenced by the prices of crude oil and natural gas which are Oman’s main export products and sources of revenue. Fluctuations in the international price of crude oil directly affect Oman’s revenue and budget considerations and a decrease in government supported projects and employment because of budget cuts or otherwise, could adversely affect the economy in Oman.

Our results of operations and financial condition will be greatly affected by the performance of the real estate industry.

Our real estate activities are, and will continue to be, subject to numerous factors beyond our control, including local real estate market conditions in Oman and in areas where our potential customers reside, substantial existing and potential competition, general economic conditions in Oman, the MENA Region and internationally, fluctuations in interest rates and mortgage availability and changes in demographic conditions. Real estate markets have historically been subject to strong periodic cycles driven by numerous factors beyond the control of market participants.

Real estate investments often cannot easily be converted into cash and market values may be adversely affected by economic or political circumstances, market fundamentals, competition or demographic conditions. Because of the effect these factors may have on real estate values and because of the long length of the project development cycle, the future sales prices for our individual proposed properties or the future level of our sales revenue from the operation, sales and/or leasing of our various proposed properties, is impossible to predict with certainty and difficult to predict with accuracy.

Our real estate operations will also be dependent upon the availability and cost of mortgage financing for our potential customers to the extent they finance the purchase of the residences or commercial properties we intend to develop and offer for sale.

The real estate business is very competitive and many of our competitors are larger and financially stronger than we are.

The real estate business is highly competitive. We compete with a large number of companies and individuals, and most of them have significantly greater financial, managerial and other resources than we have. Our competitors include local developers who are committed primarily to the Oman market and also international developers who acquire properties throughout the MENA Region. Because we are a development stage company with a limited history, our operations are subject to numerous risks similar to those of a start-up company. We cannot assure that we will have the necessary resources to be competitive.

Our operations are subject to natural and political risks.

Our performance may be adversely affected by weather conditions that delay development or damage property. The recent civil and political unrest in the MENA Region, the U.S. and NATO military intervention in Iraq, Afghanistan and Libya, the terrorist attacks in the U.S., Europe and the MENA Region, and the potential for additional future terrorist acts and civil and/or political unrest have created economic, political and social uncertainties that could materially and adversely affect our business. Further acts of civil and/or political unrest or terrorism could be directed against the U,S. or Oman either domestically or abroad. These acts of terrorism or civil unrest could be directed against properties and personnel of American companies that work abroad, particularly companies such as ours that operate in the MENA Region. Civil and/or political unrest, terrorism, war and/or military developments may materially and adversely affect our business and profitability and the prices of our Common Stock in ways that we cannot predict at this time.

Risk Factors Related to Our Common Stock

Our stock price may be volatile and you may not be able to resell your shares at or above your purchase price.

There has been and continues to be a limited public market for our Common Stock. Although our Common Stock trades on the OTCQB, an active trading market for our shares has not developed and may never develop or be sustained. If you purchase shares of our Common Stock, you may not be able to resell those shares at or above the price you paid. The market price of our Common Stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

●	the exercise of Warrants;
●	actual or anticipated fluctuations in our operating results;
●	changes in financial estimates by securities analysts or our failure to perform in line with such estimates;
●	changes in market valuations of other real estate companies, particularly those that sell products similar to ours;
●	announcements by us or our competitors of significant innovations, acquisitions, strategic investors or partnerships, joint ventures or capital commitments; or
●	departure of key personnel.

Much of our Common Stock is currently restricted. As restrictions on resale end, the market price of our Common Stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Our Common Stock has a limited public trading market.

While our Common Stock currently trades on the OTCQB, the market for our Common Stock is limited and sporadic. We cannot assure that such market will improve in the future, even if our Common Stock is ever listed on a national stock exchange. We cannot assure that an investor will be able to liquidate his investment without considerable delay, if at all. If a more active market for our Common Stock does develop, the price may be highly volatile. The factors which we have discussed in this document may have a significant impact on the market price of our Common Stock. The relatively low price of our Common Stock may keep many brokerage firms from engaging in transactions in our Common Stock.

The over-the-counter market for stock such as ours has had extreme price and volume fluctuations.

The securities of companies such as ours have historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in our industry and in the investment markets generally, as well as economic conditions and annual variations in our operational results may have a negative effect on the market price of our Common Stock.

Additional stock offerings may dilute current stockholders.

Given our plans and our expectation that we will need additional capital and personnel, we may need to issue additional shares of capital stock or securities convertible into or exercisable for shares of capital stock, including preferred stock, options or warrants. The issuance of additional shares of capital stock for any of these reasons or pursuant to the exercise of Warrants may dilute the ownership of our current stockholders.

Our management collectively beneficially owns approximately 17. 3 % of our presently outstanding Common Stock and this concentration of ownership may have the effect of preventing a change in control.

Collectively our officers and directors beneficially own approximately seventeen and three-tenths percent (17. 3%) of our currently outstanding shares of Common Stock. As a result, if our officers and directors act in concert, they will have the ability by virtue of their voting power to exercise substantial influence over our business with respect to the election of directors and all other matters requiring action by stockholders. Such concentration of share ownership may have the effect of discouraging, delaying or preventing a change in control of the Company.

Our ability to issue preferred stock may adversely affect the rights of holders of our Common Stock and may make takeovers more difficult, possibly preventing you from obtaining the optimal share price.

Our Certificate of Incorporation authorizes the issuance of shares of "blank check" preferred stock, which would have the designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

Our Common Stock is subject to the “penny stock” rules of the SEC, which may make it more difficult for you to sell our Common Stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that:

●	the broker or dealer approve a person's account for transactions in penny stocks; and
●	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

●	obtain the financial information and investment experience objectives of the person; and
●
make a reasonable determination that (a) transactions in penny stocks are suitable for that person, and (b) the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and
●	states that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The regulations applicable to penny stocks may severely affect the market liquidity for the shares of our Common Stock owned by you and could limit your ability to sell such securities in the secondary market.

As an issuer of “penny stock”, the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

Other than the distribution of the Rights and Warrants in our recent Rights Offering and Warrant Distribution and the possible distribution of Warrants to the California Stockholders, we have not paid dividends in the past and do not expect to pay dividends in the future unless and until dividends are paid to Omagine, Inc. by Omagine LLC. Any return on your investment may therefore be limited to the value of our Common Stock.

We have never paid cash dividends on our Common Stock and do not anticipate paying cash dividends in the foreseeable future. Up until this time the Company has utilized all cash reserves for the operation of its business and the Company plans to continue this policy for the foreseeable future. Any future payment of dividends on our Common Stock will depend on the payment of dividends to Omagine, Inc. by Omagine LLC and, as the Board of Directors may consider relevant, our earnings, financial condition and other business and economic factors at such time. If we do not pay cash dividends, our Common Stock may be less valuable because a return on your investment will only occur if the price of our Common Stock appreciates above the price you paid for it.

There are substantial risks associated with the Second SEDA with YA Master which could contribute to the decline of the price of our Common Stock and have a dilutive impact on our existing stockholders

In order to obtain needed capital, we entered into the Second SEDA with YA Master. The sale of our Common Shares pursuant to the Second SEDA will have a dilutive impact on our stockholders. We believe YA Master intends to promptly re-sell the shares that we sell to it under the Second SEDA. Such re-sales could cause the market price of our Common Stock to decline significantly. Any subsequent sales by us to YA Master under the Second SEDA may, to the extent of any such decline, require us to issue a greater number of shares of Common Stock to YA Master in exchange for each dollar of such subsequent sale.  Under these circumstances our existing stockholders would experience greater dilution. The sale of our Common Stock under the Second SEDA could encourage short sales by third parties which could contribute to the further decline of the price of our Common Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Prospectus that are not statements of historical facts constitute "forward-looking statements" notwithstanding that such statements are not specifically identified as such. These forward-looking statements are based on current expectations and projections about future events. The words "estimates", "projects", "plans", "believes", "expects", "anticipates", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions, or the negative or other variations thereof, as well as discussions of strategy that involve risks and uncertainties, are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Examples of forward-looking statements include but are not limited to statements about or relating to: (i) future revenues, expenses, income or loss, cash flow, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items, (ii) plans, objectives and expectations of Omagine, Inc. or its management or Board of Directors, (iii) the Company’s business plans, products or services, (iv) the probability of Omagine LLC signing the DA with the Government, (v) future economic or financial performance, and (vi) assumptions underlying such statements. We urge you to be cautious of the forward-looking statements and other similar forecasts and statements of expectations since such statements (i) reflect our current beliefs with respect to future events, ( ii) involve, and are subject to, known and unknown risks, uncertainties and other factors affecting our operations and growth strategy, and (iii) could cause the Company's actual results, financial or operating performance or achievements to differ from future results, financial or operating performance, or achievements expressed or implied by such forward-looking statements. Forecasts, projections and assumptions contained and expressed herein were reasonably based on information available to the Company at the time so furnished and as of the date of this Prospectus. All such forecasts, projections and assumptions are subject to significant uncertainties and contingencies, many of which are beyond the Company's control and no assurance can be given that such forecasts, projections or assumptions will be realized. No assurance can be given regarding the achievement of future results, as our actual results may differ materially from our projected future results as a result of the risks we face, and actual future events may differ from anticipated events because of the assumptions underlying the forward-looking statements that have been made regarding such anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

●	the uncertainty associated with whether or not the Government of the Sultanate of Oman will honor its commitment with respect to its intention to sign the agreed DA with Omagine LLC;
●	the uncertainty associated with political events in the MENA Region in general;
●	the success or failure of the Company’s efforts to secure additional financing, including project financing for the Omagine Project;
●	oversupply of residential and/ or commercial property inventory in the Oman real estate market or other adverse conditions in such market;
●
the impact of MENA Region or international economies and/ or future events (including natural disasters) on the Oman economy , on the Company’s business or operations, on tourism within or into Oman , on the oil and natural gas businesses in Oman and on other major industries operating within the Omani market;

●
deterioration or malaise in economic conditions, including the continuing destabilizing factors in, and continuing slow recovery of, the Oman, MENA Region and international real estate markets, as well as the impact of continuing depressed levels of consumer and business confidence in the state of the Omani and international economies;

●	inflation, interest rates, movements in interest rates, securities market and monetary fluctuations;
●	acts of war, civil or political unrest, terrorism or political instability; or
●	the ability to attract and retain skilled employees.

Potential investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof . The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SELLING STOCKHOLDER

The following table sets forth the name of each person who is offering the sale of Resale Shares by this Prospectus, the number of shares of Common Stock beneficially owned by each such person, the number of Resale Shares that may be sold in this offering and the number of shares of Common Stock each such person will own after this offering, assuming they sell all of the Resale Shares offered. Neither the Selling Stockholder nor any of its affiliates have held any position or office or had any other material relationship other than the First SEDA and the Second SEDA with us or any of our predecessors or affiliates within the past three years.

Name	Common Shares Owned Prior to the Offering (1)	Percentage of Ownership Before the Offering (1)	Number of Common Shares being Offered (4)	Common Shares Owned After the Offering (2)	Percentage of Ownership After the Offering (2)
YA GLOBAL MASTER SPV LTD. (3)	16,094	0.11%	3,244,216	0	0

(1)
Applicable percentage ownership is based on 14, 424,294 shares of Common Stock of the Company outstanding as of January 17, 2013 and on Common Stock owned by the Selling Stockholder including Common Stock underlying Warrants or other securities owned by the Selling Stockholder that are exercisable for or convertible into shares of Common Stock within 60 days of January 17, 2013 . Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock underlying Warrants or other securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of January 17, 2013 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

(2) Assumes all shares offered hereby are sold.
(3)
YA Master is the investor under the Second SEDA. All investment decisions and control of YA Master are made and held by its investment manager, Yorkville Advisors, LLC (“Yorkville Advisors”). Mr. Mark Angelo, the portfolio manager of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. YA Master has informed us that it is an “underwriter” within the meaning of the Securities Act, and to the best of our knowledge no other underwriter or person has been engaged to facilitate the sale of shares of our Common Stock in this offering.

(4)
The 3,244,216 shares of Common Stock included in this Prospectus represent the 244,216 commitment fee shares owned by the Selling Stockholder prior to any sales being made under the Second SEDA, the 179,655 shares purchased by the Selling Stockholder under the Second SEDA after August 24, 2011 and prior to the date hereof and the 2,820,345 shares remaining issuable under the Second SEDA as of the date hereof.

PLAN OF DISTRIBUTION

A Selling Stockholder may, from time to time, sell any or all of their Resale Shares on the OTCQB or any other stock exchange, market or trading facility on which the shares of Common Stock are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling Resale Shares:

●	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;
●	block trades in which a broker-dealer will attempt to sell Resale Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	broker-dealers may agree with the Selling Stockholder to sell a specified number of such Resale Shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

A Selling Stockholder may also sell Resale Shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

Broker-dealers engaged by a Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of Resale Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the Resale Shares or interests therein, a Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. A Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealers or other financial institutions of Resale Shares offered by this Prospectus, which Resale Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

YA Master is, and any other Selling Stockholder, broker-dealer or agent that is involved in selling the Resale Shares may be deemed to be, an “underwriter” within the meaning of the Securities Act in connection with such sales. Any commissions received by YA Master or such other Selling Stockholder, broker-dealer or agent, and any profit on the sale of the Resale Shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. YA Master has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any other Selling Stockholder or person to distribute the Common Stock. YA Master has informed the Company that in no event shall any broker-dealer receive fees, commissions or markups which, in the aggregate, would exceed eight percent (8%) of the amount of the relevant sale.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Resale Shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because YA Master is and any other Selling Stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the Prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. YA Master has informed the Company that there is no underwriter or coordinating broker acting in connection with the proposed sale of the Resale Shares by the Selling Stockholders.

We agreed to keep this Prospectus effective until the earlier of (i) the date on which the Resale Shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the Resale Shares have been resold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. YA Master has informed the Company that the Resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In certain states, the Resale Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person.  We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser of Resale Shares at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

USE OF PROCEEDS

We will not receive any of the proceeds resulting from the sale of the Resale Shares by the Selling Stockholder.

MARKET FOR COMMON SHARES AND DIVIDEND POLICY; MARKET FOR WARRANTS

Common Stock (1)

Our Common Stock is quoted and traded on the OTCQB under the symbol "OMAG". On December 30, 2009, the Company effected a 1-for-100 reverse split of its Common Stock followed immediately by a 20-for-1 forward split of its Common Stock (collectively, the “Stock Splits”). For the twenty (20) trading day period from February 10, 2010 to March 10, 2010, our stock ticker symbol was “OMAGD”, as a result of the Stock Splits. For the nineteen (19) trading day period from April 24, 2012 to May 18, 2012, our stock ticker symbol was “OMAGE”, as a result of our failure to timely file our audited financial statements for the fiscal year ended December 31, 2011. On May 17, 2011 we filed an amended annual report on Form 10-K/A which contained our audited financial statements for the fiscal year ended December 31, 2011and on May 21, 2012, our stock symbol reverted to “OMAG”.

The following table sets forth the range of the high and low prices for the Common Stock for the dates indicated. The table reflects inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.
Quarter Ended	High	Low
3/31/10	0.55	0.55
6/30/10	0.60	0.55
9/30/10	1.63	1.63
12/31/10	2.00	1.65

3/31/11	0.90	0.80
6/30/11	2.14	2.01
9/30/11	4.08	3.70
12/31/11	1.75	1.30

3/30/12	1.15	1.40
6/29/12	1.25	1.59
9/28/12	1.85	1.65
12/31/12	1.80	1.60

(1)	All Common Share amounts mentioned herein give retroactive effect to the Stock Splits.

On January 15, 2013 the last reported sale price of our Common Stock on the OTCQB was $ 1.40.

Dividends and Dividend Policy

The holders of our Common Stock share proportionately, on a per share basis, in all dividends and other distributions declared by our Board of Directors. On January 12, 2012, our Board of Directors declared a dividend distribution of Rights and Warrants to our shareholders. Other than the foregoing dividend distribution, we have not declared any dividends on our Common Stock since inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business operations. Any future decisions as to payment of cash or other dividends will be at the discretion of the Board of Directors and will depend upon our earnings and financial position at such time and on such other factors as the Board of Directors may then deem relevant.

Warrants

As of the date hereof there is no active trading market for the Warrants and the Company does not presently expect an active trading market for the Warrants to develop in the near term. The Warrants are transferrable and our attempts to date to have them listed for quotation and trading on the OTCQB have not been successful. We hope to have the Warrants trade on the OTCQB under symbols to be assigned by FINRA and after the required application for such listing for quotation on the OTCQB is made by a market-maker on our behalf. We cannot, however, give any assurance that the Warrants will be quoted or traded on the OTCQB or on any securities exchange until such listing is approved and such symbols are assigned by FINRA and such application is made on our behalf by a market-maker. Furthermore, if the Warrants are so approved by FINRA for listing and quotation on the OTCQB and such application is made on our behalf by a market-maker, we cannot give any assurance that a market for the Warrants will develop or, if a market does develop, whether it will be sustainable throughout the period within which the Warrants are valid and transferable or at what prices the Warrants will trade. The Warrant Holders may resell all or a portion of such Warrants from time to time in market transactions through any market on which the Warrants are then traded, in negotiated transactions or otherwise, and at prices and on terms determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.

Holders

As of January 17, 2013 there were 14, 424,294 shares of our Common Stock and 6,363,674 Warrants issued and outstanding and there were approximately 1,122 holders of record of our Common Stock and of our Warrants.

As of January 17, 2013 we had 35, 575,706 shares of Common Stock reserved for issuance.

Transfer Agent

The transfer agent for our Common Stock and Warrants is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004. The transfer agent for our Preferred Stock is the Company.

DESCRIPTION OF CAPITAL STOCK AND WARRANTS

The following is a summary of the material provisions of our Common Stock, our preferred stock, par value $.001 per share (“Preferred Stock”), our Warrants, our restated Certificate of Incorporation and our By-Laws , all as in effect as of the date of this Prospectus. You should also refer to our restated Certificate of Incorporation and By-Laws which have been filed with the SEC as Exhibits 3(i) and 3(ii) to the Registration Statement of which this Prospectus forms a part.

Our total authorized capital stock is 50,850,000 shares of which 50,000,000 shares are Common Stock and 850,000 shares are Preferred Stock.

Common Stock

As of January 17, 2013 there were 14, 424,294 shares of Common Stock issued and outstanding.

The holders of our Common Stock are entitled to one vote per share on all matters to be voted on by our stockholders including the election of directors. Our stockholders are not entitled to cumulative voting rights and, accordingly the holders of a majority of the shares voting for the election of directors can elect the entire Board of Directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

The holders of the Company’s Common Stock are entitled to receive ratably such dividends or distributions, if any, as may be declared from time to time by the Board of Directors in its discretion from funds or securities legally available therefor and subject to prior dividend rights of holders of any shares of our Preferred Stock which may be outstanding. Upon the Company’s liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of our Preferred Stock if any, the holders of our Common Stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of the Company’s Common Stock have no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of the Company’s Common Stock are, and all shares being offered by this Prospectus will be, fully paid and not liable to further calls or assessment by the Company.

Preferred Stock

As of January 17, 2013 there were no shares of Preferred Stock issued or outstanding. Our Certificate of Incorporation authorizes the issuance of shares of Preferred Stock in one or more series. Our Board of Directors has the authority, without any vote or action by the shareholders, to create one or more series of Preferred Stock up to the limit of our authorized but unissued shares of Preferred Stock and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the relative participating, option or other special rights (if any), and any qualifications, preferences, limitations or restrictions pertaining to such series which may be fixed by the Board of Directors pursuant to a resolution or resolutions adopted by the Board of Directors and providing for the issuance of such series of Preferred.

Warrants

As of January 17, 2013 there were 6,363,674 Warrants issued and outstanding. Of the foregoing, 3,181,837 are $5 Warrants and 3,181,837  are $10 Warrants. Each $5 Warrant is exercisable for the purchase of one Common Share at an exercise price of $5.00 per share and each $10 Warrant is exercisable for the purchase of one Common Share at an exercise price of $10.00 per share. The Warrants are redeemable at a Redemption Price of $0.001 per Warrant upon 30 days written notice from the Company.

The Warrants are exercisable at the option of the Warrant Holder at any time up until 5 p.m. Eastern Time in the United States on the earlier of (a) December 31, 2013, or (b) the Redemption Date, provided that no person who on February 24, 2012 owned less than (a) 4.99% or (b) 9.99% of the Common Shares outstanding on February 24, 2012, may exercise a number of Warrants which would thereby cause such person to acquire, together with its affiliates, beneficial ownership of (a) 4.99% or more, or (b) 9.99% or more of the Common Shares outstanding immediately prior to the time of such exercise. A Warrant Holder may exercise the purchase rights represented by a Warrant, in whole or in part, by surrendering the properly executed Warrant Certificate(s) at the Warrant Agent’s office in New York City, New York or at the principal office of the Company in New York City, New York, and by paying the Company, by certified or cashier’s check, the Warrant Payment (which is equal to the aggregate Exercise Price for the shares of Common Stock proposed to be purchased).

Notwithstanding the foregoing, no Warrants will be exercisable and we will not be obligated to issue any Common Shares issuable upon the exercise of such Warrants unless (i) at the time the Warrant Holder thereof seeks to exercise such Warrant, we have a registration statement under the Securities Act in effect covering the Common Shares issuable upon the exercise of such Warrant and a current prospectus relating to our Common Stock, and (ii) the Common Shares issuable upon such exercise have been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of such Warrant Holder. If a Warrant Holder who on February 24, 2012 owned less than (a) 4.99% or (b) 9.99% of the Common Shares outstanding on February 24, 2012 seeks to exercise Warrants, and such proposed exercise would cause such Warrant Holder to acquire, together with its affiliates, beneficial ownership of (a) 4.99% or more, or (b) 9.99% or more, respectively, of the Common Shares, outstanding immediately prior to the time of such exercise, then in such an event, such proposed exercise will be effected by the Company for the maximum number of Warrants resulting in the beneficial ownership of the maximum number of whole Common Shares by such Warrant Holder which fails to meet the above stated applicable limitation for such Warrant Holder and its affiliates, and any excess Warrant Payment will be returned to such Warrant Holder.

As promptly as reasonably possible after each exercise of the purchase rights represented by a Warrant, the Company shall deliver to the relevant Warrant Holder a certificate representing the shares of Common Stock so purchased (or such will be electronically delivered to the Warrant Holder if such Warrant is held in electronic form) and, unless such Warrant has been fully exercised, expired or redeemed, a new Warrant Certificate (or such will be electronically delivered to the Warrant Holder if such Warrant is held in electronic form) representing the balance of the shares of Common Stock subject to such Warrant. Warrant Holders do not have any voting or other rights as a stockholder of our Company by virtue of being a Warrant Holder. The person entitled to receive the shares of Common Stock issuable upon any exercise of the purchase rights represented by the Warrants, shall be treated for all purposes as the holder of such shares of record as of the close of business on the date of exercise.

The Warrants do not contain any anti-dilution provisions and may be exercised only for whole shares of Common Stock. The Warrant Exercise Price and the number of shares of Common Stock that the Company must issue upon exercise of the Warrants shall not be subject to adjustment for any reason, including but not limited to, any combinations or subdivisions of Common Stock or any dividend, reclassification, reorganization, merger or spin off.

The Warrants are transferrable and a Warrant Holder may transfer all or part of the Warrants (but no fractional Warrants) at any time on the books of the Company upon surrender of the Warrant Certificate(s), properly endorsed. Upon such surrender, the Company shall issue and deliver to the transferee a new Warrant Certificate representing the Warrants so transferred. Upon any partial transfer, the Company shall issue and deliver to the Warrant Holder a new Warrant Certificate representing the Warrants not so transferred.

The Company filed a registration statement with the SEC [Commission File No. 333-179040] to register the 6,363,674 presently issued and outstanding Warrants and the Common Stock underlying such Warrants  and the SEC declared such registration statement effective as of February 13, 2012. The Company presently intends to maintain the effectiveness of such registration statement until the earlier of the Warrant Expiration Date or the Redemption Date.

The Company has filed a registration statement with the SEC [Commission File No. 333-183852] to register an additional 58,450 Warrants (the “California Warrants”) and the Common Stock underlying the California Warrants. When and if such registration statement is declared effective by the SEC and the California Approval with respect to the Warrants is received, the Company will ( i ) issue and distribute the 58,450 California Warrants to the California Shareholders who did not receive Warrants, and (ii) notify those nominees who hold Warrants in electronic form for the account of California Shareholders that such Warrants are now exercisable. Assuming the 58,450 California Warrants are distributed to California Shareholders, the Company will then have a total of 6,422,124 Warrants issued and outstanding of which 3,211,062 will be $5 Warrants and 3,211,062 will be $10 Warrants.

During the period within which the Warrants may be exercised, the Company shall at all times have authorized and reserved for issuance enough shares of its Common Stock for the full exercise of the purchase rights represented by the then unexercised Warrants. If the Company dissolves, liquidates or winds up its business before the exercise, expiration or redemption of the Warrants, any Warrant Holder shall be entitled, upon exercising its Warrants, to receive in lieu of the shares of Common Stock receivable upon such exercise, the same kind and amount of assets as would have been issued, distributed or paid to such Warrant Holder upon any such dissolution, liquidation or winding up with respect to such Common Shares, had such Warrant Holder been the holder of record on the record date for the determination of those entitled to receive any such liquidating distribution or, if no record is taken, upon the date of such liquidating distribution. The Company shall pay all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock upon the exercise of Warrants. The Warrants are governed by, and shall be construed and enforced in accordance with the laws of the State of New York.

LEGAL MATTERS

The validity of our Common Stock offered hereby will be passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Our consolidated financial statements at December 31, 2011 and for the two years then ended appearing in this Prospectus have been audited by Michael T. Studer, CPA P.C., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this Prospectus and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

DESCRIPTION OF BUSINESS

The Company is a development stage entity (“DSE”) as defined in ASC 915 issued by the Financial Accounting Standards Board.

Omagine, Inc. (the “Registrant”) was incorporated in Delaware in October 2004 and it is a holding company which conducts substantially all of its operations through its 60% owned subsidiary Omagine LLC and its wholly-owned subsidiary JOL. Omagine, Inc., JOL and Omagine LLC are sometimes referred to herein collectively as the "Company". The Company is focused on entertainment, hospitality and real-estate development opportunities in the MENA Region. Our mission is to design, develop, own and operate innovative and unique tourism projects.

Our development projects will be characterized by modern and stylish designs incorporating tourism elements that are thematically imbued with culturally aware, historically faithful, and scientifically accurate experiences that emphasize culture, science, art, music and technology in an entertaining manner.

Our initial project - the Omagine Project - will be developed in the Sultanate of Oman and is planned to be an archetype for our future projects in the MENA Region.

In November 2009, Omagine, Inc. and JOL formed Omagine LLC under the laws of the Sultanate of Oman as a limited liability company. Omagine LLC is located in Muscat, Oman and was organized for the purpose of designing, developing, owning and operating the Omagine Project.

In May 2011, Omagine LLC sold newly issued shares of its capital stock to Omagine Inc. and three investors thereby reducing the Omagine, Inc. ownership of Omagine LLC from 100% to 60%.

The Company plans to continue its focus on real-estate development, entertainment and hospitality ventures and on developing, building, owning and operating tourism and residential real-estate development projects, primarily in the MENA Region.

Products, Services, Marketing and Distribution

The Omagine Project

The Company has proposed the development of the Omagine Project to the Government of Oman (the “Government”).

We anticipate that the Omagine Project will be developed on one million square meters (equal to approximately 245 acres) of beachfront land facing the Gulf of Oman just west of the capital city of Muscat (the "Omagine Site") and approximately six miles from Muscat International Airport. It is planned to be an integration of cultural, heritage, educational, entertainment and residential components, including: a "high culture" theme park containing seven pearl shaped buildings, each approximately 60 feet in diameter; associated exhibition buildings; an open air boardwalk , amphitheater and stage; open space green landscaped areas; a canal and enclosed harbor and marina area; retail shops and restaurants; entertainment venues; boat slips and docking facilities; a five-star resort hotel; a four-star hotel; and possibly an additional three or four-star hotel; shopping and retail establishments integrated with the hotels; commercial office buildings; and more than two thousand residences to be developed for sale.

Significant commercial, retail, entertainment and hospitality elements are included in the Omagine Project which is expected to take more than 5 years to complete. The Company plans, over time, to also be in the property management, hospitality and entertainment businesses.

Non-Omani persons (such as expatriates living and working in Oman) are not permitted by Omani law to purchase land or residences in Oman outside of an Integrated Tourism Complex (“ITC”). Pursuant to the Development Agreement as presently agreed, the Government will issue a license designating the Omagine Project as an ITC and as such, Omagine LLC will be permitted to sell the freehold title to land and properties which are developed on the Omagine Site to any person, including any non-Omani person.

The Development Agreement :

The contract between the Government and Omagine LLC which will govern the design, development, construction, management and ownership of the Omagine Project and the Government’s and Omagine LLC’s rights and obligations with respect to the Omagine Project, is the “Development Agreement” (the “DA”). Although the Development Agreement has been approved by all the required Ministries of the Government of Oman, the Company has nevertheless experienced numerous DA signing delays with the Ministry of Tourism (“MOT”). For a detailed description of these delays, please see the Registrant’s prior reports filed with the SEC.

A new Under-Secretary of Tourism - Her Excellency Maitha Al Mahrouqi - was appointed in early 2012. In Oman, an Under-Secretary is the No. 2 executive in any Ministry, second only to the Minister.

A new Minister of Tourism - His Excellency Ahmed Al-Mahrizi - was appointed on March 1, 2012.

The Minister of Tourism assigned specific responsibility for the Omagine Project to the Under-Secretary and during 2012 a thorough review of the project was undertaken by Her Excellency Maitha Al Mahrouqi and her staff.

Pursuant to the DA as presently agreed, Omagine LLC is obligated, within 12 months after signing the DA, to transform its corporate structure from a limited liability company into a joint-stock company (the “Transformation”).

Over the past few months discussions have been held among the Under-Secretary, her staff and various members of Omagine LLC management and its lawyers regarding the timing of the Transformation, particularly as to whether or not it should occur before signing the DA.

The Office of Royal Court Affairs ("RCA"), which is a 25% shareholder in Omagine LLC, has objected to doing the Transformation prior to signing the DA. During January 2013, Mr. Suleiman Al-Yahyai, Investment Adviser at RCA, had several conversations with the Minister of Tourism regarding the Omagine Project and the timing of the Transformation. On January 13, 2013, the Minister informed Mr. Al-Yahyai that he had discussed the matter with the Under-Secretary and had instructed her to meet with the Omagine LLC shareholders as soon as possible and to resolve all matters relevant to the DA, including the timing of the Transformation. His Excellency the Minister further confirmed to RCA that MOT regarded the Omagine Project very highly and that he was anxious to see its early implementation. As of the date hereof we are awaiting a communication from the Under-Secretary setting the date for the aforementioned meeting.

It is management’s expectation that if the Transformation is done after we sign the DA then the DA will probably be signed in the first quarter of 2013 but if we are required to do the Transformation before signing the DA, then the DA signing will be delayed by several months. The timing of the Transformation remains unresolved as of the date hereof. Past experience indicates that caution should be exercised in making any assumptions until the DA is actually signed by the parties. We caution investors that we cannot give any assurance whatsoever that the DA will be signed by the parties until it is actually signed by them.

The Shareholder Agreement :

In May 2011, Omagine, Inc., JOL and three (3) investors (the “New Shareholders”) signed a shareholders’ agreement dated as of April 20, 2011 with respect to Omagine LLC (the “Shareholder Agreement”). The New Shareholders are (i) RCA, (ii) Consolidated Contracting Company S.A. (“CCC-Panama”) and (iii) Consolidated Contractors (Oman) Company LLC, (“CCC-Oman”).

The parties to the Shareholder Agreement are Omagine, Inc., JOL and the New Shareholders. The Shareholder Agreement is Exhibit 10.4 hereto.

The Office of Royal Court Affairs ("RCA") is an Omani organization representing the personal interests of His Majesty, Sultan Qaboos bin Said, the ruler of Oman.

Consolidated Contractors International Company, SAL, (“CCIC”) is a 60 year old Lebanese multi-national company headquartered in Athens, Greece. CCIC has approximately five and one-half (5.5) billion dollars in annual revenue and one hundred twenty thousand (120,000) employees worldwide. It has operating subsidiaries in, among other places, every country in the MENA Region. CCC-Panama is a subsidiary of CCIC and is its investment arm. CCC-Oman is an Omani construction company with approximately 13,000 employees in Oman and is CCIC’s operating subsidiary in Oman.

Prior to the signing of the Shareholder Agreement Omagine LLC was wholly owned by Omagine, Inc. and JOL. Pursuant to the provisions of the Shareholder Agreement, Omagine, Inc. reduced its 100% ownership of Omagine LLC to sixty percent (60%) and Omagine LLC sold newly issued shares of its capital stock to the New Shareholders and to Omagine, Inc. for a cash investment amount of approximately $70.1 million (the “Cash Investment”) plus an as yet undetermined non-cash “payment-in-kind” investment by RCA (the “PIK”) representing the value of the land constituting the Omagine Site.

Pursuant to the terms of the Shareholder Agreement, the Cash Investment will be invested in three stages.

1.
As of the date hereof an initial portion of the Cash Investment equal to 150,000 Omani Rials (equivalent to approximately $390,000) has been invested into Omagine LLC by the New Shareholders and Omagine, Inc.

2.
Subsequent to the signing of the DA but prior to the Financing Agreement Date (as hereinafter defined), an additional portion of the Cash Investment equal to 210,000 Omani Rials [equivalent to approximately $546,000] (the “OMAG Final Equity Investment”) will be invested into Omagine LLC by Omagine, Inc.

3.
On or immediately subsequent to the Financing Agreement Date, the final portion of the Cash Investment equal to 26,628,125 Omani Rials (equivalent to approximately $69,233,125) will be invested into Omagine LLC by the New Shareholders.

The value of the PIK investment by RCA will be added to Omagine LLC’s capital after such value is determined subsequent to the signing of the DA.

Pursuant to the Shareholder Agreement:

1.
CCIC’s two subsidiaries will invest an aggregate of 19,010,000 Omani Rials in cash (equivalent to approximately $49,426,000) into Omagine LLC. CCC-Panama will invest 12,673,333 Omani Rials (equivalent to approximately $32,950,666) and CCC-Oman will invest 6,336,667 Omani Rials in cash (equivalent to approximately $16,475,334), as follows:

(i)
As of the date hereof, CCC-Panama has invested 15,000 Omani Rials (equivalent to approximately $39,000) into Omagine LLC and CCC-Panama will invest an additional 12,658,333 Omani Rials (equivalent to approximately $32,911,666) on the Financing Agreement Date.

(ii)
As of the date hereof, CCC-Oman has invested 7,500 Omani Rials (equivalent to approximately $19,500) into Omagine LLC and CCC-Oman will invest an additional 6,329,167 Omani Rials (equivalent to approximately $16,455,834) on the Financing Agreement Date.

(iii)
The CCC-Panama and CCC-Oman initial combined cash investments of 22,500 Omani Rials (equivalent to approximately $58,500) have been received by Omagine LLC as of the date hereof and payment of the CCC-Panama and CCC-Oman combined cash investment balance of 18,987,500 Omani Rials (equivalent to approximately $49,367,500) is contingent upon (i) the signing of a contract between Omagine LLC and CCC-Oman appointing CCC-Oman as the general contractor for the Omagine Project, and (ii) the occurrence of the Financing Agreement Date.

	(iv)	The result of the foregoing is that CCC-Panama presently owns ten percent (10%) of Omagine LLC and CCC-Oman presently owns five percent (5%) of Omagine LLC.
2.	RCA will invest an aggregate of 7,678,125 Omani Rials in cash (equivalent to approximately $19,963,125) into Omagine LLC plus RCA will also invest the value of the PIK into Omagine LLC, as follows:
(i)
As of the date hereof, RCA has invested 37,500 Omani Rials (equivalent to approximately $97,500) into Omagine LLC and, contingent only upon the occurrence of the Financing Agreement Date, RCA will invest an additional 7,640,625 Omani Rials (equivalent to approximately $19,865,625) on the Financing Agreement Date.

(ii)
Concurrent with Omagine LLC acquiring its rights over the Omagine Site pursuant to the terms of the Development Agreement, the PIK will be valued and such value will be booked as an additional capital investment by RCA into Omagine LLC.

	(iii)	The result of the foregoing is that RCA presently owns twenty-five percent (25%) of Omagine LLC.
3.	Omagine, Inc. will invest an aggregate of 300,000 Omani Rials in cash (equivalent to approximately $780,000) into Omagine LLC as follows:
	(i)	As of the date hereof Omagine, Inc. has invested 90,000 Omani Rials (equivalent to approximately $234,000) into Omagine LLC.
(ii)
Omagine Inc. will invest the OMAG Final Equity Investment of 210,000 Omani Rials (equivalent to approximately $546,000) into Omagine LLC after the DA is signed but before the Financing Agreement Date. Investment of the OMAG Final Equity Investment by Omagine, Inc. is not contingent upon the occurrence of the Financing Agreement Date.

	(iii)	The result of the foregoing is that Omagine, Inc. presently owns sixty percent (60%) of Omagine LLC.

If however, Omagine LLC is required to do the Transformation before signing the DA, then the Omagine LLC shareholders will have to increase the capital of Omagine LLC by 350,000 Omani Rials (equivalent to approximately $910,000) before the DA is signed and the timing and amounts of the aforesaid investment will be adjusted accordingly.

In such an event, Omagine, Inc. would be required to make the OMAG Final Equity Investment of 210,000 Omani Rials (equivalent to approximately $546,000) into Omagine LLC before the DA is signed.

As of the date hereof, the ownership percentage of each Omagine LLC shareholder and the total investment by each such shareholder into Omagine LLC is as follows:

Omagine LLC
	Percent	Investment	Investment
Shareholder	Ownership	(Omani Rials)	(US Dollars)

Omagine, Inc.	60%	90,000	$234,000
RCA	25%	37,500	$97,500
CCC-Panama	10%	15,000	$39,000
CCC-Oman	5%	7,500	$19,500
Total Capital:	100%	150,000	$390,000

Subsequent to the above-mentioned shareholder investments being made into Omagine LLC, the ownership percentage of each Omagine LLC shareholder and the total investment by each such shareholder into Omagine LLC will be as follows:

Omagine LLC
	Percent	Investment	Investment
Shareholder	Ownership	(Omani Rials)	(US Dollars)

Omagine, Inc.	60%	300,000	$780,000
RCA	25%	7,678,125	$19,963,125	+ PIK
CCC-Panama	10%	12,673,333	$32,950,666
CCC-Oman	5%	6,336,667	$16,475,334
Total Capital:	100%	26,988,125	$70,169,125	+ PIK

The Shareholder Agreement defines the “Pre-Development Expense Amount” as the total amount of Omagine Project related expenses incurred by Omagine, Inc. and JOL prior to the signing of the DA. Such Pre-Development Expense Amount expenses were heretofore incurred by Omagine, Inc. and JOL and continue to be incurred by Omagine, Inc. with respect to the planning, concept design, re-design, engineering, financing, capital raising costs and promotion of the Omagine Project and the negotiation and conclusion of the DA with the Government.

The Shareholder Agreement (i) estimates that, as of the date of the Shareholder Agreement, the Pre-Development Expense Amount was approximately nine (9) million U.S. dollars, and (ii) defines the Success Fee as being equal to ten (10) million dollars.

As provided for in the Shareholder Agreement, Omagine, Inc. will receive payment in full from Omagine LLC of:

(i)	the Pre-Development Expense Amount and,
(ii)	the $10 million Success Fee.

The Shareholder Agreement defines the “Financing Agreement Date” as the day upon which Omagine LLC and an investment fund, lender or other person first execute and deliver a legally binding agreement pursuant to which such investment fund, lender or other person agrees to provide debt financing for the first phase or for any or all phases of the Omagine Project. The Shareholder Agreement also defines the date subsequent to the Financing Agreement Date when Omagine LLC draws down the first amount of debt financing as the “Draw Date”.

The ten (10) million dollar Success Fee will be paid to Omagine, Inc. in five annual two (2) million dollar installments beginning on or within ten (10) days after the Draw Date.

Fifty percent (50%) of the Pre-Development Expense Amount will be paid to Omagine, Inc. on or within ten (10) days after the Draw Date and the remaining fifty percent (50%) will be paid to Omagine, Inc. in five equal annual installments beginning on the first anniversary of the Draw Date.

Management presently intends to pursue the sale of a percentage of Omagine LLC’s equity to one or more investors as soon as reasonably possible subsequent to the signing of the DA and management presently believes it can maintain Omagine, Inc.’s majority control of Omagine LLC while successfully selling such Omagine LLC equity to new investors. Although present market conditions remain somewhat unsettled, management remains optimistic that subsequent to the signing of the DA, Omagine LLC will be able to sell a percentage of its equity to one or more investors for an amount in excess of the average cash investment amount paid by the New Shareholders.

As specified above, pursuant to the provisions of the Shareholder Agreement, the total amount of the Cash Investment into Omagine LLC by Omagine, Inc. and the New Shareholders will be 26,988,125 Omani Rials (equivalent to approximately $70,169,125) and although Omagine, Inc. and the New Shareholders will invest an aggregate of $936,000 of that $70,169,125 before the Financing Agreement Date, 98.7% of such $70,169,125 equal to $69,233,125 (the “Deferred Cash Investment”) will not be invested by the New Shareholders or received by Omagine LLC until the Financing Agreement Date.

The Financing Agreement Date is presently projected by management to occur within twelve months after the signing of the DA. If however the financial resources are available to Omagine, Inc., then Omagine, Inc. and Omagine LLC may at their option, choose to trigger the Financing Agreement Date earlier (and thereby trigger the $69,233,125 Deferred Cash Investment into Omagine LLC) by having Omagine, Inc. make a secured loan to Omagine LLC to finance the first phase of the development of the Omagine Project. The first phase of the development of the Omagine Project is expected to constitute primarily initial design work and its scope and budgeted cost will be decided upon by Omagine LLC shortly after the DA is signed. Pursuant to the provisions of the Shareholder Agreement, the date on which such a loan from Omagine, Inc. to Omagine LLC is made, if it is made, would constitute a Financing Agreement Date and would therefore trigger the injection into Omagine LLC of the $69,233,125 Deferred Cash Investment.

While it will have the financial capacity to undertake certain limited initial planning and design activities after the DA is signed, if Omagine LLC wishes to begin more extensive design and development activities shortly after the DA is signed , it will have to accelerate the timing of the first Financing Agreement Date or sell additional equity or raise additional alternative financing (or a combination of some or all of the foregoing). Otherwise Omagine LLC will have to wait until the first Financing Agreement Date occurs and the debt financing and Deferred Cash Investment are received in order to perform such extensive design and development activities.

The Shareholder Agreement also memorializes the PIK capital contribution being made into Omagine LLC by RCA. The PIK represents a portion of RCA’s payment to Omagine LLC for its 25% ownership of Omagine LLC. The value of the PIK will equal the value to Omagine LLC that is ultimately assigned to the provision to Omagine LLC of the approximately 245 acres of beachfront land constituting the Omagine Site which His Majesty the Sultan owned and transferred to the MOT for the specific purpose of having Omagine LLC develop it into the Omagine Project. After the DA is signed, the value of the PIK will be determined by a professional valuation expert in accordance with Omani law and with the concurrence of Omagine LLC’s independent auditor, Deloitte & Touche, (M.E.) & Co. LLC.

Subsequent to the above Cash Investment into Omagine LLC being made by the New Shareholders and Omagine, Inc., the capital of Omagine LLC after the Financing Agreement Date will be 26,988,125 Omani Rials (equivalent to approximately $70,169,125). The capital of Omagine LLC will likely be increased further at a later date if and when the non-cash valuation of the PIK is recorded as a capital investment into Omagine LLC.

The excellent location of the Omagine Site is universally recognized by local market participants and the significance to the Company of the provision of the Omagine Site to Omagine LLC is enormous. Irrespective of its future PIK valuation as an Omagine LLC capital investment, the provision of the Omagine Site to Omagine LLC via the DA will be a primary driver of future Company revenue. The benefits accruing to the Company from the Omagine Site will be significant.

Management believes that the PIK and the $70 million Cash Investment are the most important parts of Omagine LLC’s capital structure and that they were the most difficult to arrange since they are the highest risk portion of such equity capital structure. As of the date hereof, both the PIK and the Cash Investment are memorialized in the legally binding Shareholder Agreement.

All of the aforementioned investment amounts, ownership percentages and other terms and conditions of the Shareholder Agreement were negotiated by Omagine, Inc. management on behalf of Omagine LLC in arms-length transactions between Omagine LLC and the New Shareholders. Other than their present ownership positions in Omagine LLC, none of the New Shareholders are affiliates of the Company.

Among other things, the Shareholder Agreement also specifies the corporate governance and management policies of Omagine LLC and it provides for the Omagine LLC shares presently owned by JOL to be transferred to Omagine, Inc. subsequent to the signing of the DA. The foregoing summary of the terms of the Shareholder Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Shareholder Agreement. The Shareholder Agreement is Exhibit 10.4 hereto.

Financial Adviser:

BNP Paribas S.A. (“BNPP”) is a French global banking group headquartered in Paris, France with its second global headquarters located in London, England. In 2012, BNPP was ranked by Bloomberg and Forbes as the third largest bank in the world as measured by total assets. BNPP was named the 2012 Bank of the Year by The International Financing Review, a leading financial industry publication published by Thomson Reuters.

On January 2, 2013, Omagine LLC signed a letter of intent (“LOI”) with BNP Paribas, Wholesale Banking, Bahrain through its Corporate & Investment Banking department (“BNP Paribas CIB”) and BNP Paribas Real Estate Property and Management LLC (“BNP Paribas Real Estate”).

The LOI memorializes the parties discussions and proposals with regards to the Omagine Project as follows:

(a)
Omagine LLC intends to appoint BNP Paribas CIB as the financial advisor to Omagine LLC and to arrange the financing for the Omagine Project, including evaluating various funding, capital and debt structures available to Omagine LLC; and

(b)
Omagine LLC intends to appoint BNP Paribas Real Estate for real estate advisory services to Omagine LLC and to assist Omagine LLC by, among other things, providing a full financial feasibility assessment and a market feasibility study for the Omagine Project. This study will be utilized by BNP Paribas CIB in arranging the project financing.

The LOI is non-binding and subject to the execution of a definitive agreement between the parties.

As previously disclosed (i) Omagine LLC has held discussions with and received letters of interest and “comfort letters” in support of the Omagine Project from some of the largest banks in the MENA Region including three banks in Oman, and (ii) Omagine LLC has a longstanding relationship with Bank Muscat SAOG ("BankMuscat") which is 30% owned by RCA and is the largest financial institution in Oman. After the DA is signed, Omagine LLC plans to nominate an Omani bank to be a joint-venture partner with BNP Paribas CIB with respect to the syndication of the debt financing for the Omagine Project.

Subject to the approval of its shareholders and to negotiating and agreeing to a contract, Omagine LLC presently intends to hire Michael Baker Corp. ("Baker") as its Program Manager and Project Manager. Baker is a publicly traded U.S. firm (AMEX: BKR) in the business of providing program management, engineering, design and construction management services to a wide variety of clients including the U.S. Department of Defense and many state governments and commercial clients. The Company has employed Baker through the feasibility and engineering study phases of the Omagine Project and presently anticipates that Omagine LLC will execute an agreement with Baker soon after the signing of the Development Agreement. Several Baker representatives and senior executives have made several trips to Oman to visit with management, examine the Omagine Site and plan for Baker’s future involvement with Omagine LLC. The President and CEO of Baker met with the Company’s president in Oman and indicated that Baker would open an office in Oman if it was awarded a contract for the Omagine Project. Baker is headquartered in Pittsburgh, PA, with offices throughout the U.S. and in Abu Dhabi in the United Arab Emirates and is experienced in all aspects of design, program management and construction management for large scale construction and development projects of the magnitude of the Omagine Project. Baker has significant program management and construction management contracts with the United States military worldwide, including in the MENA Region.

The interpretive design, entertainment content, and visitor experience design candidates to be hired by Omagine LLC have been narrowed to a short list of professional companies. It is presently anticipated that subsequent to the signing of the DA, one or more of such companies ("Content Developers") will be engaged by Omagine LLC to transform the Company’s high level strategic vision for the content of the Pearl structures and surrounding areas into physical places offering emotional, intellectual and physical interactions. Each of the prospective Content Developers has serviced a diverse client base, including theme parks, museums, zoos, aquariums and other such complex entertainment centers around the world, including in the MENA Region, and each continues to regularly produce world class attractions globally of the size and scope of the Omagine Project.

In order to move into the actual design and development stage of the Omagine Project, Omagine LLC and the Government must first memorialize their agreement to the DA in a signed written document. All of management’s past estimates regarding the timing of the signing of the DA have been incorrect. Management is presently awaiting a communication from the Under-Secretary of Tourism setting the date for a meeting to resolve the issue of the timing of the Transformation. It is management’s expectation that if, as specified in the DA and in the Shareholder Agreement, the Transformation is done after we sign the DA, then the DA will probably be signed in the first quarter of 2013. If however, we are required to do the Transformation before signing the DA, then the DA signing will once again be delayed by several months. The timing of the Transformation remains unresolved as of the date hereof . In view of the long and continuing history of delays by the Government, no assurance can be given at this time when or if the DA will be signed.

The financial results of Omagine LLC are included in the consolidated financial results of the Company in accordance with accounting principles generally accepted in the United States. The Company experienced a moderate increase in capital in the third quarter of 2011 as a result of the initial cash capital contributions of the New Shareholders to Omagine LLC. If and when the Financing Agreement Date occurs, the Company will experience another more substantial increase in capital of approximately $42 million which is 60% of the approximately $70 million of cash capital investments which will be recorded at such time as capital on Omagine LLC’s financial statements and reflected in the Company’s consolidated financial statements. At or about that same time the Company may experience an additional substantial, but as yet undetermined, increase in its capital, which increase will be equal to 60% of the valuation of the PIK, provided that the value of the PIK is recorded as capital on Omagine LLC’s financial statements.

The capital of Omagine LLC, proceeds from the sales, if any, by Omagine LLC of additional equity stakes, bank borrowings and the proceeds from sales of its residential and commercial properties, are expected to be utilized by Omagine LLC to develop the Omagine Project. Omagine LLC's ongoing financial results will be included in the consolidated financial statements of the Company as appropriate for as long as Omagine, Inc. remains a shareholder of Omagine LLC.

As presently contemplated by the LOI, BNP Paribas CIB (and an Omani bank as its joint-venture partner) will be engaged by Omagine LLC as its financial advisor to assist Omagine LLC in arranging the necessary construction financing for the Omagine Project ("Construction Financing") and other financing for Omagine LLC as may be required. We have had extensive discussions with a number of MENA Region financial institutions with respect to such Construction Financing and we are presently in receipt of six “bank comfort letters” in support of the Omagine Project from some of the largest banks in the MENA Region – including three banks in Oman. These discussions will be advanced further and continued by BNP Paribas CIB on our behalf. With BNP Paribas CIB leading this effort, management is optimistic with respect to Omagine LLC’s prospects for arranging the Construction Financing for the Omagine Project but recognizes that given present economic and market conditions, it is not a trivial task and will be challenging. The DA, which is presently agreed and approved (but not yet signed), recognizes and addresses this issue when it states, in relevant part:

“The Government recognises that the Project Company intends to raise limited recourse financing in relation to the Project and that Lenders may expect to be afforded certain rights in relation to it. Accordingly, the Project Company will by or before the completion of twelve (12) months from the Execution Date enter into a written term sheet with the Lenders for the financing of the first phase, any other phase or all of the Project (a “Term Sheet”). If the Project Company has not delivered a copy of such Term Sheet to the Government by or before the expiry of the twelve (12) month period referred to above, this Development Agreement then shall have no further effect.”

While recent worldwide bank liquidity problems have eased, the ongoing Eurozone debt crisis continues to cast a shadow on the MENA Region recovery. MENA Region banks and financial institutions continue to maintain high levels of liquidity but the project financing environment in Oman and the MENA Region remains cautious. BNP Paribas CIB has deep and wide-ranging expertise in the project financing markets and as part of its normal business activities it is in regular contact with MENA Region banks and international financial institutions regarding the status of and conditions prevailing in the project finance marketplace. The Company is optimistic that BNP Paribas CIB will be able to arrange the necessary project financing for the Omagine Project. Management believes and BNP Paribas CIB concurs, that there is currently a high degree of liquidity and a strong appetite among MENA Region banks and financial institutions for lending to, and investing in, sound development projects in the MENA Region. The banks and other financial institutions and advisers with which we have discussed the Omagine Project (including BNP Paribas CIB and BNP Paribas Real Estate) have been uniformly impressed with the quality of the Omagine LLC shareholders.

Notwithstanding the foregoing, we continue to be of the opinion that the project finance market in Oman remains in the recovery phase due to the slowdowns and price decreases experienced in the local residential and commercial real estate markets during the last few years. The market intelligence garnered by management indicates that local bankers and market participants believe that price stabilization and a recovery in both transaction volume and pricing is now occurring. Management plans to obtain third party verification of its assumptions and beliefs by engaging BNP Paribas Real Estate to perform a market feasibility study for the Omagine Project. BNP Paribas Real Estate will also perform a full financial feasibility assessment of the Omagine Project. These studies and assessments will then be utilized by Omagine LLC to fine tune its development plans, and by BNP Paribas CIB in arranging the necessary Construction Financing and other financing for Omagine LLC as may be required.

Assuming the DA is signed in the first quarter of 2013, the Company should be well positioned to benefit from the ongoing real-estate and project financing recovery since, from a timing perspective, Omagine LLC’s plans contemplate beginning a year or more of intensive design and planning activities once the DA is signed followed by the launch of residential and commercial sales at the Omagine Project. Assuming the DA is signed in the first quarter of 2013, the launch date for residential and commercial sales would be planned to occur in early 2014. While management views most of the past delays by the Government as being adverse to the Company’s best interests, it recognizes that the presently ongoing recovery of the project finance and local real estate markets will contribute positively to the Company’s future prospects if the DA is signed in the first quarter of 2013.

As the development program becomes more detailed and as the planning and design processes progress, the estimates of construction and development costs have and will become proportionately more accurate. The Company presently expects, based on the current assumptions underlying Omagine LLC’s updated development program, that the development costs (including the costs for design, construction management, program management and construction) for the entire Omagine Project will be between $2.1 and $2.5 billion dollars. As noted below however, the costs of labor and materials as well as the selling prices and market absorption rates of new residential housing and commercial properties remain somewhat volatile and accurate forecasts for such future costs, selling prices or market absorption rates cannot be made at this time. The Company nevertheless presently expects, based on signing the DA in the first quarter of 2013 and on current assumptions and market activity, that although the selling prices of residential housing in Oman have fallen from their previous overheated peaks, such residential prices during the Omagine Project’s planned multiple sales releases during 2014 and beyond will be at least equal to the prices that are presently budgeted by Omagine LLC. The increase over the last several years in the value of the land constituting the Omagine Site is expected to have a positive effect on revenue from the sale of residential and commercial properties and on the valuation of the PIK.

As noted herein, costs and selling prices remain somewhat volatile as the economy in Oman and the surrounding region recovers and improves, and undue reliance on present forecasts should be avoided. Management cautions that future events rarely develop exactly as forecast and the best estimates routinely require adjustment. Management fully expects that its cost estimates for the Omagine Project will require adjustment – possibly significant adjustment – as future events unfold. Investors and shareholders are cautioned not to place undue reliance on any such forward-looking statement or forecast, which speaks only as of the date hereof.

Although the Oman economy has not been as severely affected by the recent worldwide financial crisis as nearby Dubai or other countries, it did experience negative effects, slowdowns and volatility in both prices and market absorption rates. Raw material and labor prices initially dropped dramatically and have now recovered and stabilized. Sales prices for housing in other integrated tourism projects in the Muscat area of Oman have stabilized and the inventory of unsold housing in the secondary (re-sale) market has diminished which some market observers see as an important indicator of pent-up future demand. Significant new housing inventory, especially apartments, has come onto the local Muscat area market and the market absorption rates (number of market transactions) for such new residential housing has improved in recent months. The ongoing Eurozone debt problems however only add to buyers’ unease and the outcome of the EURO crisis and its effect on buyers’ behavior is unknown at this time.

Assuming the DA is signed in the first quarter of 2013, Omagine LLC is not expected to begin offering residential and/or commercial units for sale until approximately the first quarter of 2014. Management is of the opinion therefore that, ironically, some of the prior DA signing delays we experienced worked to the benefit of the Company. In hindsight, it now seems probable that some of such delays prevented the Company from having to operate during the then ongoing worldwide financial crisis which would have been a more challenging real estate and project finance environment than should otherwise be the case at the present time. After RCA’s discussions with the Minister of Tourism, His Excellency Al-Mahrizi during January 2013, management is hopeful that the DA will be signed in the first quarter of 2013.

Subsequent to the signing of the Development Agreement, the value of the Omagine Site will be definitively determined by a qualified independent real-estate appraiser and such valuation will be utilized to determine the value of the PIK. Such appraisal and PIK valuation will be utilized by BNP Paribas CIB in their discussions with banks and other financial institutions in order to arrange the Construction Financing.

Omagine LLC's requirement for Construction Financing is expected to be reduced by its ability to pre-sell residence and commercial units by entering into sales contracts with third party purchasers and receiving deposits and progress payments during the construction of such units. Recent trends in the Omani market subsequent to the recent financial crises mentioned above however have indicated a much reduced presence of speculative buyers and a reduced consumer appetite for pre-sales of residence units as many more buyers are now demanding a finished product before entering into sales contracts with developers.

The DA as presently contemplated and agreed (but not yet signed) allows for sales and pre-sales of any of the residential or commercial buildings that will be developed and built on the Omagine Site. The land within the Omagine Site underlying such residences or commercial properties may be sold to the buyer of such residences or commercial properties and the freehold title to such land and properties may be transferred to such buyers at the closing of such sales transactions. As mentioned above, the value of the land constituting the Omagine Site is expected to have a positive effect on Omagine LLC’s revenue. Pursuant to the DA, Omagine LLC will pay the Government 25 Omani Rials (approximately $65) per square meter for the land it sells to third parties. Such payment is only made to the Government by Omagine LLC after the closing of the sale of such land and the receipt of payment by Omagine LLC from such third parties. At the present time, the average selling price for land at the Omagine Site is conservatively estimated by local real estate agents to be at least 250 Omani Rials (approximately $650) per square meter.

Other Arab countries in the MENA Region have experienced and are experiencing demonstrations of discontent with the rule of their heads of state and in some cases these demonstrations are being met with violent pushback by some MENA Region governments but this was not and is not the case in politically and economically stable Oman. Notwithstanding the foregoing, in the first half of 2011 Oman experienced several low-key, low-turnout, low-intensity demonstrations with respect to job opportunities and wages for Omanis (a very few of which involved violent behavior) and these have been met by His Majesty and the Government with pro-active positive measures and economic and political initiatives (including widely acclaimed elections) to address the expressed concerns of the citizens of Oman. Short term (often 1 day) work stoppages and strikes with respect to labor matters accompanied by non-violent demonstrations now occur from time to time in Oman but these events and several newly organized and legally allowed labor unions are now regarded as a normal part of the emerging democratic fabric of the Omani society.

Rights Offering and Warrant Distribution:

The Company conducted the Rights Offering and Warrant Distribution between February 24, 2012 and March 30, 2012 for the sole benefit of its shareholders (the “Record Shareholders”). Pursuant to the terms of the Rights Offering and Warrant Distribution the California Shareholders were not permitted to participate in the Rights Offering and Warrant Distribution until the California Approval was received by the Company.

The Company withheld the issuance of exercisable Rights and Warrants to the California Shareholders and the Rights Offering has expired. Record Shareholders received 3,181,837 Rights and 6,363,674 Warrants. As of the date hereof the California Approval has not yet been received by the Company.

A total of 1,014,032 Common Shares were subscribed for in the Rights Offering at a subscription price of $1.25 per Common Share. Total proceeds to the Company from the Rights Offering was $1,267,540 of which $731,639 was paid in cash and $535,901 was paid via the satisfaction of debt owed by the Company to Record Shareholders exercising such Rights. Of the 1,014,032 new shares issued pursuant to the Rights Offering, 585,311 of such shares were issued in exchange for the aforementioned $731,639 in cash and 428,721 of such shares were issued in exchange for the aforementioned satisfaction of $535,901 of Company debt constituting promissory notes for loans to the Company and accrued but unpaid salaries and expenses. Of the $535,901 of Company debt which was satisfied in the Rights Offering, $506,750 of such debt represented unpaid salaries, expenses and loans to the Company which were due and owing by the Company to officers and directors of the Company.

Of the 6,363,674 Warrants distributed, 3,181,837 of such Warrants are $5 Warrants and 3,181,837 of such Warrants are $10 Warrants. The Warrants expire on December 31, 2013 unless, upon a 30 day prior notice from the Company to the Warrant Holders, they are redeemed earlier by the Company.

The Rights, Warrants and Common Shares underlying the Rights and Warrants were registered in a registration statement filed by the Company on Form S-1 (Commission File No. 333-179040), which was declared effective by the SEC on February 13, 2012 (the “Original Registration”). Subsequently the Company filed Post-Effective Amendment No. 2 to the Original Registration (declared effective by the SEC on May 7, 2012) and Post-Effective Amendment No. 3 to the Original Registration (declared effective by the SEC on June 12, 2012) to remove from registration the securities which were registered pursuant to the Original Registration but not sold or distributed to Record Shareholders. The registration pursuant to the Original Registration of 6,363,674 Warrants and 7,377,706 Common Shares remains effective. The Company has filed a registration statement (Commission File No. 333-183852) with the SEC for the purpose of registering the 58,450 California Warrants and the 58,450 Common Shares underlying the California Warrants. Subject to that registration statement being declared effective by the SEC and further subject to the receipt by the Company of the California Approval, the Company will (i) distribute 58,450 California Warrants to the California Shareholders who did not receive Warrants, and (ii) notify those nominees who hold Warrants in electronic form for the account of California Shareholders that such Warrants are now exercisable.

The Company continues the preparation for its anticipated future business activities in various ways including but not limited to: (i) recruiting various executive level personnel that will be required to ramp up organizationally for the Omagine Project, (ii) examining various methods of raising additional capital for the Company ; (iii) negotiating  and concluding the legally binding definitive agreement with BNP Paribas CIB and BNP Paribas Real Estate based upon the terms and conditions outlined in the LOI ; (iv) negotiating the outlines of initial contracts with the major vendors, contractors, consultants and employees proposed to be involved in the Omagine Project, ( v ) arranging the appropriate and required legal, accounting, tax and other professional services both in Oman and the U.S., ( vi ) examining various tax structures, ( vii ) reviewing and complying (to the extent we are presently able) with the listing requirements of various stock exchanges so we may be prepared to apply for such listing(s) as soon as we are eligible, (viii) examining various other matters we believe will enhance shareholder value, and ( ix ) examining other potential Company revenue streams which are ancillary to, and derivative of, the Omagine Project.

The Company is a development stage entity and is not expected to generate revenue until after the occurrence of an event - the signing of the Development Agreement for the Omagine Project - which, as of the date hereof, has not yet occurred. Moreover, revenue from real estate development associated with the Omagine Project is not expected to occur until subsequent to the Financing Agreement Date. Pursuant to the terms of the Shareholder Agreement, Omagine, Inc. will derive revenue on and subsequent to the Financing Agreement Date from the payment to it by Omagine LLC of ( i ) the $10 million Success Fee, and (ii) the Pre-Development Expense Amount. The Company plans to enter businesses other than real estate development - and ancillary to and derivative of the Omagine Project - subsequent to signing the Development Agreement and the Company presently expects to generate ongoing revenue streams from such businesses, but no projections of the amount of such revenue, if any, can be made at this time.

All "forward looking statements" contained herein are subject to, known and unknown risks, uncertainties and other factors which could cause Omagine LLC's and therefore the Company's actual results, financial or operating performance or achievements to differ from management's forecasts for them as expressed or implied by such forward-looking statements. Forecasts and assumptions contained and expressed herein are based on information available to the Company at the time so furnished and such forecasts and assumptions are as of the date hereof and are, in the opinion of management, reasonable. All such forecasts and assumptions are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and no assurances can be given that the forecasts will be realized or that the assumptions are correct. Potential investors are cautioned not to place undue reliance on any such forward-looking statements speak only as of the date hereof.

Notwithstanding the foregoing forward looking statements, no assurances can be given at this time that the Development Agreement will actually be signed or that the Financing Agreement Date or the anticipated revenues from the Omagine Project will actually occur.

Competition:

The real-estate development business in Oman is a competitive business populated by companies with substantially greater financial, managerial and personnel resources than Omagine LLC presently possesses. Management believes that the Company's ability to assemble and coordinate a team of experienced American, European and Middle Eastern consultants in a wide variety of specialized fields was crucial to its success to date in advancing the Omagine Project to its present status. Each of these consultants, some of whom, depending upon future events may become employees of Omagine, Inc. and/or Omagine LLC , are highly experienced in their respective fields. These fields of expertise include the following: strategic planning; visioning; branding; marketing; Islamic scholarship and research; master planning; architecture; city planning; conceptual design; project management; construction management; general contracting; quantity surveying and costing; interior design; landscape design; art; public policy; engineering (structural, civil, mechanical, electrical, marine); Omani law; cultural and exhibition design; interpretative design; tourism; visitor experience design; recreational operations planning and management; investment banking; structured finance; motion based ride technology; film technology; and training and hotel management. In addition the Company's president, Frank J. Drohan, has over 30 years of experience doing business across most of the MENA Region and is familiar with the cultural and business environment of the MENA Region . Mr. Sam Hamdan, who is the Company’s primary strategic consultant and the Deputy Managing Director of Omagine LLC has over 25 years of experience in the MENA Region. Mr. Hamdan is fluent in Arabic and English and, depending on future circumstances, may become Omagine, Inc.'s President subsequent to the Financing Agreement Date.

Although several of Omagine LLC's competitors have well established businesses and brand reputations, management believes that Omagine LLC's advantages are (i) the uniqueness of the Omagine Project is particularly attractive to the Government, (ii) the Company's and Omagine LLC's senior management have established strong and trusting relationships with the relevant Government officials, (iii) Omagine LLC’s recent engagement of BNP Paribas CIB to be its financial adviser and BNP Paribas Real Estate to be its real estate adviser; and (iv) the Shareholder Agreement strongly demonstrates the serious investors and professionals that have been recruited to assist in the development of the Omagine Project. Company management believes Omagine LLC can successfully compete in this marketplace through a combination of unique development concepts, effective relationship management, highly experienced and well regarded financial and real estate advisers and the utilization of highly professional, competent and experienced sub-contractors and consultants who are well known to the Government.

Engineering, Design and Construction:

The Company does not presently own or directly operate any engineering, design or construction companies or facilities but the Company or Omagine LLC may, depending upon events, set up its own in-house design supervision team and/or enter into joint ventures with firms providing the aforesaid services. To date, the Company has generally conceived the development concepts and defined the "scope of work" and then, as required, contracted with various designers, architects, contractors and consultants in the United States, Europe and the Middle East to perform those tasks. There are many such designers, architects, contractors and consultants available with competitive pricing and the Company does not believe that the loss or inability to perform of any such designer, architect, contractor or consultant would have a material, adverse impact on its business or operations. The Company believes it maintains a good working business relationship with its designers, architects, contractors and consultants. As presently planned, all copyrights to all material documents, designs and drawings executed by such independent designers, architects, contractors and consultants are or will be the property of either Omagine LLC or Omagine, Inc. (See: "Patents, Copyrights and Trademarks").

Marketing:

The Company has engaged in significant marketing, design, promotional and other activities with respect to the Omagine Project and has to date incurred a significant amount of costs associated with these and other general and administrative activities (collectively, the "Pre-Development Expense Amount"). The Pre-Development Expense Amount is associated with, among other things, travel, consulting and professional fees, planning and feasibility studies, design, engineering and with similar such activities including preparing and making presentations to the Government of Oman. Pursuant to the provisions of the Shareholder Agreement the Pre-Development Expense Amount (estimated to be approximately nine million U.S. dollars as of the date of the Shareholder Agreement) will be reimbursed to Omagine, Inc. by Omagine LLC.

Manufacturing and Production:

The Company does not engage in any manufacturing activities and as such does not maintain any inventory. In the future, Omagine LLC may maintain an inventory of residential and/or commercial properties held for sale to third parties.

Patents, Copyrights and Trademarks:

Either Omagine LLC or Omagine, Inc. owns or will own (either outright or by assignment) the copyrights to all the material documents, designs and drawings produced and/or executed in relation to the Omagine Project by its employees and/or independent designers, architects and consultants.

Omagine, Inc. has filed trademark applications with the United States Patent and Trademark Office ("USPTO") for the mark OMAGINE and six related marks (collectively, the "Marks"). Omagine, Inc. has also filed trademark applications for the Marks in Oman and Kuwait within the applicable time periods required.

The Mark OMAGINE and three of the six related Marks have each been issued a Certificate of Registration from the USPTO and are now officially registered Marks in the United States.

The USPTO has issued a "Notice of Allowance" with respect to each of the remaining three related Marks (the “Expired Marks”) and the applications for such Expired Marks could have been approved for registration upon the filing of a valid "Statement of Use" attesting that each such Expired Mark was in commercial use. Due to the delays encountered by the Company in signing the DA, the Expired Marks were not put into commercial use by the “Final Statement of Use Deadline” and all three applications for the Expired Marks have expired. The Expired Marks remain of interest to the Company and, depending upon future circumstances, we may file new trademark applications for the Expired Marks with the USPTO.

Trademark applications for the OMAGINE Mark and eight related Marks were filed in Oman and all have now been issued Certificates of Registration in Oman. The Mark OMAGINE has been issued a Registration Certificate from the Patent and Trademark Department of the Ministry of Commerce & Industry in Kuwait.

Governmental Regulation:

The Company expects that Omagine LLC will require several Omani governmental licenses, permits and approvals for its services and products during the development, construction and operation of the Omagine Project (collectively, “Licenses and Permits”). The obligation of the Government of Oman to issue all such Licenses and Permits as may be required is specifically detailed in the DA. The Company does not anticipate any negative effects on its or Omagine LLC's business from any existing or probable Omani governmental laws or regulations. Omagine LLC will incur certain costs and sustain certain effects on its operations as a consequence of its compliance with Omani laws and regulations, including environmental laws and regulations, and all such costs and effects are expected to occur as part of the normal course of its business. The Company does not require any U.S. governmental approval of its properties, services, products or activities in Oman nor does the Company anticipate any negative effects on its business from any existing or probable United States or Oman government laws or regulations. Both the government of the United States and the government of Oman have ratified the United States-Oman Free Trade Agreement.

Employees and Employment Benefits:

As of the date hereof, we have five employees and eleven consultants, eight of whom we presently plan to hire as full time employees of Omagine, Inc. or Omagine LLC subsequent to the signing of the DA. None of our employees are represented by a labor union for purposes of collective bargaining. We consider our relations with our employees and consultants to be good.

In view of the extraordinary delays encountered in signing the DA and the fact that our employees and consultants have been significantly under-compensated for several years, the Board of Directors approved stock grants to six of our consultants in December 2011 and also approved the issuance on January 2, 2012 and April 13, 2012 of stock options (the “ January 2012 Options”) to fourteen persons who are either employees or directors of the Company or consultants to the Company. The continued services of these persons to the Company was deemed by the Board of Directors to be of utmost importance and the stock grants and the January 2012 Options were approved in order to incentivize these persons to continue their efforts on behalf of the Company. (See: “Directors and Executive Officers” – “Equity Compensation Plan Information”). On January 2, 2012, pursuant to a resolution of the Board of Directors dated December 8, 2011, the Company granted a total of 1,994,000 January 2012 Options to 13 individuals. Such grants of January 2012 Options were all for services rendered and included the grant of: (i) an aggregate of 1,049,000 January 2012 Options to the Company’s three Officers; (ii) an aggregate of 150,000 January 2012 Options to the Company’s then three independent Directors; (iii) a grant of 750,000 January 2012 Options to the Deputy Managing Director of Omagine LLC who is also a consultant to Omagine and who also holds 160,000 stock options presently exercisable at $1.25 per share and expiring March 31, 2017 which were granted pursuant to a March 2007 consulting agreement expiring on December 31, 2013; (iv) a grant of 10,000 January 2012 Options to a consultant to whom the Company pays $2,000 per month consulting fees; and (v) a grant of 5,000 January 2012 Options to the son of the Company’s President for website design services rendered. On January 31, 2012, 50,000 January 2012 Options previously issued to an independent Director were cancelled in accordance with their terms upon such Director’s resignation. On April 9, 2012 an independent Director died and, pursuant to the Plan, all 50,000 January 2012 Options previously granted to him immediately vested and the expiration date of his January 2012 Options and all other options then held by him was fixed at April 8, 2013. On April 13, 2012, pursuant to a resolution of the Board of Directors, the Company granted a total of 21,000 January 2012 Options to 2 individuals (11,000 of which were granted to the Company’s president) for services rendered. On December 26, 2012 pursuant to a resolution of the Board of Directors of even date, the Company extended the expiration date of all January 2012 Options to December 31, 2013. All January 2012 Options are fully vested, provide for a cashless exercise feature and are exercisable at an exercise price of $1.70 per share.

Subsequent to the signing of the Development Agreement the Company intends to significantly increase the number of its full time employees. The Company provides and pays for group medical insurance for all full time employees choosing to participate in its plan and the Company sponsors a 401(k) Plan for all eligible full time employees.

The Company presently has no employment agreements with any of its employees. Omagine, Inc. was obligated under employment agreements which have expired to employ and pay its President and Chief Executive Officer and its Vice-President and Secretary. The majority of salary payments due to these individuals for prior years and for the past two years was deferred and accrued. Omagine, Inc. plans to enter into a new employment agreement with each of these two individuals although the terms of such employment agreements have not yet been determined. (See "Directors, Executive Officers and Corporate Governance" and "Executive Compensation").

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINACIAL CONDITION AND RESULTS OF OPERATIONS

General Statement. - Factors that may affect future results:

Some of the statements contained in this Prospectus that are not statements of historical facts constitute "forward-looking statements" notwithstanding that such statements are not specifically identified as such. These forward-looking statements are based on current expectations and projections about future events. The words "estimates", "projects", "plans", "believes", "expects", "anticipates", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions, or the negative or other variations thereof, as well as discussions of strategy that involve risks and uncertainties, are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Examples of forward-looking statements include but are not limited to statements about or relating to: (i) future revenues, expenses, income or loss, cash flow, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items, (ii) plans, objectives and expectations of Omagine, Inc. or its management or Board of Directors, (iii) the Company’s business plans, products or services, (iv) the probability of Omagine LLC signing the DA with the Government, (v) future economic or financial performance, and (vi) assumptions underlying such statements. We urge you to be cautious of the forward-looking statements and other similar forecasts and statements of expectations since such statements (i) reflect our current beliefs with respect to future events, (ii) involve, and are subject to, known and unknown risks, uncertainties and other factors affecting our operations and growth strategy, and (iii) could cause the Company's actual results, financial or operating performance or achievements to differ from future results, financial or operating performance, or achievements expressed or implied by such forward-looking statements. Forecasts, projections and assumptions contained and expressed herein were reasonably based on information available to the Company at the time so furnished and as of the date of this Prospectus. All such forecasts, projections and assumptions are subject to significant uncertainties and contingencies, many of which are beyond the Company's control and no assurance can be given that such forecasts, projections or assumptions will be realized. No assurance can be given regarding the achievement of future results, as our actual results may differ materially from our projected future results as a result of the risks we face, and actual future events may differ from anticipated events because of the assumptions underlying the forward-looking statements that have been made regarding such anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

●	the uncertainty associated with whether or not the Government of the Sultanate of Oman will honor its commitment with respect to its intention to sign the agreed DA with Omagine LLC;
●	the uncertainty associated with political events in the MENA Region in general;
●	the success or failure of the Company’s efforts to secure additional financing, including project financing for the Omagine Project;
●	oversupply of residential and/or commercial property inventory in the Oman real estate market or other adverse conditions in such market;
●
the impact of MENA Region or international economies and/or future events (including natural disasters) on the Oman economy, on the Company’s business or operations, on tourism within or into Oman, on the oil and natural gas businesses in Oman and on other major industries operating within the Omani market;

●
deterioration or malaise in economic conditions, including the continuing destabilizing factors in, and continuing slow recovery of, the Oman, MENA Region and international real estate markets, as well as the impact of continuing depressed levels of consumer and business confidence in the state of the Omani and international economies;

●	inflation, interest rates, movements in interest rates, securities market and monetary fluctuations;
●	acts of war, civil or political unrest, terrorism or political instability; or
●	the ability to attract and retain skilled employees.

Potential investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Overview

Omagine, Inc. is a development stage entity as defined in ASC 915 issued by the Financial Accounting Standards Board. Omagine, Inc. was incorporated in Delaware in October 2004 and it is a holding company which conducts substantially all of its operations through its 60% owned subsidiary Omagine LLC and its wholly-owned subsidiary JOL. We concentrate on entertainment, hospitality and real-estate development opportunities in the MENA Region and our focus is on the design and development of unique tourism destinations. In November 2009, Omagine, Inc. and JOL formed Omagine LLC, an Omani limited liability company in the Sultanate of Oman. In May 2011, Omagine LLC sold newly issued shares of its capital stock to Omagine Inc. and three New Shareholders for an aggregate investment amount of approximately $70.1 million thereby reducing Omagine, Inc.’s 100% ownership of Omagine LLC to 60%. (See: “Description of Business – The Shareholder Agreement” and Exhibit 10.4). The Company plans to continue its focus on real-estate development, entertainment and hospitality ventures and on developing, building, owning and operating tourism and residential real-estate development projects, primarily in the MENA Region. The Company presently concentrates the majority of its efforts on the tourism and real estate development business of Omagine LLC in Oman.

Results of Operations:

THREE MONTHS ENDED SEPTEMBER 30, 2012 vs.
THREE MONTHS ENDED SEPTEMBER 30, 2011

The Company is a development stage entity and did not generate any revenue or incur any cost of sales during the third quarter of 2012 or 2011. Selling, general and administrative (“SG&A”) expenses were $702,250 in the third quarter of 2012 compared to $325,075, in the second quarter of 2011. This increase of $377,175 (116%) was primarily attributable to a $417,145 non-cash charge for increased stock option expense associated with the issuance of January 2012 Options awarded in January 2012, increase in Travel Expenses of $23,818, increase in sponsorship fees of $30,220 and various other net SG&A expenses of $1,477, net of decreases in Legal Fees of $28,310 and non stock-based Consulting Fees of $67,175.

Net loss attributable to Omagine, Inc. was $706,494 and $337,463 for the three months ended September 30, 2012 and 2011, respectively. This $369,031 (109%) increase in the Company’s loss is primarily attributable to the $417,145 non-cash charge for increased stock option expense, increased Travel Expenses of $23,818, increase in sponsorship fees of $30,220 and various other net SG& A expenses of $1,477 net of decreases in legal Fees of $28,310 and non stock-based Consulting Fees of $67,175 referred to above, and a $6,165 decrease in interest expense and a $1,979 increase in Minority Interest loss.

NINE MONTHS ENDED SEPTEMBER 30, 2012 VS.
NINE MONTHS ENDED SEPTEMBER 30, 2011

The Company is a development stage entity and had no revenue during the nine month periods ended September 30, 2012 or September 30, 2011. SG&A expenses were $2,123,936 during the first nine months of 2012 compared to $1,250,538 for the first nine months of 2011.This increase of $873,398 (70%) was primarily attributable to an $1,251,433 non-cash charge for increased stock option expense associated with the issuance of January 2012 Options awarded in January 2012, increase in Stockholder Relations of $43,303, an increase in sponsorship fees of $30,220 and travel expenses of $41,303 net of decreases of $300,000 in commitment fees, $95,893 in Legal Fees and $94,221 in non stock-based Consulting Fees and $2,747 in net SG&A expenses.

Net loss attributable to Omagine, Inc. was $2,130,352 and $1,290,313 for the nine months ended September 30, 2012 and 2011 respectively. This $840,039 (65%) increase in the Company’s loss is primarily attributable to the $1,251,433 non-cash charge for increased stock option expense, increase in Stockholder Relations of $43,303, an increase in sponsorship fees of $30,220 and Travel Expenses of $41,303 net of the $300,000 decrease in commitment fees, $95,893 in Legal Fees and $94,221 in non stock-based Consulting Fees and the $2,747 decrease in net SG&A expenses referred to above, and a $10,741 decrease in interest expense and a $22,618 increase in Minority Interest loss.

The $731,639 of subscriptions receivable representing the cash subscriptions from the Rights Offering was paid to the Company by the Subscription Agent in April 2012. (See: “Management's Discussion and Analysis of Financial Condition and Results of Operations - Rights Offering and Warrant Distribution”).

The Company will need to generate revenue in order to attain profitability. The present nature of the Company’s business is such that it is not expected to generate revenue until after the development of the Omagine Project is significantly underway, an event which, as of the date hereof, is not certain to occur. The Company will need to raise additional capital and/or secure additional financing in order to execute its presently conceived business plan with respect to the Omagine Project.

The Company incurred $ 6,175 of capital expenditures during the nine months ended September 30, 2012. Assuming Omagine LLC signs the Development Agreement for the Omagine Project with the Government of Oman as expected, the Company expects to incur significant expenses related to capital expenditures during fiscal year 2012 and 2013.

Liquidity and capital resources:

The Company’s net loss for the nine months ended September 30, 2012 was $ 2,130,352. During the nine months ended September 30, 2012, the Company experienced a decrease in cash of $ 28,222. At September 30, 2012, the Company had a working capital deficit of $ 797,679, compared to working capital deficit of $1,412,311 at December 31, 2011. Total proceeds received in March and April 2012 by the Company from its recent Rights Offering was $1,267,540 of which $731,639 was received in cash and $535,901 was paid via the satisfaction of debt owed by the Company to Record Shareholders exercising such Rights. The $ 614,632 decreased deficit in working capital is attributable primarily to the $731,639 of cash proceeds from the Rights Offering. Of the $ 1,017,632 of current liabilities at September 30, 2012, $ 474,224 (47%) represent amounts due to officers and directors. The failure of the Company to secure additional funding to implement its business plan or the failure of Omagine LLC to sign the Development Agreement for the Omagine Project will significantly affect the Company’s ability to continue operations. The Company will rely upon the future business of its majority owned subsidiary Omagine LLC for revenue growth.

Shortly after the Shareholder Agreement was signed in May 2011, Omagine LLC’s resources increased as a result of the nominal initial investments made pursuant to the terms of the Shareholder Agreement (see Exhibit 10.4). The initial portion of the Cash Investment equal to approximately $390,000 has been received by Omagine LLC. Omagine LLC’s resources will again increase when the OMAG Final Equity Investment of 210,000 Omani Rials (equivalent to approximately $546,000) is made by Omagine, Inc.. Not until on or immediately subsequent to the Financing Agreement Date however, will the Deferred Cash Investment equal to approximately $69 million be received by Omagine LLC from the New Shareholders. The value of the non-cash “payment-in-kind” investment by RCA will be added to Omagine LLC’s capital after such value is determined subsequent to the signing of the Development Agreement.

The continuation of Omagine LLC’s business and its efforts to sign the Development Agreement have to a large extent been financed to date by Omagine, Inc. and it is planned that such activities will, to a large extent, continue to be financed by Omagine, Inc. until the DA is signed. The continuation of the Company’s operations is dependent upon its ability to secure financing for its operations until such time as the DA is signed, the Financing Agreement Date occurs and Omagine LLC begins paying Omagine, Inc. the $10 million Success Fee and the Pre-Development Expense Amount. The Company’s consolidated financial statements contained in this report have been prepared for the Company as a development stage entity and assuming that the Company will continue as a going concern (see Note 2 to the consolidated financial statements).

The Company has relied to a great extent on the Standby Equity Distribution Agreements discussed below and on the proceeds from its recent Rights Offering to provide financing for its previous and current activities. If the DA is signed, management is hopeful that the Warrants will provide a future source of additional financing. The failure of Omagine LLC and the Government to sign the Development Agreement or the failure of the Financing Agreement Date to occur will significantly affect the Company’s ability to continue operations. Omagine, Inc. may, if it has sufficient financial resources available to it, make a secured loan to Omagine LLC in order to trigger the first Financing Agreement Date and the Deferred Cash Investment.

On December 22, 2008, the Company signed a two year Standby Equity Distribution Agreement (the “First SEDA”) with YA Global Investments, L.P. (“YA”). The First SEDA expired on April 30, 2011. Pursuant to the First SEDA Omagine could, at its sole option and upon giving written notice to YA (a “Purchase Notice”), sell shares of its Common Stock (“Shares”) to YA (“Sales”) at the Purchase Price (as determined pursuant to the terms of the First SEDA). The Company was not obligated to sell any Shares to YA but could, in its sole discretion, sell that number of Shares valued at the Purchase Price from time to time in effect that equaled five million dollars ($5,000,000) in the aggregate. YA was obligated to purchase such Shares from the Company subject to certain conditions including (i) the Company filing a registration statement with the SEC to register the resale by YA of the Shares sold to YA under the First SEDA, and ( ii) the SEC declaring such registration statement effective, (iii) periodic Sales had to be separated by a time period equal to five trading days, and (iv) the amount of any such individual Sale could not exceed two hundred thousand dollars ($200,000). The registration statement filed by the Company was declared effective by the SEC as of May 1, 2009 and its effective status expired on April 30, 2010. The Company filed a new registration statement with the SEC to continue to make Sales available to it pursuant to the First SEDA and the SEC declared such new registration statement to be effective as of June 7, 2010. The effective status of the registration statement has expired.

On May 4, 2011, the Company executed a new two year Standby Equity Distribution Agreement (the “May SEDA”) with YA Global Master SPV Ltd (“YA Master”) under substantially the same terms and conditions as the First SEDA executed between YA and the Company in December 2008. On June 21, 2011, the Company and YA Master entered into an agreement amending the May SEDA (the “Amendment Agreement”). The May SEDA and the Amendment Agreement are collectively referred to herein as the “Second SEDA”. Omagine, Inc. issued 244,216 restricted shares of Common Stock to YA Master in satisfaction of a $300,000 commitment fee due under the Second SEDA. Pursuant to the Second SEDA the Company, at its sole discretion and upon giving written notice to YA Master (an “Advance Notice”), may periodically sell shares of its Common Stock to YA Master(“Share Sales”). For each share of Common Stock purchased under the Second SEDA, YA Master will pay to the Company ninety-five percent (95%) of the lowest daily volume weighted average price of the Common Stock as quoted by Bloomberg, LP, during the five (5) consecutive Trading Days (as such term is defined in the Second SEDA) immediately subsequent to the date of the relevant Advance Notice (the “Purchase Price”). The Company is not obligated to sell any shares of Common Stock to YA Master but may, over the term of the Second SEDA and in its sole discretion, sell to YA Master that number of shares of Common Stock valued at the Purchase Price from time to time in effect that equals up to ten million dollars ($10,000,000) in the aggregate. YA Master's obligation to purchase shares of Common Stock under the Second SEDA is subject to certain conditions, including (i) the Company obtaining an effective registration statement (“Registration Statement”) for the resale by YA Master of the shares of Common Stock sold to YA Master under the Second SEDA, and (ii) periodic sales of shares of Common Stock to YA Master must be separated by a time period equal to five Trading Days, and (iii) the amount of any individual periodic sale designated by the Company in any Advance Notice shall not exceed the greater of (i) two hundred thousand dollars ($200,000), or (ii) the average of the “Daily Value Traded” for each of the five (5) Trading Days prior to the relevant Advance Notice where Daily Value Traded is the product obtained by multiplying the daily trading volume of the Common Stock for such Trading Day by the closing bid price of the Common Stock for such Trading Day. The Registration Statement filed by the Company in connection with the Second SEDA was declared effective by the SEC as of August 24, 2011. As of the date hereof, the effective status of such Registration Statement has expired and on September 12, 2012 the Company filed a post-effective amendment to such Registration Statement with the SEC in order to again make Share Sales available to it pursuant to the Second SEDA. As of the date hereof such post-effective amendment has not yet been declared effective by the SEC.

The Company has utilized the First SEDA, the Second SEDA and the proceeds from its recent Rights Offering to fund its operations to date and intends, subject to the aforementioned post-effective amendment being declared effective by the SEC, to continue to utilize the Second SEDA to fund its ongoing operations, as and if necessary. Management is hopeful that, when and if the Omagine Development Agreement is signed, that the Warrants will thereafter become “in the money” and will be exercised. Such an exercise of Warrants would provide the significant amount of capital necessary to fund the OMAG Final Equity Investment into Omagine LLC and, should it be desirable at the time, a secured loan to Omagine LLC as outlined above. There can be no assurance given that the Company will be able to successfully utilize the Warrants or the Second SEDA to secure the significant amounts of financing necessary for it to execute its business plan as presently conceived. The Company has relied on the net proceeds from sales of Omagine, Inc.'s equity securities made in private placements, the Rights Offering and pursuant to the First and Second SEDA, to fund its operations during the past three years through the date hereof.

Results of Operations:

FISCAL YEAR ENDED DECEMBER 31, 2011 vs.
FISCAL YEAR ENDED DECEMBER 31, 2010

The Company is a development stage entity and is not expected to generate revenue until after the occurrence of an event - the development of the Omagine Project - which, as of the date hereof, is not certain to occur. (See: "Business - Products, Services - The Omagine Project").

The Company did not generate any revenue or incur any cost of sales for the years ending 2011 and 2010. The Company is focusing all of its efforts on Omagine LLC's real estate development and entertainment business. The Company is relying on Omagine LLC's future operations for the Company's future revenue generation.

Management is presently examining other possible sources of revenue for its JOL subsidiary which, subject to the Development Agreement being executed by Omagine LLC and the Government of Oman, may be added to JOL's operations.

Selling and marketing expenses were $29,596 during 2011, compared to $34,014 in 2010. This decrease in 2011 of $4,418 (13%) was primarily due to the decreases in telephone expense of $4,500; entertainment expense of $1,680; dues and subscriptions of $398 and postage expense of $452 offset by an increase in automobile expense of $2,610. Assuming Omagine LLC signs the Development Agreement for the Omagine Project with the Government of Oman, the Company is expected to incur significant expenses related to marketing, public relations and promotional expenditures in the future.

General and administrative expenses of $1,739,332 in fiscal 2011 were $535,070 (44%) higher than the $1,204,262 incurred in fiscal 2010. This increase was primarily attributable to the increases in 2011 of Officers’ Compensation ($15,000); fringe benefit expense ($9,016); accounting fees ($15,990); consulting fees ($360,923); directors’ fees ($15,000) and commitment fees ($300,000), offset by decreases in legal fees ($56,084); stock option expense ($17,542); stockholder relations ($18,628); travel expense ($65,510) and the net of various other expenses ($23,095).

The Company sustained a net loss of $1,804,451 during 2011 as compared to a net loss of $1,277,001 during 2010. This increase of $527,450 in the Company's net loss was due primarily to the increased general and administrative expenses mentioned above ($535,070) and increased interest expense ($16,954), net of decreases in selling and marketing expenses ($4,418) and decrease due to minority interest share in LLC loss ($20,156).

The Company did not incur any capital expenditures during fiscal year 2011. Assuming Omagine LLC signs the Development Agreement for the Omagine Project with the Government of Oman as expected, the Company expects to incur significant expenses related to capital expenditures during fiscal year 2012.

Liquidity and Capital Resources

In 2011 the Company experienced a $87,164 increase in cash. This resulted from its positive cash flows of $824,659 provided by financing activities, partially offset by the $737,495 negative cash flow used by operating activities.

The Company's financing activities in 2011 consisted of $660,000 in proceeds from the sale by Omagine, Inc. of shares of its Common Stock; $156,000 in capital contributions from non-controlling interests of Omagine LLC; and an $8,659 increase in loans to the Company from officers and directors.

The Company incurred a net loss of $1,804,451 and $1,277,001 in fiscal years 2011 and 2010 respectively.

At December 31, 2011, the Company had a working capital deficit of $1,412,311 compared to working capital deficit of $1,367,603 at December 31, 2010. This $44,708 increase in the Company's working capital deficit is attributable to the following: (a) an $87,164 increase in cash and equivalents; (b) a $51,061 increase in convertible notes payable and accrued interest; (c) a $16,801 decrease in accounts payable; (d) a $19,676 increase in prepaid expenses and other current assets; (e) an $8,659 increase in loans to the Company from officers and directors; (f) a $72,001 increase in accrued officers payroll; and (g) a $36,628  increase in accrued expenses and other current liabilities.

At December 31, 2011, the Company had $255,207 in current assets, consisting of cash, prepaid expenses and other current assets.

The Company's current liabilities at December 31, 2011 totaled $1,667,518 consisting of $647,949 of convertible notes payable and accrued interest, $473,405 of accounts payable and accrued expenses, $16,864 due to officers and directors and $529,300 in accrued payroll. Of the $1,667,518 of current liabilities at December 31, 2011, $1,024,802 or 62% represents amounts due to officers and/or directors.

The $737,495 of funds used by operating activities during 2011 were used primarily to fund the net loss of $1,804,451 [less the non-cash charges totaling $962,698]. Such non-cash charges totaling $962,698 consisted of (a) $92,498 of stock based compensation related to stock options (b) 401(k) contributions of Common Stock valued at $72,500, ( c ) the use of $187,500 of unpaid and accrued compensation by two officers of the Company to exercise stock options, ( d ) the payment in Common Stock of an account payable of $300,000 owed by the Company to a vendor, ( e ) the issuance of Common Stock valued at $306,460 to consultants, and depreciation of $3,740. As a result of the foregoing, the Company had a cash balance at December 31, 2011 of $235,381, as compared to a cash balance of $148,217 at December 31, 2010.

The Company will rely upon the future business of its majority owned subsidiary Omagine LLC for revenue growth.

As indicated in the report of the independent registered public accounting firm, the consolidated financial statements referred to above have been prepared for the Company as a development stage entity and assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's present financial situation raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The continued existence of the Company is dependent upon its ability to execute its business plan and attain profitable operations or obtain additional financing.

Omagine LLC presently has limited resources resulting from the initial capital investments into it by Omagine, Inc. and the New Shareholders. Shortly after the Shareholder Agreement was signed in May 2011, Omagine LLC’s resources increased as a result of the nominal initial investments made pursuant to the terms of the Shareholder Agreement (see Exhibit 10.4). The initial portion of the Cash Investment equal to approximately $390,000 has been received by Omagine LLC. Omagine LLC’s resources will again increase when the OMAG Final Equity Investment of 210,000 Omani Rials (equivalent to approximately $546,000) is made into Omagine LLC by Omagine, Inc. Not until on or immediately subsequent to the Financing Agreement Date however, will the final portion of the Cash Investment equal to 26,628,125 Omani Rials (equivalent to approximately $69,233,125) be received by Omagine LLC from the New Shareholders. The value of the non-cash “payment-in-kind” investment by RCA will be added to Omagine LLC’s capital after such value is determined subsequent to the signing of the Development Agreement.

The continuation of Omagine LLC’s business and its efforts to sign the Development Agreement have to a large extent been financed to date by Omagine, Inc. and it is planned that such activities will, to a large extent, continue to be financed by Omagine, Inc. until the DA is signed.

The continuation of the Company’s operations is dependent upon its ability to secure financing for its operations until such time as the DA is signed, the Financing Agreement Date occurs, and Omagine LLC begins paying Omagine, Inc. the $10 million Success Fee and the approximately $9 million of Pre-Development Expenses.

The Company has relied to a great extent on the Standby Equity Distribution Agreements discussed below and on the proceeds from its recent Rights Offering and Warrant Distribution to provide financing for its previous and current activities. If the DA is signed, management is hopeful that the Warrants will provide a future source of additional financing.

The failure to sign the Development Agreement or the failure of the Financing Agreement Date to occur will significantly affect the Company’s ability to continue operations. Omagine, Inc. may, if it has the necessary financial resources available to it, make a secured loan to Omagine LLC in order to trigger the first Financing Agreement Date.

Total proceeds received in April 2012 by the Company from its recent Rights Offering was $1,267,540 of which $731,639 was received in cash and $535,901 was paid via the satisfaction of debt owed by the Company to Record Shareholders exercising such Rights.

On December 22, 2008, the Company signed a two year Standby Equity Distribution Agreement (the “First SEDA”) with YA Global Investments, L.P. (“YA”). The First SEDA expired on April 30, 2011. Pursuant to the First SEDA Omagine could, at its sole option and upon giving written notice to YA (a “Purchase Notice”), sell shares of its Common Stock (“Shares”) to YA (“Sales”) at the Purchase Price (as determined pursuant to the terms of the First SEDA). The Company was not obligated to sell any Shares to YA but could, in its sole discretion, sell that number of Shares valued at the Purchase Price from time to time in effect that equaled five million dollars ($5,000,000) in the aggregate. YA was obligated to purchase such Shares from the Company subject to certain conditions including (i) the Company filing a registration statement with the SEC to register the resale by YA of the Shares sold to YA under the First SEDA , and (ii) the SEC declaring such registration statement effective, (iii) periodic Sales had to be separated by a time period equal to five trading days, and (iv) the amount of any such individual Sale could not exceed two hundred thousand dollars ($200,000). The registration statement filed by the Company was declared effective by the SEC as of May 1, 2009 and its effective status expired on April 30, 2010. The Company filed a new registration statement with the SEC to continue to make Sales available to it pursuant to the First SEDA and the SEC declared such new registration statement to be effective as of June 7, 2010. The effective status of the registration statement has expired.

On May 4, 2011, the Company executed a new two year Standby Equity Distribution Agreement (the “May SEDA”) with YA Global Master SPV Ltd (“YA Master”) under substantially the same terms and conditions as the First SEDA executed between YA and the Company in December 2008. On June 21, 2011, the Company and YA Master entered into an agreement amending the May SEDA (the “Amendment Agreement”). The May SEDA and the Amendment Agreement are collectively referred to herein as the “Second SEDA”. Omagine, Inc. issued 244,216 restricted shares of Common Stock to YA Master in satisfaction of a $300,000 commitment fee due under the Second SEDA. Pursuant to the Second SEDA the Company, at its sole discretion and upon giving written notice to YA Master (an “Advance Notice”), may periodically sell shares of its Common Stock to YA Master. For each share of Common Stock purchased under the Second SEDA, YA Master will pay to the Company ninety-five percent (95%) of the lowest daily volume weighted average price of the Common Stock as quoted by Bloomberg, LP, during the five (5) consecutive Trading Days (as such term is defined in the Second SEDA) immediately subsequent to the date of the relevant Advance Notice (the “Purchase Price”). The Company is not obligated to sell any shares of Common Stock to YA Master but may, over the term of the Second SEDA and in its sole discretion, sell to YA Master that number of shares of Common Stock valued at the Purchase Price from time to time in effect that equals up to ten million dollars ($10,000,000) in the aggregate. YA Master's obligation to purchase shares of Common Stock under the Second SEDA is subject to certain conditions, including (i) the Company obtaining an effective registration statement for the resale by YA Master of the shares of Common Stock sold to YA Master under the Second SEDA, and (ii) periodic sales of shares of Common Stock to YA Master must be separated by a time period equal to five Trading Days, and (iii) the amount of any individual periodic sale designated by the Company in any Advance Notice shall not exceed the greater of (i) two hundred thousand dollars ($200,000), or (ii) the average of the “Daily Value Traded” for each of the five (5) Trading Days prior to the relevant Advance Notice where Daily Value Traded is the product obtained by multiplying the daily trading volume of the Common Stock for such Trading Day by the closing bid price of the Common Stock for such Trading Day. The registration statement filed by the Company in connection with the Second SEDA was declared effective by the SEC as of August 24, 2011 (Commission File No. 333-175168). As of the date hereof, the effective status of such registration statement has expired and the Company has filed a post-effective amendment to such registration statement with the SEC in order to again make Share Sales available to it pursuant to the Second SEDA.

The Company has utilized the First SEDA, the Second SEDA and the proceeds from its recent Rights Offering to fund its operations to date and intends, subject to the aforementioned post-effective amendment to the Second SEDA registration statement being declared effective by the SEC, to continue to utilize the Second SEDA to fund its ongoing operations, as and if necessary. Management is hopeful that, when and if the Omagine Development Agreement is signed, that the 6,363,674 Warrants distributed in its recent Rights Offering and Warrant Distribution and the 58,450 Certificated Warrants to be distributed to the California Certificate Shareholders will thereafter become “in the money” and will be exercised. Such an exercise of Warrants would provide the significant amount of capital necessary to fund, should that be desirable at the time, (i) a secured loan to Omagine LLC which would in turn trigger the first Financing Agreement Date, and (ii) the OMAG Final Equity Investment into Omagine LLC. There can be no assurance given that the Company will be able to successfully utilize the Warrants or the Second SEDA to secure the significant amounts of financing necessary for it to execute its business plan as presently conceived.

The Company has relied on the net proceeds from sales of Omagine, Inc.'s equity securities made in private placements and in the Rights Offering and pursuant to the First and Second SEDA to fund its operations during the past three years through the date hereof.

In January 2011, the Company issued and contributed a total of 51,784 shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan.

Between January 2011 and June 2011 the Company issued a total of 193,442 shares of Common Stock for proceeds of $165,000 under the First SEDA with YA Global Investments L.P.

Between January and September of 2011, the Company sold 130,438 shares of Common Stock to seven accredited investors for total proceeds of $265,000.

On March 4, 2011, the Company issued 15,000 shares of Common Stock to a consultant for services rendered valued at $6,750.

In May and June 2011, the Company issued a total of 244,216 shares of Common Stock to YA Global Master SPV Ltd. in satisfaction of a $300,000 commitment fee due in connection with the Second SEDA.

Between August and December 2011, the Company issued a total of 111,175 shares of Common Stock for proceeds of $230,000 under the Second SEDA with YA Global Master SPV LTD.

On August 29, 2011, the Company issued the aggregate of 150,000 shares of Common Stock to its president and secretary pursuant to their exercise of stock options at the exercise price of $1.25 per share. The combined total $187,500 exercise amount was satisfied by a $187,500 reduction in accrued payroll due to these two officers.

On December 8, 2011, the Company issued a total of 215,000 shares of Common Stock to six consultants for services rendered valued at $299,710.

In March 2010 Omagine, Inc. issued an aggregate of 289,996 restricted shares of its Common stock to eligible employees participating in the Omagine, Inc. 401(k) Plan.

Between March and June 2010, Omagine, Inc. sold an aggregate of 618,697 shares of its Common Stock to YA pursuant to the First SEDA for aggregate proceeds of $250,000.

In June 2010 Omagine, Inc. issued 118,750 restricted shares of its Common Stock to an unaffiliated vendor in payment of an account payable of $47,500 owed by the Company to such vendor.

In July 2010 Omagine, Inc. issued 82,305 restricted shares of its Common Stock to an employee in payment of $100,000 of unpaid accrued compensation owed by Omagine, Inc. to such employee.

Between July and November 2010, Omagine, Inc. sold an aggregate of 336,972 restricted shares of its Common Stock to seven accredited investors for aggregate proceeds of $304,500.

Total proceeds from the Rights Offering to the Company received in April 2012 was $1,267,540 of which $731,639 was received in cash and $535,901 was paid via the satisfaction of debt owed by the Company to Record Shareholders exercising such Rights. If the DA is signed, management is hopeful that the Warrants will provide a future source of additional financing. The Company has relied on the net proceeds from sales of Omagine, Inc.'s equity securities made in private placements and in the Rights Offering and pursuant to the First and Second SEDA to fund its operations during the past three years through the date hereof.

Off Balance Sheet Arrangements

We have not entered into any off-balance sheet financing arrangements and have not formed any special purpose entities.

DESCRIPTION OF PROPERTY

The Company maintains its corporate offices at The Empire State Building, Suite 4815-17, 350 Fifth Avenue, New York, N.Y., 10118. The premises are leased by the Company under a lease expiring February 28, 2013. Omagine LLC leases office space in Muscat, Oman under a lease expiring June 30, 2013.

LEGAL PROCEEDINGS

We are not party to any pending legal proceedings.

DIRECTORS AND EXECUTIVE OFFICERS

Our directors are elected at the annual meeting of shareholders to hold office until the annual meeting of shareholders for the ensuing year or until their successors have been duly elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors. The directors and executive officers of the Company as of the date hereof are as follows:

Name	Age	Position
Frank J. Drohan	67	Chairman of the Board of Directors, President, Chief Executive & Financial Officer
Charles P. Kuczynski	59	Vice-President, Secretary and Director
William Hanley	71	Controller & Principal Accounting Officer
Louis J. Lombardo	68	Director

Frank J. Drohan has served as a director, Chairman of the Board of Directors, President and CEO of the Company since 1991. Mr. Drohan is also the Managing Director and Chief Executive Officer of Omagine LLC and he serves as a director and the chairman of JOL. He was chairman of the board of directors, president and sole shareholder of Rif International Corp., a privately held company which had extensive overseas activities in the MENA Region between 1977 and 1986 and which was acquired by Omagine, Inc. in 1997. Mr. Drohan holds a Bachelor of Science degree in Economics and Political Science from Manhattan College in New York City.

Charles P. Kuczynski has served as a director, Secretary and a Vice-President of the Company since 1996 and previously served as a director and the Secretary of the Company from 1988 to 1993. Mr. Kuczynski is a director and the secretary of JOL. Prior to joining the Company Mr. Kuczynski was a sales executive with Hillenbrand Industries. Mr. Kuczynski holds a Bachelor of Arts degree from Merrimack College in Massachusetts.

William Hanley has served as the Controller and Principal Accounting Officer of the Company since January 2008. Mr. Hanley served as the controller of Mittal Steel from 1986 to 2007 and as the Controller and Chief Financial Officer of Rif International Corp. from 1980 to 1986. From 1973 to 1985 he served as the controller at two Wall Street brokerage firms and from 1968 to 1972 as a senior accountant at Main LaFrentz & Company. He was an accounting specialist with the United States Army from 1966 to 1968. Mr. Hanley holds a Bachelor of Business Administration degree in Accounting from St. Francis College in New York.

Louis J. Lombardo has served as an independent director of the Company since 2005. Mr. Lombardo retired after 35 years at American Express Company where he was Executive Vice President - Travel Related Services. In this capacity he led an organization of worldwide operating centers employing over 14,000 people and managed a $1.3 billion operating budget and a $600 million capital budget. Mr. Lombardo holds an MBA degree from New York University. He lives in New York City where he owns and operates two privately held businesses and a consulting company.

Kevin Green had served as an independent director of the Company from 2001 until January 31, 2012. Due to the demands of other business commitments, Mr. Green resigned as a director of Omagine, Inc. effective January 31, 2012. His resignation was not the result of any disagreements with the Company on any matters relating to the Company’s operations, policies or practices. Salvatore J. Bucchere had served as an independent director of the Company from 2001 until his sudden and unexpected death on April 9, 2012.

Directors are elected to serve for one-year terms or until their successors are duly elected and qualified. Officers serve at the discretion of the Board of Directors. Directors who are Company employees receive no fees for acting as such. Independent non-employee Directors receive stock options and receive a minimal fee for attendance at board meetings and the Company's annual meeting and are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in attending such meetings. The Board of Directors plans to undertake a search to identify two persons who are qualified and willing to serve as independent non-employee directors to replace the vacancies resulting from Mr. Green’s resignation and Mr. Bucchere’s untimely passing.

EXECUTIVE COMPENSATION

The following table sets forth information relating to the aggregate compensation received by the then current executive officers of the Company for services in all capacities during the Company’s three fiscal years indicated for (i) the Chief Executive and Financial Officer, and (ii) each then current executive officer whose total compensation exceeded $100,000.

Summary compensation table

( a)	(b)	(c)	(d)	(e)	(f)	(g)
Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Accrued Salary Payable(1) ($)	Option Awards(3) ($)	Total ($)
Frank J. Drohan
Chief Executive and	2011	$125,000	$33,834	$0	$47,170	$206,004
Financial Officer	2010	$0	$33,834	$125,000	$47,170	$206,004
	2009	$0	$34,524	$125,000	$47,170	$206,694

Charles P. Kuczynski
Vice-President &	2011	$93,000	$35,444	$7,000	$23,585	$159,029
Secretary	2010	$40,000	$35,444	$45,000	$23,585	$144,029
	2009	$19,000	$36,250	$66,000	$23,585	$144,835

(1)	Amounts included under Column (c) represent cash salary payments and amounts included under Column (e) represent unpaid salary which has been accrued on Registrant's books.
(2)	Column (d) represents contributions of the Registrant’s Common Stock to the accounts of eligible employees of its 401(k) Plan, valued at the closing bid price on the dates of such contributions.
(3)
Column (f) represents the dollar amount recognized as compensation expense for financial statement reporting purposes for the year indicated under ASC 718 and not an amount paid to or realized by the named executive officer. There can be no assurance that the amounts determined by ASC 718 will ever be realized. Assumptions used in the calculation of these amounts are included in Note 1- STOCK-BASED COMPENSATION- to the Company's audited financial statements for the fiscal years ended December 31, 2010 and December 31, 2011.

Management has concluded that the aggregate amount of personal benefits does not exceed 10% of the total compensation reported in column (g) of the foregoing table as to any person specifically named in such table.

Equity Compensation Plan Information

At the Company’s annual meeting on December 29, 2009, the shareholders approved the reservation by the Company subsequent to the Stock Splits of two million five hundred thousand (2,500,000) shares of Common Stock for issuance under the "2003 Omagine Inc. Stock Option Plan" ("Plan"). The adoption of the Plan was approved by the Board of Directors in March 2004 and ratified by the Company's shareholders on September 1, 2004.

The Plan is designed to attract, retain and motivate employees, directors, consultants and other professional advisors of the Company and its subsidiaries (collectively, the "Recipients") by giving such Recipients the opportunity to acquire stock ownership in Omagine, Inc. through the granting of incentive stock options and non-qualified stock options (collectively, “Stock Options”) to purchase shares of the Company’s Common Stock.

On January 15, 2013 pursuant to a resolution of the Board of Directors Mr. Lombardo was granted 2,000 Stock Options which expire on January 14, 2018 and are exercisable at $1.38.

On April 13, 2012 pursuant to a resolution of the Board of Directors Mr. Lombardo was granted 2,000 Stock Options which expire on April 18, 2017 and are exercisable at $1.70.

On January 2, 2012, the Board of Directors approved the issuance pursuant to the Plan of 1,994,000 January 2012 Options to thirteen individuals who were either employees, directors or consultants to the Company at such time. (See: “Employees and Consultants”). On January 31, 2012, 50,000 January 2012 Options previously issued to an independent Director were cancelled in accordance with their terms upon such Director’s resignation. On April 13, 2012 pursuant to a resolution of the Board of Directors January 2012 Options, which were planned to be granted on January 2, 2012 but were not available under the Plan at such time, were granted to 2 individuals as follows: (i) a consultant to the Company was granted 10,000 January 2012 Options, and (ii) Mr. Frank Drohan, the Company’s president, was granted an additional 11,000 January 2012 Options. On December 26, 2012 pursuant to a resolution of the Board of Directors of even date, the Company extended the expiration date of all January 2012 Options to December 31, 2013.

All January 2012 Options are exercisable at $1.70 per share (the “Option Exercise Price”), have a “cashless exercise” feature, are fully vested as of the date hereof, expire on December 31, 2013, and require the holder thereof (except with respect to Mr. Bucchere’s January 2012 Options) to be an employee of or a consultant to the Company at the time of exercise.

January 2012 Options may be exercised at any time prior to 5 P.M. Eastern Time in the United States on December 31, 2013 (the “Expiration Date”) as follows, by either (i) paying the Option Exercise Price in cash to the Company, or (ii) electing to pay the Option Exercise Price via the cashless exercise feature of the January 2012 Options:

1)
January 2012 Options may be exercised in whole or in part by the holder thereof by delivery of a written notice to the Company (the “Exercise Notice”), of such holder’s election to exercise such January 2012 Options, which notice shall specify the number of shares of Common Stock (“Option Shares”) to be purchased, payment to the Company of an amount equal to $1.70 per Option Share multiplied by the number of Option Shares for which the January 2012 Options are being exercised (the “Aggregate Option Exercise Price”) in cash or wire transfer of immediately available funds and the surrender of the relevant certificate representing such January 2012 Options (or an indemnification undertaking with respect to such January 2012 Options in the case of the loss, theft or destruction of such certificate). Such documentation and payment shall be delivered by such holder to a common carrier for overnight delivery to the Company as soon as practicable following such date, but in no event later than one business day prior to the Expiration Date (“Cash Basis”) or

2)
by delivering an Exercise Notice and in lieu of making payment of the Aggregate Option Exercise Price in cash or wire transfer, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (the “Cashless Exercise”):

Net Number = (A x B) – (A x C)
B
For purposes of the foregoing formula:

A =	the total number of Option Shares with respect to which the relevant January 2012 Options are then being exercised.
B =	the closing bid price of the Common Stock on the date of exercise of the relevant January 2012 Options.
C =	the Option Exercise Price of one dollar and seventy cents ($1.70) in United States currency.
As of January 17, 2013, there were 2,301,000 unexpired Stock Options issued but unexercised under the Plan. The Plan is explained further in Note 5 to the accompanying consolidated financial statements for the fiscal year ended December 31, 2011. The following table summarizes information as of the close of business on January 17, 2013 about the Stock Options under the Plan.

	(a)	(b)	(c)
Number of shares of Common
	Number of shares of Common		Stock remaining available for
	Stock to be issued upon the	Weighted-average	future issuance under equity
	exercise of outstanding	exercise price of	compensation plans [excluding
	Stock Options	outstanding Stock Options	securities in Column (a)]

Plan:	2,301,000	$1.79	37,000

The following table shows the number of shares of Common Stock covered by exercisable and un-exercisable options held by the Company's Chief Executive Officer on January 17, 2013.

(a)	(b)	(c)	(d)	(e)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Option Exercise Price	Option Expiration Date
Frank J. Drohan	750,000	0	$1.70	December 31, 2013
	80,000	20,000	$2.60	September 23, 2018

In 2008, 100,000 stock options exercisable at $2.60 were granted to the Company's Chief Executive Officer. In January and April of 2012, an aggregate of 750,000 stock options exercisable at $1.70 were granted to the Company's Chief Executive Officer. There can be no assurance that the Grant Date Fair Value of Stock Option awards will ever be realized.

The following table shows the number of shares of Common Stock covered by unexpired non-qualified Stock Options issued to officers of the Company under the Plan and unexercised as of January 17, 2013:

Name	Number of Options	Exercise Price	Date of Grant	Expiration Date

Frank Drohan	100,000	$2.60	9/23/2008	9/22/2018
Frank Drohan	739,000	$1.70	1/2/2012	12/31/ 2013
Frank Drohan	11,000	$1.70	4/13/2012	12/31/ 2013

Charles Kuczynski	50,000	$2.60	9/23/2008	9/22/2018
Charles Kuczynski	250,000	$1.70	1/2/2012	12/31/ 2013

William Hanley	6,000	$2.60	9/23/2008	9/22/2013
William Hanley	60,000	$1.70	1/2/2012	12/31/ 2013

In August 2011, Mr. Drohan exercised 100,000 Stock Options at $1.25 to purchase 100,000 Common Shares and Mr. Kuczynski exercised 50,000 Stock Options at $1.25 to purchase 50,000 Common Shares.

Director Compensation

Non-employee independent directors are compensated by the Company for their services as directors of the Company. Directors of the Company who are employees of the Company do not receive additional compensation for their services as directors.

The following chart summarizes the annual compensation for Omagine, Inc.'s non-employee independent directors during 2011.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Fees Earned ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Salvatore Bucchere	$5,250	0	0	0	5,250
Kevin Green	$5,000	0	0	0	5,000
Louis Lombardo	$4,750	0	0	0	4,750

(1)
Column (d) represents the dollar amount recognized as compensation expense for financial statement reporting purposes for the year indicated under ASC 718, and not an amount paid to or realized by the named director. There can be no assurance that the amounts determined by ASC 718 will ever be realized. Assumptions used in the calculation of these amounts are included in Note 1 - STOCK-BASED COMPENSATION - to the Company's audited financial statements for the fiscal year ended December 31, 2011.

Directors who are not Company employees are compensated for their services as a director as shown in the chart below:

Schedule of Independent Director Fees December 31, 2011

Compensation Item	Amount

Annual Retainer	$0
Attendance at Annual Meeting	500
Per Board Meeting Fee (attendance in person)	500
Per Board Meeting Fee (attendance by teleconference)	250
Per Committee Meeting Fee (in person or by teleconference)	0
Appointment Fee Upon Election to Board of Directors	0
Non-qualified stock options	(1	) (2)

(1)
On the date of appointment to the Board of Directors, new non-employee independent directors are entitled to a one- time grant of 6,000 non-qualified stock options at the closing price on the date of grant, vesting ratably over three years.

(2)
For non-employee independent directors that have served on the Board for at least 3 years, 2,000 options (or such other number of options as determined by the Board in its discretion) will be granted on the first business day of each fiscal year, at the closing price on the date of grant, vesting on the date of grant.

Stock Options Granted to Independent Directors

The following table shows the number of shares of Common Stock covered by unexpired non-qualified Stock Options issued to independent directors of the Company under the Plan and unexercised as of January 17, 2013:

Name	Number of Options	Exercise Price	Date of Grant	Expiration Date

Louis Lombardo	2,000	$0.85	5/17/2011	5/16/2016
Louis Lombardo	50,000	$1.70	1/2/2012	12/31/ 2013
Louis Lombardo	2,000	$1.70	4/13/2012	4/ 12 /2017
Louis Lombardo	2,000	$1.38	1/15/2013	1/14/2018

Salvatore Bucchere	6,000	$4.50	10/30/2007	4/8/2013
Salvatore Bucchere	2,000	$0.51	7/1/2010	4/8/2013
Salvatore Bucchere	2,000	$0.85	5/17/2011	4/8/2013
Salvatore Bucchere	50,000	$1.70	1/2/2012	12/31 /2013

Kevin Green	2,000	$0.51	7/1/2010	6/30/2015
Kevin Green	2,000	$0.85	5/17/2011	5/16/2016

On January 31, 2012, upon his resignation as a Director of the Company, Mr. Green’s 50,000 January 2012 Options were cancelled. On April 9, 2012, upon his death and pursuant to the Plan, Mr. Bucchere’s 50,000 January 2012 Options became fully vested and all Stock Options then held by him were assigned an expiration date of April 8, 2013. Subsequently pursuant to a resolution of the Board of Directors, the expiration date for all January 2012 Options (including Mr. Bucchere’s 50,000 January 2012 Options) was extended to December 31, 2013.

On the date of appointment to the Board of Directors, new non-employee independent directors are entitled to a one-time grant of 6,000 non-qualified stock options (or such other number of options as determined by the Board in its discretion). The price of the Common Stock underlying such options is the closing bid price on the date of grant and the options vest ratably over the three year period subsequent to such date of appointment provided such independent director continues to hold office on the date of such vesting. Non-employee independent directors that have served on the Board of Directors for at least 3 years may be granted 2,000 options (or such other number of options as determined by the Board of Directors in its discretion) on the first business day of each fiscal year subsequent to such three years of service (or on such other day subsequent thereto as determined by the Board of Directors in its discretion) at an exercise price equal to the closing bid price on the date of grant and such options shall vest immediately upon grant.

On May 17, 2011, the Company awarded options to purchase 2,000 shares of its Common Stock to Mr. Lombardo at an exercise price of $0.85 per share and such options are fully vested and they expire on May 16, 2016. The Board of Directors granted 50,000 January 2012 Options to Mr. Lombardo which are exercisable at $1.70 per share. Mr. Lombardo’s January 2012 Options are fully vested and require him to be an independent director of the Company at the time of the exercise of any January 2012 Options. All unexercised January 2012 Options will expire on December 31, 2013 . On April 13, 2012, the Company awarded options to purchase 2,000 shares of its Common Stock to Mr. Lombardo at an exercise price of $1.70 per share and such options are fully vested and they expire on April 12, 2017. On January 15, 2013, the Company awarded options to purchase 2,000 shares of its Common Stock to Mr. Lombardo at an exercise price of $1.38 per share and such options are fully vested and they expire on January 14, 2018.

Mr. Salvatore Bucchere was a non-employee independent director at the time of his death on April 9, 2012. Pursuant to the Plan, all 60,000 Stock Options then held by Mr. Bucchere immediately vested and were assigned an expiration date of April 8, 2013. Subsequently pursuant to a resolution of the Board of Directors, the expiration date for all January 2012 Options (including Mr. Bucchere’s 50,000 January 2012 Options) was extended to December 31, 2013.

Mr. Kevin Green was a non-employee independent director until his resignation on January 31, 2012. Pursuant to their terms, Mr. Green’s 50,000 January 2012 Options were cancelled concurrently with his resignation. Mr. Green presently holds 4,000 fully vested Stock Options (2,000 exercisable at $0.51 expiring on June 30, 2015 and 2,000 exercisable at $0.85 expiring on May 16, 2016).

Employment Agreements

The Company presently has no employment agreements with any of its employees.

In September 2001, Omagine, Inc. entered into an employment agreement (the “Drohan Agreement”) with Mr. Frank J. Drohan, Chief Executive Officer of the Company. Pursuant to the Drohan Agreement, Omagine, Inc. was obligated through December 31, 2010 to pay its President and Chief Executive Officer, Mr. Frank J. Drohan, an annual base salary of $125,000, plus an additional amount based on a combination of the Company’s net sales and earnings before taxes. Mr. Drohan's employment agreement provided for an option to purchase 20,000 shares of Common Stock at $1.25 per share during each of the first five years of the employment term (the “Drohan Options”), and payment by the Company of certain life and disability insurance premiums on Mr. Drohan's behalf. The Drohan Options were exercised by Mr. Drohan in August 2011. By mutual agreement between the Company and Mr. Drohan, the Drohan Agreement was modified to provide that the Company could from time to time suspend salary payments to Mr. Drohan and Mr. Drohan would continue to provide services to the Company pursuant to the Drohan Agreement and the Company would accrue Mr. Drohan’s unpaid salary. No salary payments were made to Mr. Drohan in 2009 and 2010 and parts of 2008, 2011 and 2012. The Company has agreed to pay all such unpaid and accrued salary to Mr. Drohan without interest when and if the Company has the financial resources to do so. On September 23, 2008 the Board of Directors granted 100,000 non-qualified stock options to Mr. Drohan which vest ratably over the five years after the grant date and which are exercisable at $2.60 per share. 20,000 of such options vested on each September 24 of 2009, 2010, 2011 and 2012 and the final 20,000 of such options shall vest on September 24, 2013. Expiration of all such options is ten years from the date of grant. The Board of Directors had determined in January 2012 to grant Mr. Drohan 750,000 January 2012 Options. Because a sufficient number of options were not available under the Plan at the time however, pursuant to a resolution of the Board of Directors, the Company granted 739,000 January 2012 Options to Mr. Drohan on January 2, 2012. On April 13, 2012 pursuant to a further resolution of the Board of Directors, the Company granted Mr. Drohan an additional 11,000 January 2012 Options. Mr. Drohan’s January 2012 Options are fully vested and require him to be an employee of the Company at the time of the exercise of any January 2012 Options. All January 2012 Options are exercisable at $1.70 per share, have a cashless exercise feature and may be exercised in whole or in part at any time before their expiry date of December 31, 2013. All unexercised January 2012 Options will expire on December 31, 2013. The Company presently plans to enter into a new employment agreement with Mr. Drohan at some time before June 30, 2013, although the terms of such employment agreement have not yet been determined.

Pursuant to a written employment agreement effective September 1, 2001 (the “Kuczynski Agreement”), Omagine, Inc. was obligated through December 31, 2010 to pay its Vice-President & Secretary, Mr. Kuczynski, an annual base salary of $75,000, plus an additional bonus based on a combination of the Company’s net sales and earnings before taxes. The Kuczynski Agreement provided for an option to purchase 10,000 shares of Common Stock at $1.25 per share during each of the first five years of the employment term (the “Kuczynski Options”). By mutual agreement between the Company and Mr. Kuczynski, the Kuczynski Agreement was ended but the Kuczynski Options were maintained in effect. The Kuczynski Options were exercised by Mr. Kuczynski in August 2011. Mr. Kuczynski is presently employed by the Company at an annual salary of $100,000 and Omagine, Inc. has from time to time fully or partially suspended salary payments to Mr. Kuczynski and Mr. Kuczynski has continued to provide services to the Company and the Company has accrued Mr. Kuczynski’s unpaid salary. The Company has agreed to pay such unpaid and accrued salary to Mr. Kuczynski without interest when and if the Company has the financial resources to do so. On September 23, 2008 the Board of Directors granted 50,000 non-qualified stock options to Mr. Kuczynski which vest ratably over the five years after the grant date and which are exercisable at $2.60 per share. 10,000 of such options vested on each September 24 of 2009, 2010, 2011 and 2012 and the final 10,000 of such options shall vest on September 24, 2013. Expiration of all such options is ten years from the date of grant. Pursuant to a resolution of the Board of Directors, the Company granted 250,000 January 2012 Options to Mr. Kuczynski. Mr. Kuczynski’s January 2012 Options are fully vested and require him to be an employee of the Company at the time of the exercise of any January 2012 Options. All January 2012 Options are exercisable at $1.70 per share, have a cashless exercise feature and may be exercised in whole or in part at any time before their expiry date of December 31, 2013. All unexercised January 2012 Options will expire on December 31, 2013. The Company presently plans to enter into a new employment agreement with Mr. Kuczynski at some time before June 30, 2013, although the terms of such employment agreement have not yet been determined.

Consulting Agreement

Effective March 19, 2007 Omagine, Inc. entered into a consulting agreement expiring December 31, 2007 (the “Hamdan Agreement”) with Mr. Sam Hamdan. Pursuant to the Hamdan Agreement, (i) Mr. Hamdan provides consulting services to the Company, (ii) under certain circumstances and conditions precedent, Mr. Hamdan may become the President and Chief Operating Officer of Omagine, Inc., and (iii) Omagine, Inc. issued Hamdan options to purchase up to 160,000 shares of Omagine, Inc.’s Common Stock at $1.25 per share (the “Hamdan Option”). The Hamdan Option vested ratably over the 5 year period beginning on April 1, 2007 and the Hamdan Option which is now fully vested expires on March 30, 2017. The Hamdan Option is exercisable only if, at the time of such exercise: (i) the Hamdan Agreement is in effect, or (ii) Hamdan is an employee of the Company. The Hamdan Agreement was renewed four times (effective December 31, 2007, 2008, 2009 and 2010) without further compensation to Mr. Hamdan. Upon the fifth renewal of the Hamdan Agreement effective December 31, 2011 and pursuant to a resolution of the Board of Directors, Mr. Hamdan was granted 750,000 January 2012 Options. Mr. Hamdan’s January 2012 Options are fully vested and require him to be an employee of or a consultant to the Company at the time of the exercise of any January 2012 Options. All unexercised January 2012 Options will expire on December 31, 2013. Mr. Hamdan also serves without compensation as the Deputy Managing Director of our 60% owned subsidiary, Omagine LLC. The Hamdan Agreement was again renewed in December 2012 without further compensation to Mr. Hamdan and now expires on December 31, 2013 (See: Exhibit 10.5).

On December 8, 2011, the Board of Directors approved grants of an aggregate of 215,000 restricted shares of Common Stock to six consultants other than Mr. Hamdan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

The Renaissance Team, Inc.

Mr. Sam Hamdan who is the Deputy Managing Director of our 60% owned subsidiary Omagine LLC has a consulting agreement with Omagine, Inc. and he may, under certain circumstances, also become Omagine, Inc.’s president. The Renaissance Team, Inc. (“TRT”) was a privately held company owned by Mr. Hamdan and Mr. Frank J. Drohan, the Company's President and Chief Executive Officer. TRT was organized to acquire the business and certain assets of The Global Leadership Team, Inc. ("GLT") of which Mr. Hamdan is currently the president and sole shareholder but that plan has now been abandoned. TRT was not in competition with the Company, conducted no business with the Company and has now been dissolved. Mr. Hamdan and Mr. Drohan may form a new corporation (“Newco”) which will not compete with the Company and which will concentrate exclusively on business and consulting opportunities in the MENA Region.

Related Party Payables

At December 31, 2011, the Company has included $1,024,802 of related party payables in its balance sheet. This amount consisted of notes (“Notes”) and accrued interest payable, unpaid salary and unreimbursed expenses due to officers and directors of the Company. The Notes are attached hereto as Exhibits 10.12, 10.13, 10.14 and 10.15.

Such $1,024,802 of related party payables are due and owing as follows:

1.	Notes and accrued interest payable due to officers and directors of the Company:

	Dec. 31,	Dec. 31,
	2011	2012
Due to Frank J. Drohan, a director and the president of the Company, interest at 8%, due on demand, convertible into common stock at a conversion price of $2.00 per share:
Principal	$192,054	$0
Accrued interest	$51,649	$0

Due to Charles P. Kuczynski, a director and the secretary of the Company, interest at 8%, due on demand, convertible into common stock at a conversion price of $2.00 per share:
Principal	$39,961	$0
Accrued interest	$10,747	$0

Due to Louis J. Lombardo, a director of the Company, interest at 10%, due on demand, convertible into common stock at a conversion price of $2.50 per share:
Principal	$150,000	$150,000
Accrued interest	$18,685	$33,726

Totals	$463,096	$183,726

(a)
On March 31, 2012 a total of $243,703 representing the entire principal amount and accrued interest on Mr. Drohan’s Note as of March 31, 2012 was offset against the payment due from Mr. Drohan to the Company for the shares of Common Stock purchased by Mr. Drohan pursuant to the exercise of his Rights in the Rights Offering.

(b)	The amounts provided in the above chart reflect the largest aggregate amount of principal outstanding during the periods for which disclosures are provided.

2.	Unpaid salary and unreimbursed expenses due to officers and directors of the Company:

December 31, 2011
Due to Frank J. Drohan, a Director and the President of the Company	$298,114
Due to Charles P. Kuczynski, a Director and the Secretary of the Company	$139,250
Due to William Hanley, the Controller of the Company	$110,592
Due to Louis J. Lombardo, a Director of the Company	$4,750
Due to Kevin O'C. Green, a Director of the Company	$8,500
Due to Salvatore J. Bucchere, a Director of the Company	$500
Totals	$561,706

Director Independence

The Company complies with the standards of "independence" under the NASDAQ Marketplace Rules. Accordingly, a director will only qualify as an "independent director" if, in the opinion of our Board of Directors, that person does not have a material relationship with our company which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director who is, or at any time during the past three years, was employed by the Company or by any parent or subsidiary of the Company, shall not be considered independent. Accordingly Louis J. Lombardo meets the definition of an "independent director" under NASDAQ Marketplace Rule 5605(a)(2). At December 31, 2011 three of the five directors of Omagine, Inc. were independent. On January 31, 2012 one independent director of the Registrant resigned and on April 9, 2012 another independent director of the Registrant died suddenly. As of the date of this Prospectus, one of the Registrant’s three directors, Mr. Lombardo, is independent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of January 17, 2013 : (i) the number of shares of Omagine, Inc.'s Common Stock beneficially owned by (a) owners of more than five percent of Omagine, Inc.'s outstanding Common Stock who are known to the Company, (b) the directors of Omagine, Inc., individually, (c) the officers and directors of Omagine, Inc. as a group, and (ii) the percentage of ownership of the outstanding Common Stock represented by such shares.

Name and Address	Beneficial Ownership (7)	Percent *

Frank J. Drohan (1)(3)	1,822,305	12.6%
Charles P. Kuczynski (l)(4)	489,343	3.4%
Louis J. Lombardo (1)(5)	59,177	0.4%
Mohammed K. Al-Sada (2)	1,041,800	7.2%
William Hanley (2)(6)	129,330	0.9%

All officers and Directors
As a Group of 4 Persons	2,500,155	17.3%

* Based on 14,424,294 Common Shares issued and outstanding as of January 17, 2013.

(1)	The address for each of these individuals is c/o Omagine, Inc. and each is a director of Omagine, Inc. Messrs. Drohan and Kuczynski are officers of the Company.
(2)	The address for each of these individuals is c/o Omagine, Inc. Mr. Hanley is an officer of Omagine, Inc.
(3)	Does not include Mr. Drohan's (i) 80 ,000 currently exercisable and 20 ,000 un-exercisable Stock Options at $2.60 per share or (ii) 750,000 currently exercisable Stock Options at $1.70 per share.
(4)	Does not include Mr. Kuczynski's (i) 40 ,000 currently exercisable and 10 ,000 un-exercisable Stock Options at $2.60 per share or (ii) 250,000 currently exercisable Stock Options at $1.70 per share.
(5)
Does not include Mr. Lombardo's (i) 2 ,000 currently exercisable Stock Options at $0. 85 per share, (ii) 2,000 currently exercisable Stock Options at $ 1.70 per share, (iii) 2,000 currently exercisable Stock Options at $1.38 per share or (iv) 50,000 currently exercisable Stock Options at $1.70 per share.

(6)	Does not include Mr. Hanley's (i) 6,000 currently exercisable Stock Options at $2.60 per share or (ii) 60,000 currently exercisable Stock Options at $1.70 per share.
(7)
None of these shares are subject to rights to acquire beneficial ownership, as specified in Rule 13d-3 (d)(1) under the Securities Exchange Act of 1934, as amended, and the beneficial owner has sole voting and investment power, subject to community property laws where applicable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Certificate of Incorporation, our directors will not be personally liable to us or to our shareholders for monetary damages for any breach of their fiduciary duty as a director, except liability for the following:

·	Any breach of their duty of loyalty to our Company or to our stockholders.
·	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.
·	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.
·	Any transaction from which the director derived an improper personal benefit.
We believe that these limitation of liability provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability provisions in our Certificate of Incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are filing with the SEC a Registration Statement on Form S-1 under the Securities Act, of which this Prospectus is a part, covering the securities being offered. As permitted by the SEC, this Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this Prospectus, please see the Registration Statement and the exhibits filed with the Registration Statement. A copy of the Registration Statement and the exhibits filed with the Registration Statement may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about the operation of the public reference room. The SEC also maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

January  , 2013

OMAGINE, INC.

3,244,216 Shares of Common Stock

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this Prospectus or to make representations as to matters not stated in this Prospectus. You must not rely on unauthorized information. This Prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this Prospectus nor any sales made hereunder after the date of this Prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this Prospectus.

OMAGINE, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTITY - As Restated - Note 10)
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2012	2011
ASSETS	(Unaudited)

CURRENT ASSETS:
Cash	$207,159	$235,381
Prepaid expenses and other current assets	12,794	19,826
Total Current Assets	219,953	255,207

PROPERTY AND EQUIPMENT:
Office and computer equipment	138,745	132,570
General plant	-	17,800
Furniture and fixtures	-	15,951
Leasehold improvements	-	866
	138,745	167,187
Less accumulated depreciation and amortization	(132,687)	(164,730)
	6,058	2,457

Other assets	12,161	12,161

TOTAL ASSETS	$238,172	$269,825

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Convertible notes payable and accrued interest	$366,612	$647,949
Accounts payable	137,096	386,294
Accrued officers' payroll	421,116	529,300
Due officers and directors	-	16,864
Accrued expenses and other current liabilities	92,808	87,111
Total Current Liabilities	1,017,632	1,667,518
Long Term Liabilities	-	-
TOTAL LIABILITIES	1,017,632	1,667,518

STOCKHOLDERS' DEFICIT: ( - As Restated - Note 10)

Preferred stock:
$0.001 par value,
Authorized: 850,000 shares,
Issued and outstanding: - none	-	-

Common Stock:
$0.001 par value,
Authorized: 50,000,000 shares,
Issued and outstanding:
14,369,041 shares in 2012 and 12,853,701 shares in 2011	14,369	12,854
Committed to be issued:
Zero shares in 2012 and 365,000 shares in 2011	-	365
Capital in excess of par value	23,393,242	20,621,545
Deficit accumulated prior to development stage
commencing on October 11, 2005 ( As Restated - Note 10)	(9,201,144)	(9,201,144)
Deficit accumulated during the development stage
commencing October 11, 2005 ( As Restated - Note 10)	(15,007,081)	(12,876,729)
Total Omagine, Inc. stockholders' deficit	(800,614)	(1,443,109)
Noncontrolling interests in Omagine LLC	21,154	45,416

Total Stockholders' Deficit	(779,460)	(1,397,693)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$238,172	$269,825

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND  SUBSIDIARIES
(A DEVELOPMENT STAGE ENTITY - As Restated  - Note 10)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,		From the Period October 11, 2005 (Inception of Development Stage) to September 30, 2012
	2012	2011	2012	2011	( As Restated -
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	Note 10)

REVENUE:
Total revenue	$-	$-	$-	$-	$-

OPERATING EXPENSES:

Officers and directors compensation (including stock-based
compensation of $266,302, $18,433, $875,156, $148,049
and $1,810,057 respectively)	342,552	97,683	1,105,406	365,549	3,393,474
Professional fees	8,615	34,425	22,977	89,580	1,320,631
Consulting fees (including stock-based compensation
of $173,967, $4,692, $525,151, $20,826 and
$ 570,188 respectively)	192,509	90,409	553,413	139,809	1,777,063
Commitment fees	-	-	-	300,000	300,000
Travel	46,938	23,119	118,413	77,109	976,551
Occupancy	30,058	27,412	88,733	110,620	829,195
Other selling general and administrative (including sponsorship fee of
$30,220 in 2012 periods)	81,578	52,027	234,994	167,871	1,682,070
Total Costs and Expenses	702,250	325,075	2,123,936	1,250,538	10,278,984

OPERATING LOSS	(702,250)	(325,075)	(2,123,936)	(1,250,538)	(10,278,984)

OTHER (EXPENSE) INCOME ( As Restated - Note 10)
Settlement of Qatar Real Estate development dispute	-	-	-	-	1,004,666
Impairment of goodwill	-	-	-	-	(5,079,919)
Interest expense	(7,867)	(14,032)	(30,678)	(41,419)	(238,389)
Amortization of Debt discount	-	-	-	-	(93,910)
Interest income	-	-	-	-	8,805
Other (Expense) - Net	(7,867)	(14,032)	(30,678)	(41,419)	(4,398,747)

NET LOSS FROM DEVELOPMENT STAGE ENTITY - CONTINUING
OPERATIONS DEVELOPMENT ( As Restated - Note 10)	(710,117)	(339,107)	(2,154,614)	(1,291,957)	(14,677,731)

Add net loss attributable to noncontrolling interests in Omagine LLC	3,623	1,644	24,262	1,644	44,418

NET LOSS ATTRIBUTABLE TO OMAGINE, INC. (As Restated - Note 10)	(706,494)	(337,463)	(2,130,352)	(1,290,313)	(14,633,313)

LOSS FROM DISCONTINUED OPERATIONS - SPORTS
APPAREL	-	-	-	-	(345,990)

NET LOSS ACCUMULATED DURING DEVELOPMENT STAGE	(706,494)	(337,463)	(2,130,352)	(1,290,313)	(14,979,303)

Net preferred stock dividends	-	-	-	-	(27,778)

LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(706,494)	$(337,463)	$(2,130,352)	$(1,290,313)	$(15,007,081)

LOSS PER SHARE - BASIC AND DILUTED	$(0.05)	$(0.03)	$(0.15)	$(0.10)	$(1.61)
LOSS PER SHARE - CONTINUING OPERATIONS - REAL ESTATE
DEVELOPMENT					$(1.57)
LOSS PER SHARE DISCONTINUED OPERATIONS - SPORTS APPAREL					$(0.04)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
- BASIC AND DILUTED	14,369,041	12,808,779	14,094,677	12,608,235	9,298,870

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTITY -  As Restated - Note 10)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT    (Unaudited)

								Deficit	Deficit
								Accumulated	Accumulated
								Prior to	During the
								Development Stage	Development Stage
			Common Stock					Commencing	Commencing	Noncontrolling
	Preferred Stock		Issued and Outstanding		Committed to be issued		Capital in	October 11, 2005	October 11, 2005	Interests in
		$0.001 Par		$0.001 Par		$0.001 Par	Excess of	(As Restated	(As Restated	Omagine
	Shares	Value	Shares	Value	Shares	Value	Par Value	- Note 10)	- Note 10)	LLC	Total

Balances at October 11, 2005
(inception of development stage)	108,350	$108	5,667,569	$5,668	-	$-	$13,797,424	$(9,201,144)	$-	$-	$4,602,056

Conversion of preferred stock for common stock	(1,250)	(1)	10,000	10	-	-	(9)	-	-	-	-

Issuance of preferred stock dividends in common stock	-	-	348	-	-	-	1,457	-	-	-	1,457

Beneficial conversion feature of Convertible Debenture	-	-	-	-	-	-	132,208	-	-	-	132,208

Value of warrant attached to Convertible Debenture	-	-	-	-	-	-	69,421	-	-	-	69,421

Reduction of preferred stock dividends accrual	-	-	-	-	-	-	-	-	116,705.00	-	116,705

Net loss	-	-	-	-	-	-	-	-	(5,534,319)	-	(5,534,319)

Balances at December 31, 2005	107,100	107	5,677,917	5,678	-	-	14,000,501	(9,201,144)	(5,417,614)	-	(612,472)

Issuance of common stock for cash	-	-	10,000	10.00	-	-	19,990	-	-	-	20,000

Issuance of common stock upon conversion of debentures	-	-	495,032	495	-	-	196,882	-	-	-	197,377

Conversion of preferred stock for common stock	(20,163)	(20)	161,300	161	-	-	(141)	-	-	-	-

Issuance of preferred stock dividends in common stock	-	-	78,343	78	-	-	63,946	-	-	-	64,024

Stock option expense	-	-	-	-	-	-	56,791	-	-	-	56,791

Beneficial conversion feature of Convertible Debenture	-	-	-	-	-	-	52,778	-	-	-	52,778

Preferred stock dividends	-	-	-	-	-	-	-	-	(21,042)	-	(21,042)

Net loss	-	-	-	-	-	-	-	-	(767,951)	-	(767,951)

Balances at December 31, 2006	86,937	87	6,422,592	6,422	-	-	14,390,747	(9,201,144)	(6,206,607)	-	(1,010,495)

Issuance of common stock for consulting services	-	-	1,250	1	-	-	749	-	-	-	750

Issuance of common stock for cash	-	-	570,000	570	-	-	754,430	-	-	-	755,000

Purchase of common stock for cash	-	-	(2)	-	-	-	(3)	-	-	-	(3)

Issuance of common stock upon conversion of debentures	-	-	547,526	548	-	-	126,396	-	-	-	126,944

Issuance of common stock in payment of accounts payable	-	-	560,067	560	-	-	341,470	-	-	-	342,030

Issuance of common stock upon exercise of warrants	-	-	295,866	296	-	-	1,038,829	-	-	-	1,039,125

Preferred stock and dividends converted to common stock	(86,937)	(87)	720,188	720	-	-	122,808	-	-	-	123,441

Cancellation of common stock issued for consulting services	-	-	(9,000)	(9)	-	-	(10,942)	-	-	-	(10,951)

Stock option expense	-	-	-	-	-	-	20,187	-	-	-	20,187

Preferred stock dividends	-	-	-	-	-	-	-	-	(123,441)	-	(123,441)

Net loss	-	-	-	-	-	-	-	-	(1,043,190)	-	(1,043,190)

Balances at December 31, 2007	-	-	9,108,487	9,108	-	-	16,784,671	(9,201,144)	(7,373,238)	-	219,397

Issuance of common stock for consulting services	-	-	2,230	3	-	-	7,498	-	-	-	7,501

Issuance of common stock for cash	-	-	109,500	110	-	-	235,090	-	-	-	235,200

Contribution of common stock to 401(k) Plan	-	-	20,192	20	-	-	52,480	-	-	-	52,500

Issuance of common stock for SEDA commitment fees	-	-	45,830	46	-	-	149,954	-	-	-	150,000

Cancellation of common stock	-	-	(8,712)	(9)	-	-	9	-	-	-	-

Stock option expense	-	-	-	-	-	-	60,629	-	-	-	60,629

Net loss	-	-	-	-	-	-	-	-	(1,307,630)	-	(1,307,630)

Balances at December 31, 2008	-	-	9,277,527	9,278	-	-	17,290,331	(9,201,144)	(8,680,868)	-	(582,403)

Issuance of common stock for cash	-	-	2,000	2	-	-	1,398	-	-	-	1,400

Contribution of common stock to 401(k) Plan	-	-	72,500	72	-	-	72,428	-	-	-	72,500

Stock option expense	-	-	-	-	-	-	112,328	-	-	-	112,328

Sale of stock under Stock Equity Distribution Agreement	-	-	1,308,877	1,309	-	-	553,691	-	-	-	555,000

Net loss	-	-	-	-	-	-	-	-	(1,114,409)	-	(1,114,409)

Balances at December 31, 2009	-	-	10,660,904	10,661	-	-	18,030,176	(9,201,144)	(9,795,277)	-	(955,584)

Adjustment for stock splits	-	-	22	-	-	-	-	-	-	-	-

Issuance of common stock for cash	-	-	336,972	337	-	-	304,163	-	-	-	304,500

Contribution of common stock to 401(k) Plan	-	-	289,996	290	-	-	72,210	-	-	-	72,500

Issuance of common stock in payment of salaries payable	-	-	82,305	82	-	-	99,918	-	-	-	100,000

Issuance of common stock for stockholder investor relations	-	-	118,750	119	-	-	47,381	-	-	-	47,500

Stock option expense	-	-	-	-	-	-	110,040	-	-	-	110,040

Sale of stock under Stock Equity Distribution Agreement	-	-	618,697	619	-	-	249,381	-	-	-	250,000

Net loss	-	-	-	-	-	-	-	-	(1,277,001)	-	(1,277,001)

Balances at December 31, 2010	-	-	12,107,646	12,108	-	-	18,913,269	(9,201,144)	(11,072,278)	-	(1,348,045)

Issuance of common stock for cash	-	-	130,438	131	-	-	264,869	-	-	-	265,000

Contribution of common stock to 401(k) Plan	-	-	51,784	52	-	-	72,448	-	-	-	72,500

Issuance of common stock for SEDA commitment fees	-	-	244,216	244	-	-	299,756	-	-	-	300,000

Stock option expense	-	-	-	-	-	-	92,498	-	-	-	92,498

Sale of stock under Stock Equity Distribution Agreement (Old)	-	-	193,442	193	-	-	164,807	-	-	-	165,000

Sale of stock under Stock Equity Distribution Agreement (New)	-	-	111,175	111	-	-	229,889	-	-	-	230,000

Stock grant to consultant	-	-	15,000	15	-	-	6,735	-	-	-	6,750

Stock options exercised by officers	-	-	-	-	150,000	150	187,350	-	-	-	187,500

Stock grants to foreign consultants	-	-	-	-	215,000	215	299,495	-	-	-	299,710

Adjustments for noncontrolling interests in Omagine LLC	-	-	-	-	-	-	90,429	-	-	45,416	135,845

Net loss	-	-	-	-	-	-	-	-	(1,804,451)	-	(1,804,451)

Balances at December 31, 2011	-	-	12,853,701	12,854	365,000	365	20,621,545	(9,201,144)	(12,876,729)	45,416	(1,397,693)

Issuance of Common Stock committed for stock options
exercised by officers	-	-	150,000	150	(150,000)	(150)	-	-	-	-	-

stock grants to foreign consultants	-	-	215,000	215	(215,000)	(215)	-	-	-	-	-

Stock Grant to Consultant for services rendered	-	-	1,994	2	-	-	3,248	-		-	3,250

Stock Option Expense	-	-	-	-	-	-	1,320,807	-	-	-	1,320,807

Issuance of Common Stock under New Standby Equity
Distribution Agreement (New SEDA)	-	-	68,480	68	-	-	89,932	-	-	-	90,000
					-	-
Stock Grant to a stockholder relations agent for fees	-	-	15,000	15	-	-	14,985	-	-	-	15,000

Issuance of Common Stock for Rights Offering	-	-	-	-	1,014,032	1,014	1,266,526	-	-	-	1,267,540

Issuance of Common Stock committed for Rights Offering	-	-	1,014,032	1,014	(1,014,032)	(1,014)	-	-	-	-	-

Contribution of Common Stock to 401K Plan	-	-	50,834	51	-	-	76,199	-	-	-	76,250

Adjustments for noncontrolling interests in
Omagine LLC	-	-	-	-	-	-	-	-	-	(24,262)	(24,262)

Net Loss attributable to Omagine, Inc.	-	-	-	-	-	-	-	-	(2,130,352)	-	(2,130,352)

Balances at September 30, 2012	-	$-	14,369,041	$14,369	-	$-	$23,393,242	$(9,201,144)	$(15,007,081)	$21,154	$(779,460)

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTITY - As Restated - Note 10)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,		From the Period October 11, 2005 (Inception of Development Stage) to September 30, 2012
	2012	2011	( As Restated -
	(Unaudited)	(Unaudited)	Note 10)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss attributable to Omagine, Inc.	$(2,130,352)	$(1,290,313)	$(14,633,313)
Adjustments to reconcile net loss to net cash flows
used by operating activities:
Loss from discontinued operations - Sports Apparel			(345,990)
Net loss attributable to noncontrolling interests in
Omagine LLC	(24,262)	(1,644)	(44,418)
Depreciation and amortization	2,574	2,805	160,027
Impairment of Goodwill		-	5,079,919
Stock based compensation related to stock options	1,320,807	69,374	1,773,280
Issuance of Common Stock for Consulting fees	3,250	6,750	18,251
Issuance of Common Stock for 401K Plan contributions	76,250	72,500	346,250
Issuance of Common Stock for stockholder investor relations	15,000		62,500
Issuance of Common Stock to foreign consultants			299,710
Cancellation of Common Stock issued for consulting services			(10,951)
Issuance of Common Stock in satisfaction of the New
SEDA commitment fees	-	300,000	450,000
Changes in operating assets and liabilities:
Prepaid expenses, other current assets and other assets	7,032	350	(11,196)
Accounts receivable			86,665
Inventories			65,401
Other assets			(235)
Accounts payable	(240,198)	53,389	165,537
Customer deposits			(43,212)
Accrued expenses and other current liabilities	5,697	16,072	42,936
Accrued interest payable on convertible debentures	(4,694)	38,191	153,891
Accrued officers' payroll	119,250	177,501	1,064,885
Net cash flows used by operating activities	(849,646)	(555,025)	(5,320,063)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(6,175)	-	(38,348)
Net cash flows used by investing activities	(6,175)	-	(38,348)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loans from officers and directors	5,960	8,659	(24,923)
Proceeds from the issuance of Convertible Debentures			790,000
Proceeds from sale of Common Stock	90,000	500,000	2,871,100
Proceeds from exercise of common stock options and warrants			1,039,125
Purchase of Common Stock			(3)
Capital contributions from noncontrolling interests in Omagine LLC		156,000	156,000
Proceeds from the Rights Offering concluded March 30, 2012	731,639	-	731,639
Net cash flows provided by financing activities	827,599	664,659	5,562,938

NET INCREASE ( DECREASE) IN CASH	(28,222)	109,634	204,527
CASH BEGINNING OF PERIOD	235,381	148,217	2,632

CASH END OF PERIOD	$207,159	$257,851	$207,159

SUPPLEMENTAL CASH FLOW INFORMATION:

Income taxes paid	$1,263	$1,289	$5,583

Interest paid	$8,247	$-	$33,926

NON - CASH FINANCING ACTIVITIES:

Acquisition of Journey of Light, Inc. through issuance of
common stock and warrants:
Fair value of assets acquired			$49,146
Goodwill acquired			5,079,919
Fair value of liabilities assumed			(243,782)
	$-	$-	$4,885,283
Issuance of convertible notes in satisfaction of accrued officer payroll	$-	$-	$182,015
Issuance of Common Stock on conversion of Debentures and accrued interest	$-	$-	$126,944
Issuance of Common Stock in payment of accounts payable	$-	$-	$342,030
Preferred stock dividends paid in Common Stock	$-	$-	$102,399
Issuance of Common Stock to two officers,pursuant to exercise of stock options
granted, satisfied by the reduction of salaries payable to them	$-	$187,500	$187,500
Issuance of Common Stock in satisfaction of salaries payable	$-	$-	$100,000

Stock subscriptions from rights offering concluded March 30, 2012	$1,267,540	$-	$1,267,540
Less stock subscriptions satisfied through reduction of debt:
Convertible notes payable and accrued interest	(276,643)	-	(276,643)
Accounts payable	(9,000)	-	(9,000)
Accrued officers' payroll	(227,434)	-	(227,434)
Due officers and directors	(22,824)	-	(22,824)
Total	(535,901)	-	(535,901)
Stock subscriptions satisfied through payment to Stock Transfer
Agent agency account (collected by the Company on April 5, 2012)	$731,639	$-	$731,639

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTITY)

NOTES  TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF THE BUSINESS AND BASIS OF PRESENTATION:

Nature of the Business

Omagine, Inc. (“Omagine”) is a holding company incorporated in Delaware in October 2004 which operates through its wholly owned subsidiary, Journey of Light, Inc. (“JOL”) and its 60% owned subsidiary Omagine LLC (“LLC”). Omagine, JOL and LLC are collectively referred to as the “Company”. Both JOL and LLC are in the real estate development business. LLC is a limited liability Omani real estate development company which was organized on November 23, 2009 under the laws of the Sultanate of Oman. Journey of Light Inc. (“JOL”) was acquired by the Company in October 2005.

During 2005, 2006 and 2007 the Company had minimal operations and revenue from its other two then wholly-owned subsidiaries – Ty-Breakers Corp. (“Ty-Breakers”) and Contact Sports, Inc. (“Contact”). The businesses of both Ty-Breakers and Contact were discontinued during 2007 and Ty-Breakers and Contact were merged with and into their parent company in March 2008. On May 1, 2006 a contract dispute between JOL and the State of Qatar regarding the proposed development of a real-estate project in Doha, Qatar was settled by the State of Qatar paying JOL $1 million.

The Company is a development stage entity (DSE) focused on entertainment, hospitality and real-estate development opportunities in the Middle East & North Africa (the “MENA Region”).

Basis of Presentation

The Company’s financial statements are presented herein in accordance with the guidance provided by ASC 915 promulgated by the Financial Accounting Standards Board for DSE financial statements.

The Company has experienced long delays in the start of its operations in Oman and its planned activities have not yet generated revenue. The Company has funded its operating losses to date primarily through the sale of its common stock via private placements, a rights offering to its shareholders and pursuant to a standby equity distribution agreement with an investment fund. Accordingly, its financial statements have been presented in DSE format since the date of the acquisition of JOL on October 11, 2005, the date of inception of the DSE period, to September 30, 2012.

Principles of Consolidation - The consolidated financial statements include the accounts of Omagine, JOL and LLC. All inter-company transactions have been eliminated in consolidation.

The consolidated balance sheet for the Company at the end of the preceding fiscal year has been derived from the audited balance sheet and notes thereto contained in the Company’s second amended annual report on Form 10-K/A for the Company’s fiscal year ended December 31, 2011 filed with the Securities & Exchange Commission (SEC) on January 22, 2013 (the “2nd Amended 10-K/A”) and is presented herein for comparative purposes. All other financial statements are unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for all periods presented, have been made. The results of operations for the interim periods presented herein are not necessarily indicative of operating results for the respective full years.

Certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted in accordance with the published rules and regulations of the SEC. These financial statements should be read in conjunction with the financial statements and notes thereto included in the 2nd Amended 10-K/A.

Income Taxes - The Company is subject to income taxes at both the federal and state level. Separate state income tax returns are filed with each state in which the Company is incorporated or qualified as a foreign corporation. Other than LLC which is subject to income taxes in Oman, the Company is not presently subject to income taxes in any foreign country.

The Company reports interest and penalties as income tax expense.

Deferred tax assets and liabilities are recognized based on differences between the book and tax bases of assets and liabilities using presently enacted income tax rates. The Company establishes a provision for income taxes by applying the provisions of the applicable enacted tax laws to taxable income, if any, for that period. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Stock-based Compensation - Stock-based compensation is accounted for at fair value in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation”. For stock options granted, we have recognized compensation expense based on the estimated grant date fair value method using the Black-Scholes valuation model. For these awards, we have recognized compensation expense using a straight-line amortization method. ASC 718 requires that stock-based compensation expense be based on awards that are ultimately expected to vest. Stock option expense for the nine months ended September 30, 2012 and 2011 was $1,320,807 and $69,374, respectively. See Note 5.

Loss Per Share –Basic loss per share is based upon the weighted-average number of common shares outstanding during the period. Diluted loss per share is based upon the weighted-average number of common shares and dilutive securities (such as stock options and convertible securities) outstanding during the period. Dilutive securities having an anti-dilutive effect on diluted loss per share are excluded from the calculation.

For the nine months ended September 30, 2012 and 2011, diluted shares outstanding excluded the following dilutive securities as the effect of their inclusion would be anti-dilutive:

	Shares Issuable
	Nine Months Ended September 30,
	2012	2011
Convertible Notes	151,955	283,006
Stock Options	2,281,000	324,000
Warrants	6,363,674	0
Total Shares of Common Stock Issuable	8,796,629	607,006

Non-controlling Interests in Omagine LLC - As of the date of this report LLC is owned 60% by Omagine. In May 2011, Omagine, JOL and three new investors entered into a shareholders’ agreement (the “Shareholder Agreement”) pursuant to which Omagine’s 100% ownership of LLC was reduced to 60%. As of the date hereof the shareholders of Omagine LLC and their associated ownership percentages as registered with the Government of Oman are as follows:

Omagine, Inc.	60%
Office of Royal Court Affairs	25%
Consolidated Contracting Company S.A.	10%
Consolidated Contractors (Oman) Company LLC	5%

The Office of Royal Court Affairs (“RCA”) is an organization representing the personal interests of His Majesty Sultan Qaboos bin Said, the ruler of Oman.

Consolidated Contractors International Company, SAL, (“CCIC”) is a 60 year old Lebanese multi-national company headquartered in Athens, Greece. CCIC has approximately five and one-half (5.5) billion dollars in annual revenue, one hundred twenty thousand (120,000) employees worldwide, and operating subsidiaries in among other places, every country in the Middle East.

Consolidated Contracting Company S.A. is a wholly owned subsidiary of CCIC and is its investment arm.

Consolidated Contractors (Oman) Company LLC, is a construction company with approximately 13,000 employees in Oman.

Reclassifications – Certain 2011 account balances have been reclassified to conform to the current year’s presentation.

Recent Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, “Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs,” (“ASU 2011-04”). ASU 2011-04 expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This new guidance is to be applied prospectively. This guidance will be effective for the Company beginning January 1, 2012. The Company anticipates that the adoption of this standard will not materially affect its consolidated financial statements.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income,” (“ASU 2011-05”). ASU 2011-05 eliminates the option to report other comprehensive income and its components in the statement of changes in equity. ASU 2011-05 requires that all non-owner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. This new guidance is to be applied retrospectively. This guidance became effective for the Company beginning January 1, 2012. The Company anticipates that the adoption of this standard will not change the presentation of its consolidated financial statements.

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-08, “Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment” (“ASU 2011-08”). This ASU is intended to simplify how entities test goodwill for impairment and permits an entity to first assess qualitative factors to determine whether it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We do not expect this ASU will have an impact on our Consolidated Financial Statements.

In December 2011, the FASB issued ASU No. 2011-11, “Balance Sheet (Topic 210)—Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). The update requires entities to disclose information about offsetting and related arrangements of financial instruments and derivative instruments. The ASU is effective for annual periods beginning on or after January 1, 2013 and interim periods therein. The Company is currently evaluating the impact this update will have on our consolidated financial statements.

In December 2011, FASB issued ASU No. 2011−12, “Comprehensive Income - Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” (“ASU 2011−12”). Among the new provisions in ASU 2011-05 was a requirement for entities to present reclassification adjustments out of accumulated other comprehensive income by component in both the statement in which net income is presented and the statement in which other comprehensive income is presented (for both interim and annual financial statements); however this reclassification requirement is indefinitely deferred by ASU 2011-12 and will be further deliberated by the FASB at a future date.

Certain other accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and therefore have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

NOTE 2 - GOING CONCERN AND LIQUIDITY

At September 30, 2012, the Company had negative working capital of $797,679. The Company incurred net losses of $2,130,352 and $1,804,451 for the nine months ended September 30, 2012 and for the year ended December 31, 2011, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The continued existence of the Company is dependent upon its ability to execute its business plan and attain profitable operations.

NOTE 3 - CONVERTIBLE NOTES PAYABLE AND ACCRUED INTEREST

Convertible notes payable and accrued interest thereon consist of:

	Sept. 30,	Dec. 31,
	2012	2011
Due to the president of the Company, interest at 8% per annum, due on demand, convertible into common stock at a conversion price of $2.00 per share:

Principal	$-	$192,054
Accrued Interest	-	51,649

Due to the secretary of the Company, interest at 8% per annum, due on demand, convertible into common stock at a conversion price of $2.00 per share:

Principal	39,961	39,961
Accrued Interest	13,147	10,747

Due to a director of the Company, interest at 10% per annum, due on demand, convertible into common stock at a conversion price of $2.50 per share:

Principal	150,000	150,000
Accrued Interest	29,945	18,685

Due to investors, interest at 15% per annum, due on demand, convertible into common stock at a conversion price of $2.50 per share:

Principal	50,000	50,000
Accrued Interest	26,805	21,175

Due to investors, interest at 10% per annum, due on demand, convertible into common stock at a conversion price of $2.50 per share:

Principal	50,000	100,000
Accrued Interest	6,754	13,678
	$366,612	$647,949

NOTE 4 – COMMON STOCK

In January 2011, the Company issued and contributed a total of 51,784 shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan (two of the three employees are directors of the Company and all three are officers of the Company). The $72,500 valuation is based on the $1.40 closing trading price of the free trading Common Stock on the date of contribution.

From January 2011 to June 2011, the Company issued and sold a total of 193,442 shares of Common Stock for proceeds of $165,000 under the SEDA with YA. (See Note 7 under “Equity Financing Agreements”).

From January to September 2011, the Company issued and sold to accredited investors a total of 130,438 shares of Common Stock for proceeds of $265,000.

On March 4, 2011, the Company issued 15,000 shares of Common Stock to a consultant for services rendered valued at $6,750.

In May and June 2011, the Company issued a total of 244,216 shares of Common Stock to YA Ltd. in satisfaction of $300,000 of commitment fees due in connection with the New SEDA (See Note 7 under “Equity Financing Agreements”).

From August to December 2011, the Company issued and sold a total of 111,175 shares of Common Stock for proceeds of $230,000 under the New SEDA with YA Ltd. (See Note 7 under “Equity Financing Agreements”).

On August 29, 2011, as discussed in Note 7 under “Employment Agreements”, the Company issued an aggregate of 150,000 shares of Common Stock to its president and to its secretary pursuant to the exercise by them at $1.25 per share of an aggregate of 150,000 stock options granted to them in 2001. The $187,500 aggregate exercise amount was satisfied by a $187,500 reduction in accrued payroll due to these two officers.

On December 8, 2011, the Company issued a total of 215,000 restricted shares of Common Stock to six consultants for services rendered valued at a total of $299,710. The $299,710 valuation is based on the $1.70 closing trading price of the free trading Common Stock on the December 8, 2011 date of grant less an 18% restricted stock discount (which was calculated using the Finnerty Method).

In January 2012, the Company issued and sold a total of 25,063 shares of Common Stock for proceeds of $40,000 under the New SEDA with YA Ltd. (See Note 7 under “Equity Financing Agreements”).

In January 2012, the Company issued 1,994 shares of Common Stock to a consultant for services rendered valued at $3,250.

In January 2012, the Company issued 15,000 shares of Common Stock to an investor relations consultant for services rendered valued at $15,000.

In February 2012, the Company issued and sold a total of 17,705 shares of Common Stock for proceeds of $25,000 under the New SEDA with YA Ltd. (See Note 7 under “Equity Financing Agreements”).

In March 2012, the Company issued and sold a total of 25,712 shares of Common Stock for proceeds of $25,000 under the New SEDA with YA Ltd. (See Note 7 under “Equity Financing Agreements”).

In March 2012, pursuant to a rights offering, the Company issued and sold 1,014,032 shares of Common Stock to its shareholders for proceeds of $1,267,540. Of  the $1,267,540 total proceeds from the rights offering, $731,639 of such proceeds (representing 585,311 shares) was collected in cash and $535,901 of such proceeds (representing 428,721 shares) was satisfied through the reduction of debt (including $506,750 of such debt due to Company officers and directors).

In May 2012, the Company issued and contributed a total of 50,834 shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan (two of the three employees are directors of the Company and all three are officers of the Company). The $76,250 valuation is based on the $1.50 closing trading price of the free trading Common Stock on the date of contribution.

NOTE 5 – STOCK OPTIONS AND WARRANTS

Stock Options

On December 30, 2009, shareholders authorized the Board of Directors to reserve 2,500,000 shares of its authorized but unissued Common Stock (the “Reserved Shares”) for issuance under the Omagine, Inc. 2003 Stock Option Plan (the “Plan”). On October 14, 2011, the Company registered the Reserved Shares for resale by filing a registration statement with the SEC on Form S-8. On September 12, 2012, the Company filed a post-effective amendment to the registration statement to reflect stock options that had expired or were cancelled, issued or exercised under the Plan subsequent to October 13, 2011. The Plan expires August 31, 2013.

The Plan is designed to attract, retain and motivate employees, directors, consultants and other professional advisors of the Company and its subsidiaries (collectively, the “Recipients”) by giving such Recipients the opportunity to acquire stock ownership in the Company through the issuance of stock options to purchase shares of the Company’s Common Stock.

The following is a summary of stock option activity under the Plan for the nine months ended September 30, 2011 and 2012:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2011	528,000	$1.96	4.58	$207,060
Granted in Q1 2011	-	-	-	-
Exercised in Q1 2011	-	-	-	-
Forfeited / Expired in Q1 2011	-	-	-	-
Outstanding at March 31, 2011	528,000	$1.96	4.33	$1,360
Exercisable at March 31, 2011	404,000	$1.88	3.42	$1,360
Granted in Q2 2011	6,000	$0.85	4.92	-
Exercised in Q2 2011	-	-	-	-
Forfeited / Expired in Q2 2011	-	-	-	-
Outstanding June 30, 2011	534,000	$1.95	4.08	$277,360
Exercisable June 30, 2011	442,000	$1.82	3.67	$277,360
Granted in Q3 2011	-	-	-	-
Exercised in Q3 2011	(150,000	$1.25	-	-
Forfeited/Expired in Q3 2011	-	-	-	-
Outstanding September 30, 2011	384,000	$2.23	5.33	$717,820
Exercisable September 30, 2011	324,000	$2.16	5.00	$629,020

Outstanding at January 1, 2012	344,000	$2.01	5.67	90,360
Granted in Q1 2012	1,994,000	$1.70	0.75	-
Exercised in Q1 2012	-	-	-	-
Forfeited / Expired in Q1 2012	(50,000)	$1.70	-	-
Outstanding at March 31, 2012	2,288,000	$1.75	1.50	$85,860
Exercisable at March 31, 2012	1,256,000	$1.74	1.75	$85,860
Granted in Q2 2012	23,000	$1.70	0.92	-
Exercised in Q2 2012	-	-	-	-
Forfeited / Expired in Q2 2012	-	-	-	-
Outstanding at June 30, 2012	2,311,000	$1.75	1.25	63,160
Exercisable at June 30, 2012	1,293,500	$1.74	1.50	63,160
Granted in Q3 2012	-	-	-	-
Exercised in Q3 2012	-	-	-	-
Forfeited / Expired in Q3 2012	-	-	-	-
Outstanding at September 30, 2012	2,311,000	$1.75	0.92	402,410
Exercisable at September 30, 2012	2,281,000	$1.73	0.92	402,410

On January 2, 2012, pursuant to a resolution of the Board of Directors dated December 8, 2011, the Company granted a total of 1,994,000 stock options (the “January 2012 Options”) to 13 individuals. Such grants of January 2012 Options included the grant of: (i) an aggregate of 1,049,000 January 2012 Options to the Company’s three Officers; (ii) an aggregate of 150,000 January 2012 Options to the Company’s then three independent Directors; (iii) a grant of 750,000 January 2012 Options to the Deputy Managing Director of Omagine LLC who is also a consultant to Omagine and who also holds 160,000 stock options presently exercisable at $1.25 per share and expiring March 31, 2017 which were granted pursuant to a March 2007 consulting agreement expiring on December 31, 2012; (iv) a grant of 10,000 January 2012 Options to a consultant to whom the Company pays $2,000 per month in consulting fees totaling $24,000 and $20,000 during the years ended December 31, 2011 and 2010, respectively (and $18,000 for the nine months ended September 30, 2012) ; and (v) a grant of 5,000 January 2012 Options to the son of the Company’s President for website design services rendered (who was also paid $1,000 for the six months ended June 30, 2012). During the third quarter of 2012, the Company incurred an expense of $30,220 for a sponsorship fee paid to an entity owned by the Deputy Managing Director of Omagine LLC.

On January 31, 2012, 50,000 January 2012 Options previously issued to an independent Director were cancelled in accordance with their terms upon such Director’s resignation. On April 9, 2012 an independent Director died and, pursuant to the Plan, all 50,000 January 2012 Options previously granted to him immediately vested and the expiration date of his January 2012 Options and all other options then held by him was fixed at April 8, 2013. On April 13, 2012, pursuant to a resolution of the Board of Directors, the Company granted a total of 21,000 additional January 2012 Options to 2 individuals (11,000 of which were granted to an individual who is an officer and director) for services rendered. Other than the January 2012 Options of the former independent director that died in April 2012, all January 2012 Options vest 50% on the date of issuance, 50% on July 1, 2012 and expire on December 31, 2012. All January 2012 Options provide for a cashless exercise feature and are exercisable at an exercise price of $1.70 per share.

The approximately $1,701,000 estimated fair value of the 1,994,000 January 2012 Options granted in January 2012 (using the Black-Scholes option pricing model and the following assumptions: (i) $1.70 share price, (ii) 1 year and 6 month terms [365 days and 184 days], (iii) 161% expected volatility, (iv) 0.10% [1 year term] and 0.04% [6 month term] risk free interest rates) is being expensed evenly over the one year 2012 requisite service period of the January 2012 Options. The approximately $27,302 estimated fair value of the 21,000 January 2012 Options granted in April 2012 (using the Black-Scholes option pricing model and the following assumptions: (i) $1.70 share price, (ii) 9 month and 6 month terms, (iii) 161% expected volatility, (iv) 0.10% [ 9 month term] and 0.04% [6 month term] risk free interest rates) is being expensed evenly over the requisite 2012 service period of the January 2012 Options.

A summary of the status of the Company’s non-vested shares as of September 30, 2011 and 2012, and changes during the periods then ended is as presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)

Nonvested shares at January 1, 2011	124,000	$2.25	7.33
Granted in Q1 2011	-	-	-
Vested in Q1 2011	-	-	-
Nonvested shares at March 31, 2011	124,000	$2.25	7.08
Granted in Q2 2011	6,000	$0.85	4.92
Vested in Q2 2011	(38,000)	$1.19	5.67
Nonvested shares at June 30, 2011	92,000	$2.60	7.25
Granted in Q3 2011	-	-	-
Vested in Q3 2011	(32,000)	$2.60	6.75
Nonvested shares at September 30, 2011	60,000	$2.60	7.08

Nonvested shares at January 1, 2012	60,000	$2.60	6.75
Granted in Q1 2012	1,994,000	$1.70	1.00
Forfeited / Expired in Q1 in 2012	(50,000)	$1.70	0.92
Vested in Q1 2012	(972,000)	$1.70	1.00
Nonvested shares at March 31, 2012	1,032,000	$1.75	1.08
Granted in Q2 2012	23,000	$1.70	0.92
Vested in Q2 2012	(37,500)	$1.70	0.75
Nonvested shares at June 30, 2012	1,017,500	$1.75	0.83
Granted in Q3 2012	-
Vested in Q3 2012	(987,500)	$1.73	0.42
Nonvested shares at September 30, 2012	30,000	$2.60	6.08

Stock options outstanding as of September 30, 2012 (all non-qualified) consist of:

Year Granted		Number Outstanding	Number Exercisable	Exercise Price	Expiration Date
2007		160,000	160,000	$1.25	March 31, 2017
2007		12,000	12,000	$4.50	October 29, 2012
2008		6,000	6,000	$4.00	December 31, 2012
2008	(A)	150,000	120,000	$2.60	September 23, 2018
2008		6,000	6,000	$2.60	September 23, 2013
2010		4,000	4,000	$0.51	June 30, 2015
2011		6,000	6,000	$0.85	May 16, 2016
2012		1,965,000	1,965,000	$1.70	December 31, 2012
2012		2,000	2,000	$1.70	April 12, 2017

Totals		2,311,000	2,281,000

(A)	The 30,000 unvested options relating to the 2008 grant are scheduled to vest on September 24, 2013.

The following table summarizes information about stock options outstanding at September 30, 2012:

	Stock Options Outstanding			Exercisable

Range of Exercise Prices	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Number of Shares	Weighted Average Exercise Price
$0.50 - $1.00	10,000	$0.71	3.33	10,000	$0.71
$1.01 - $2.00	2,127,000	1.67	0.58	2,127,000	1.67
$2.00 - $3.00	156,000	2.60	5.83	126,000	2.60
$4.00 - $5.00	18,000	4.33	0.17	18,000	4.33
Totals	2,311,000	$1.75	0.92	2,281,000	$1.73

As of September 30, 2012, there was $493,335 of total unrecognized compensation cost relating to unexpired stock options. That cost is expected to be recognized $440,269 in 2012 and $53,066 in 2013.

Warrants

The Company conducted a rights offering between February 24, 2012 and March 30, 2012 for the sole benefit of its shareholders. The rights offering entitled shareholders to subscribe for up to 3,181,837 shares of the Company’s common stock at a subscription price of $1.25 per share. A total of 1,014,032 shares were subscribed for in the rights offering. Of the $1,267,540 total proceeds from the rights offering, $731,639 of such proceeds (representing 585,311 shares) was collected in cash and $535,901 of such proceeds (representing 428,721 shares) was satisfied through the reduction of debt (including $506,750 of such debt due to Company officers and directors).

Simultaneously with the rights offering the Company also distributed a total of 6,363,674 common stock purchase warrants (“Warrants “) to common stockholders of record on February 24, 2012. 3,181,837 Warrants are exercisable into common stock at an exercise price of $5.00 per share and 3,181,837 Warrants are exercisable into common stock at an exercise price of $10.00 per share. The Company did not distribute Warrants to certain of its shareholders who were residents of California (the “California Shareholders”) because the registration and/or qualification in California of the Warrants and the common stock underlying the Warrants has not yet been approved by the California Department of Corporations (the “California Approval”). Subject to the receipt of the California Approval, the Company intends to distribute an additional 58,450 Warrants (29,225 $5 Warrants and 29,225 $10 Warrants) to the California Shareholders. The Warrants expire on December 31, 2013 unless, upon a 30 day prior notice to the Warrant holders, they are redeemed earlier by the Company. The Warrants do not contain any anti-dilution provisions and may be exercised only for whole shares of Common Stock. The Warrant Exercise Prices and the number of shares of Common Stock that the Company must issue upon exercise of Warrants shall not be subject to adjustment for any reason, including but not limited to, any combinations or subdivisions of Common Stock or any dividend, reclassification, reorganization, merger or spin off.

NOTE 6 - INCOME TAXES

Deferred tax assets are comprised of the following:

	September 30,	December 31,
	2012	2011

Federal net operating loss carry forwards	$4,716,000	$4,455,000
State and city net operating loss carry forwards,
net of federal tax benefit	1,347,000	1,272,000
	6,063,000	5,727,000
Less: Valuation allowance	(6,063,000)	(5,727,000)
Total	$-	$-

Management has determined, based on the Company's current condition that a full valuation allowance is appropriate at September 30, 2012 and December 31, 2011.

At September 30, 2012, the Company had federal net operating loss carry forwards of approximately $13,474,000, expiring in various amounts from fiscal year 2012 to fiscal year 2032.

Current United States income tax law limits the amount of loss available to offset against future taxable income when a substantial change in ownership occurs.

NOTE 7 – COMMITMENTS

Leases

The Company leases its executive office in New York, New York under a ten-year lease entered into in February 2003. The Company also leases office space in Muscat, Oman under a lease expiring December 31, 2012. Rent expense for the nine months ended September 30, 2012 and 2011 was $88,733 and $110,620, respectively. At September 30, 2012, the future minimum lease payments under non-cancelable operating leases are as follows:

2012	$23,170
2013	9,466
Total	$32,636
Employment Agreements

Pursuant to an employment agreement dated September 1, 2001, Omagine was obligated to pay its President and Chief Executive Officer an annual base salary of $125,000 through December 31, 2010 plus an additional amount based on a combination of net sales and earnings before taxes. Such employment agreement expired on December 31, 2010 and, provided Omagine LLC signs the Development Agreement with the Government of Oman for the Omagine Project, the Company plans to enter into a new employment agreement with this individual although the terms of such employment agreement have not yet been determined. For the nine months ended September 30, 2012, the Company has continued to accrue salary payable to its President on the basis of an annual salary of $125,000. At September 30, 2012, unpaid accrued officer’s compensation due to this Company officer was $241,904.

Omagine had been obligated to employ its Vice-President and Secretary under an employment agreement which was cancelled by mutual agreement. Provided Omagine LLC signs the Development Agreement with the Government of Oman for the Omagine Project, the Company plans to enter into a new employment agreement with this individual although the terms of such employment agreement have not yet been determined. For the nine months ended September 30, 2012, the Company accrued officer’s compensation due to its Vice President and Secretary on the basis of an annual salary of $100,000. At September 30, 2012, unpaid accrued officer’s compensation due to this Company officer was $86,662.

Omagine is not obligated under an employment agreement with its Controller and Principal Accounting Officer. For the nine months ended September 30, 2012, the Company accrued officer’s compensation due to its Controller on the basis of an annual salary of $80,000. At September 30, 2012, unpaid accrued officer’s compensation due to this Company officer was $92,550.

Equity Financing Agreements

On December 22, 2008, Omagine entered into a Standby Equity Distribution Agreement (the “SEDA”) with YA Global Investments, L.P. (“YA”). The SEDA expired on April 30, 2011. Pursuant to the terms of the SEDA, Omagine could, at its sole option and upon giving written notice to YA (a “Purchase Notice”), sell shares of its Common Stock (the “Shares”) to YA at a per Share “Purchase Price” equal to 95% of the lowest daily volume weighted average price for a share of Omagine’s Common Stock as quoted by Bloomberg, L.P. during the five (5) consecutive trading days following such Purchase Notice (the “Pricing Period”). During the term of the SEDA, Omagine was not obligated to sell any Shares to YA but could, in its sole discretion, sell that number of Shares valued at the Purchase Price from time to time in effect that equaled up to $5,000,000 in the aggregate. YA was obligated to purchase such Shares from Omagine subject to certain conditions including (i) Omagine filing a registration statement with the Securities and Exchange Commission (the “SEC”) to register the Shares (“Registration Statement”), (ii) the SEC declaring such Registration Statement effective, (iii) periodic sales of Shares to YA had to be separated by a time period equal to the Pricing Period, and (iv) the amount of any such individual periodic sale of Shares could not exceed $200,000. All sales of Shares pursuant to the SEDA were made at the sole discretion of Omagine. The Registration Statement filed by Omagine with the SEC was declared effective by the SEC as of May 1, 2009 and its effective status expired on April 30, 2010. Omagine filed a new registration statement with the SEC to continue to make sales available to it pursuant to the SEDA and the SEC declared such new registration statement to be effective as of June 7, 2010. The SEDA expired on April 30, 2011.

On May 4, 2011, Omagine entered into a new two year SEDA (the “New SEDA”) with YA Global Master SPV Ltd. (“YA Ltd”) on substantially the same terms and conditions as the SEDA executed between YA and Omagine in December 2008. Omagine issued 176,471 restricted shares of Common Stock to YA Ltd in satisfaction of a $150,000 commitment fee due to YA Ltd pursuant to the New SEDA. In June 2011, Omagine and YA Ltd amended the New SEDA to increase the commitment amount under the New SEDA from $5 million to $10 million and Omagine issued an additional 67,745 restricted shares of its Common Stock to YA Ltd in satisfaction of the additional $150,000 commitment fee due pursuant to such amendment. The Registration Statement filed by Omagine with the SEC was declared effective by the SEC as of August 24, 2011 and its effective status expired on May 25, 2012. Omagine filed an amendment to the original registration statement with the SEC on September 12, 2012 to continue to make sales available to it pursuant to the New SEDA and, as of the date of this report, the SEC has not yet declared such amendment to be effective.  The New SEDA automatically expires on September 1, 2013.

Omagine Project

Omagine LLC’s proposed Omagine Project is planned to be developed on one million square meters (equal to approximately 245 acres) of beachfront land facing the Gulf of Oman (the “Omagine Site”) just west of the capital city of Muscat and nearby Muscat International Airport. The Company is awaiting the signing of a Development Agreement between Omagine LLC and the Government of Oman for the Omagine Project.

The Omagine Project contemplates the integration of cultural, heritage, educational, entertainment and residential components, including a theme park and associated exhibition buildings, shopping and retail establishments, restaurants and several million square feet of residential development.

Omagine LLC Shareholder Agreement

In May 2011, Omagine, Inc., JOL and three new investors (the “New Investors”) entered into an agreement relating to Omagine LLC (the “Shareholder Agreement”). Pursuant to the Shareholder Agreement, Omagine, Inc. made an Omani Rial (“OMR”) 7,500 (approximately $19,500) capital contribution to Omagine LLC on June 9, 2011 and agreed to make an additional capital contribution to Omagine LLC of OMR 210,000 (approximately $546,000) after the execution of the Development Agreement between the Government of Oman and Omagine LLC and before the “Financing Agreement Date” (as that term is defined in the Shareholder Agreement). In exchange for a 40% share ownership of Omagine LLC, the New Investors made cash capital contributions to Omagine LLC totaling OMR 60,000 (approximately $156,000) and agreed to make additional cash capital contributions to Omagine LLC totaling OMR 26,628,125 (approximately $69,233,125) at the Financing Agreement Date. In addition one of the New Investors agreed to make a non-cash capital contribution to Omagine LLC. The amount of such “payment-in-kind” non-cash capital contribution is yet to be determined and will represent the value of the land constituting the Omagine Site which such investor previously owned and has made available to Omagine LLC for development of the Omagine Project.

NOTE 8 – RELATED PARTY TRANSACTIONS

At September 30, 2012 and 2011, accounts payable includes $0 and $12,344, respectively, due to various officers and directors of the Company.

NOTE 9 – SUBSEQUENT EVENTS

On December 26, 2012 pursuant to a resolution of the Board of Directors the expiration date of the 1,965,000 January 2012 Options outstanding at September 30, 2012 was extended to December 31, 2013 (the “Extension”).

Prior to the Extension, the fair value of the January 2012 Options was calculated to be $1,685,629 using the Black-Scholes option pricing model and such $1,685,629  was expensed by the Company evenly over the one year 2012 requisite service period of the January 2012 Options.

The approximately $1,373,326 estimated fair value of the Extension (using the Black-Scholes option pricing model and the following assumptions: (i) $1.77 share price, (ii) 370 day term of the Extension, (iii) 125% expected volatility, (iv) 0.16% (370 day term) risk free interest rate) will be expensed evenly over the 370 day requisite service period (December 27, 2012 through December 31, 2013) of the Extension.

On January 2, 2013, Omagine LLC signed a letter of intent with the investment banking and real estate advisory departments of BNP Paribas S.A. memorializing Omagine LLC’s intention to engage BNP Paribas, Wholesale Banking, Bahrain through its Corporate & Investment Banking department as its financial adviser for the Omagine Project and BNP Paribas Real Estate Property and Management LLC as its real estate adviser.

On January 15, 2013 pursuant to a resolution of the Board of Directors (i) an independent director was granted 2,000 Stock Options which expire on January 14, 2018 and are exercisable at $1.38, and (ii) the Company issued and contributed a total of 55,253 shares of Common Stock valued at $76,250 to all eligible employees of the Omagine, Inc. 401(k) Plan (two of the three employees are directors of the Company and all three are officers of the Company). The $76,250 valuation is based on the $1.38 closing bid price of the Common Stock on January 15, 2013.

NOTE 10 - RESTATEMENT OF FINANCIAL STATEMENTS

To reflect the requirements of ASC 915 and the consequences of the delays encountered by the Company in beginning its operations in Oman, the Company has restated its financial statements for the year ended December 31, 2011 and for the three and nine month periods ended September 30, 2012 and 2011 (collectively, the “Financial Statements”) as originally issued by: re-formatting the presentation of the Financial Statements to reflect the Company’s present status as a Development Stage Entity (“DSE”) as such term is defined in ASC 915 issued by the Financial Accounting Standards Board.

The principal impact of the restatement is to reflect an additional column in both the Consolidated Statement of Operations and the Consolidated Statement of Cash Flows which are part of the Financial Statements showing the cumulative results of operations and cumulative cash flows of the Company as a DSE from October 11, 2005 (the “Inception Date”) to September 30, 2012. In addition, the Consolidated Balance Sheets contained in the Financial Statements now include two separate rows in the Stockholders’ Deficit sections to distinguish the deficits accumulated from the Inception Date to: (i) December 31, 2011, and (ii) September 30, 2012, from the deficit accumulated in periods prior to the Inception Date. Finally, the Consolidated Statement of Changes in Stockholders’ Deficit now includes cumulative information for: (i) the “short” period from October 11, 2005 (inception) to December 31, 2005, (ii) the years ended December 31, 2006 through December 31, 2011, and (iii) the nine month period ended September 30, 2012.

Captions have been added to the Financial Statements indicating that the Company is a Development Stage Entity and the Financial Statements now include amounts segregated for the Company’s apparel operations which had been in operation prior to the Inception Date but which were discontinued in 2007.

The Nature of Business and Basis of Presentation contained in Note 1 to the Financial Statements have been augmented to describe the acquisition of JOL, the Inception Date of the DSE period, the Company’s receipt of a $1,000,000 legal settlement from the State of Qatar and the discontinuance of the Company’s apparel operations. The Basis of Presentation also now describes DSE accounting as required by FASB ASC 915.

The restatement to conform the presentation of the Company's Financial Statements to the format that is in accordance with the guidance contained in ASC 915 for financial statements of a DSE has not changed numbers reported by the Company for its consolidated financial position, results of operations and cash flows in its originally issued Financial Statements at December 31, 2011 and for the year then ended nor in its originally issued Financial Statements at September 30, 2012 and 2011 and for the three and nine month periods then ended.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Omagine, Inc.

I have audited the accompanying consolidated balance sheets of Omagine, Inc. and subsidiaries (the "Company") as of December 31, 2011 and 2010 and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the years then ended and the cumulative period from October 11, 2005 (inception) to December 31, 2011. The Company is a development stage entity as that term is defined in ASC 915 as issued by the Financial Accounting Standards Board. The presentation of the Company’s financial statements is in accordance with the guidance contained in ASC 915 for financial statements of development stage entities. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Omagine, Inc. and subsidiaries as of December 31, 2011 and 2010 and the results of their operations and cash flows for the years then ended and the cumulative period from October 11, 2005 (inception) to December 31, 2011, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's present financial situation raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Notes 1 and 10 to the consolidated financial statements, the Company restated its consolidated financial statements to present them in accordance with the guidance provided by ASC 915 for financial statements of development stage entities.

/s/ Michael T. Studer CPA P.C.
May 16, 2012 (except as to Notes 1 and 10 which are dated January 22, 2013) Freeport, New York

OMAGINE, INC. AND SUBSIDIARIES
( A DEVELOPMENT STAGE ENTITY - As Restated - Note 10)
CONSOLIDATED BALANCE SHEETS

ITEM  1 : FINANCIAL STATEMENTS

	December 31,	December 31,
	2011	2010
ASSETS

CURRENT ASSETS:
Cash	$235,381	$148,217
Prepaid expenses and other current assets	19,826	150
Total Current Assets	255,207	148,367

PROPERTY AND EQUIPMENT:
Office and computer equipment	132,570	132,570
General plant	17,800	17,800
Furniture and fixtures	15,951	15,951
Leasehold improvements	866	866
	167,187	167,187
Less accumulated depreciation and amortization	(164,730)	(160,990)
	2,457	6,197

Other assets	12,161	13,361

TOTAL ASSETS	$269,825	$167,925

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Convertible notes payable and accrued interest	$647,949	$596,888
Accounts payable	386,294	403,095
Accrued officers payroll	529,300	457,299
Due officers and directors	16,864	8,205
Accrued expenses and other current liabilities	87,111	50,483
Total Current Liabilities	1,667,518	1,515,970
Long Term Liabilities	-	-

TOTAL LIABILITIES	1,667,518	1,515,970

STOCKHOLDERS' DEFICIT (- As Restsated - Note 10)

Preferred stock:
$0.001 par value
Authorized: 850,000 shares
Issued and outstanding: - none	-	-

Common stock:
$0.001 par value
Authorized: 50,000,000 shares
Issued and outstanding:
12,853,701 shares in 2011 and 12,107,646 in 2010	12,854	12,108
Committed to be issued:
365,000 shares in 2011 and Zero shares in 2010	365
Capital in excess of par value	20,621,545	18,913,269
Deficit accumulated prior to development stage
commencing on October 11,2005 (As Restated - Note 10)	(9,201,144)	(9,201,144)
Deficit accumulated during the development stage
commencing October 11,2005 (As Restated - Note 10)	(12,876,729)	(11,072,278)
Total Omagine, Inc. stockholders' deficit	(1,443,109)	(1,348,045)
Noncontrolling interests in Omagine LLC	45,416	-

Total Stockholders' Deficit	(1,397,693)	(1,348,045)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$269,825	$167,925

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND  SUBSIDIARIES
( A DEVELOPMENT STAGE ENTITY-  As Restated - Note 10)
CONSOLIDATED STATEMENTS OF OPERATIONS

			October 11,2005
			(Inception of
			Development
			Stage to
	Year Ended December 31,		December 31,
	2011	2010	2011
REVENUE:			(As Restated - Note 10)
Total revenue	$-	$-	$-

OPERATING EXPENSES:

Officers and directors compensation (including
stock-based compensation of $333,730 , $263,772 and
$934,901, respectively)	466,230	453,772	2,288,068
Professional fees	144,586	200,670	1,297,654
Consulting fees (including stock-based compensation
of $ $325,228, $ 18,768 and $381,532 respectively)	413,130	52,207	1,223,650
Commitment fees	300,000	-	300,000
Travel	114,908	180,418	858,138
Occupancy	133,118	136,067	740,462
Other general and administrative	196,956	215,141	1,447,076
Total Operating Expenses	1,768,928	1,238,275	8,155,048

OPERATING LOSS	(1,768,928)	(1,238,275)	(8,155,048)

OTHER (EXPENSE) INCOME (As Restated - Note 10)
Settlement of Qatar Real Estate development dispute	-	-	1,004,666
Impairment of goodwill	-	-	(5,079,919)
Amortization of debt discount	-	-	(93,910)
Interest income	-	-	8,805
Interest expense	(55,679)	(38,726)	(207,711)
Other (Expense) - Net	(55,679)	(38,726)	(4,368,069)

NET LOSS FROM DEVELOPMENT STAGE ENTITY - CONTINUING OPERATIONS
DEVELOPMENT - As Restated - Note 10)	(1,824,607)	(1,277,001)	(12,523,117)

Add net loss attributable to noncontrolling interest in Omagine LLC	20,156		20,156

NET LOSS ATTRIBUTABLE TO OMAGINE, INC. - As Restated - Note 10)	(1,804,451)	(1,277,001)	(12,502,961)

LOSS FROM DISCONTINUED OPERATIONS - SPORTS APPAREL	-	-	(345,990)

NET LOSS ACCUMLATED DURING THE DEVELOPEMNT STAGE	(1,804,451)	(1,277,001)	(12,848,951)

Net preferred stock dividends			27,778

LOSS APPLICABLE TO COMMON STOCKHOLDERS	(1,804,451)	(1,277,001)	$(12,876,729)

LOSS PER SHARE - BASIC AND DILUTED	$(0.14)	$(0.11)	$(1.49)
LOSS PER SHARE - CONTINUING OPERATIONS -REAL ESTATE DEVELOPMENT			$(1.45)
LOSS PER SHARE DISCONTINUED OPERATIONS - SPORTS APPAREL			$(0.04)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	12,799,508	11,828,511	8,613,755

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTITY - As Restated - Note 10)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

								Deficit	Deficit
								Accumulated	Accumulated
								Prior to	During the
								Development	Development
								Stage	Stage
								Commencing	Commencing
			Common Stock					October	October
	Preferred Stock .		Issued and Outstanding .		Committed to be issued .		Capital in	11,2005	11,2005	Noncontrolling
		$0.001 Par		$0.001 Par		$0.001 Par	Excess of	(As Restated	(As Restated	Interests in
	Shares	Value	Shares	Value	Shares	Value	Par Value	- Note 10)	- Note 10)	Omagine LLC	Total

Balances at October 11, 2005
(inception of development stage)	108,350	$108	5,667,569	$5,668	-	-	$13,797,424	$(9,201,144)	-	-	$4,602,056

Conversion of preferred stock for common stock	(1,250)	(1)	10,000	10	-	-	(9)	-	-	-	-

Issuance of preferred stock dividends in common stock	-	-	348	-	-	-	1,457	-	-	-	1,457

Beneficial conversion feature of Convertible Debenture	-	-	-	-	-	-	132,208	-	-	-	132,208

Value of warrant attached to Convertible Debenture	-	-	-	-	-	-	69,421	-	-	-	69,421

Reduction of preferred stock dividends accrual	-	-	-	-	-	-	-	-	116,705	-	116,705

Net loss	-	-	-	-	-	-	-	-	(5,534,319)	-	(5,534,319)

Balances at December 31, 2005	107,100	107	5,677,917	5,678	-	-	14,000,501	(9,201,144)	(5,417,614)	-	(612,472)

Issuance of common stock for cash	-	-	10,000	10	-	-	19,990	-	-	-	20,000

Issuance of common stock upon conversion of debentures	-	-	495,032	495	-	-	196,882	-	-	-	197,377

Conversion of preferred stock for common stock	(20,163)	(20)	161,300	161		-	(141)	-	-	-	-

Issuance of preferred stock dividends in common stock	-	-	78,343	78	-	-	63,946	-	-	-	64,024

Stock option expense	-	-	-	-	-	-	56,791	-	-	-	56,791

Beneficial conversion feature of Convertible Debenture	-	-	-	-	-	-	52,778	-	-	-	52,778

Preferred stock dividends	-	-	-	-	-	-	-	-	(21,042)	-	(21,042)

Net loss	-	-	-	-	-	-	-	-	(767,951)	-	(767,951)

Balances at December 31, 2006	86,937	87	6,422,592	6,422	-	-	14,390,747	(9,201,144)	(6,206,607)	-	(1,010,495)

Issuance of common stock for consulting services	-	-	1,250	1	-	-	749	-	-	-	750

Issuance of common stock for cash	-	-	570,000	570	-	-	754,430	-	-	-	755,000

Purchase of common stock for cash	-	-	(2)	-	-	-	(3)	-	-	-	(3)

Issuance of common stock upon conversion of debentures	-	-	547,526	548	-	-	126,396	-	-	-	126,944

Issuance of common stock in payment of accounts payable	-	-	560,067	560	-	-	341,470	-	-	-	342,030

Issuance of common stock upon exercise of warrants	-	-	295,866	296	-	-	1,038,829	-	-	-	1,039,125

Preferred stock and dividends converted to common stock	(86,937)	(87)	720,188	720	-	-	122,808	-	-	-	123,441

Cancellation of common stock issued for consulting services	-	-	(9,000)	(9)	-	-	(10,942)	-	-	-	(10,951)

Stock option expense	-	-	-	-	-	-	20,187	-	-	-	20,187

Preferred stock dividends	-	-	-	-	-	-	-	-	(123,441)	-	(123,441)

Net loss	-	-	-	-	-	-	-	-	(1,043,190)	-	(1,043,190)

Balances at December 31, 2007	-	-	9,108,487	9,108	-	-	16,784,671	(9,201,144)	(7,373,238)	-	219,397

Issuance of common stock for consulting services	-	-	2,230	3	-	-	7,498	-	-	-	7,501

Issuance of common stock for cash	-	-	109,500	110	-	-	235,090	-	-	-	235,200

Contribution of common stock to 401(k) Plan	-	-	20,192	20	-	-	52,480	-	-	-	52,500

Issuance of common stock for SEDA commitment fees	-	-	45,830	46	-	-	149,954	-	-	-	150,000

Cancellation of common stock	-	-	(8,712)	(9)	-	-	9	-	-	-	-

Stock option expense	-	-	-	-	-	-	60,629	-	-	-	60,629

Net loss	-	-	-	-	-	-	-	-	(1,307,630)	-	(1,307,630)

Balances at December 31, 2008	-	-	9,277,527	9,278	-	-	17,290,331	(9,201,144)	(8,680,868)	-	(582,403)

Issuance of common stock for cash	-	-	2,000	2	-	-	1,398	-	-	-	1,400

Contribution of common stock to 401(k) Plan	-	-	72,500	72	-	-	72,428	-	-	-	72,500

Stock option expense	-	-	-	-	-	-	112,328	-	-	-	112,328

Sale of stock under Stock Equity Distribution Agreement	-	-	1,308,877	1,309	-	-	553,691	-	-	-	555,000

Net loss	-	-	-	-	-	-	-	-	(1,114,409)	-	(1,114,409)

Balances at December 31, 2009	-	-	10,660,904	10,661	-	-	18,030,176	(9,201,144)	(9,795,277)	-	(955,584)

Adjustment for stock splits	-	-	22	-	-	-	-	-	-	-	-

Issuance of common stock for cash	-	-	336,972	337	-	-	304,163	-	-	-	304,500

Contribution of common stock to 401(k) Plan	-	-	289,996	290	-	-	72,210	-	-	-	72,500

Issuance of common stock in payment of salaries payable	-	-	82,305	82	-	-	99,918	-	-	-	100,000

Issuance of common stock for stockholder investor relations	-	-	118,750	119	-	-	47,381	-	-	-	47,500

Stock option expense	-	-	-	-	-	-	110,040	-	-	-	110,040

Sale of stock under Stock Equity Distribution Agreement	-	-	618,697	619	-	-	249,381	-	-	-	250,000

Net loss	-	-	-	-	-	-	-	-	(1,277,001)	-	(1,277,001)

Balances at December 31, 2010	-	-	12,107,646	12,108	-	-	18,913,269	(9,201,144)	(11,072,278)	-	(1,348,045)

Issuance of common stock for cash	-	-	130,438	131	-	-	264,869	-	-	-	265,000

Contribution of common stock to 401(k) Plan	-	-	51,784	52	-	-	72,448	-	-	-	72,500

Issuance of common stock for SEDA commitment fees	-	-	244,216	244	-	-	299,756	-	-	-	300,000

Stock option expense	-	-	-	-	-	-	92,498	-	-	-	92,498

Sale of stock under Stock Equity Distribution Agreement (Old)	-	-	193,442	193	-	-	164,807	-	-	-	165,000

Sale of stock under Stock Equity Distribution Agreement (New)	-	-	111,175	111	-	-	229,889	-	-	-	230,000

Stock grant to consultant	-	-	15,000	15	-	-	6,735	-	-	-	6,750

Stock options exercised by officers	-	-	-	-	150,000	150	187,350	-	-	-	187,500

Stock grants to foreign consultants	-	-	-	-	215,000	215	299,495	-	-	-	299,710

Adjustments for noncontrolling interests in Omagine LLC	-	-	-	-	-	-	90,429	-	-	45,416	135,845

Net loss	-	-	-	-	-	-	-	-	(1,804,451)	-	(1,804,451)

Balances at December 31, 2011	-	$-	12,853,701	$12,854	365,000	$365	$20,621,545	$(9,201,144)	$(12,876,729)	$45,416	$(1,397,693)

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE ENTITY -As Restated - Note 10)
CONSOLIDATED STATEMENT OF CASH FLOWS

			October 11,
			2005(Inception
			of Development
			Stage to
			December 31,
			2011
	Year ended /December 31		As Restated -
	2011	2010	Note 10)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss attributable to Omagine, Inc.	$(1,804,451)	$(1,277,001)	$(12,502,961)
Adjustments to reconcile net loss to net cash flows
used by operating activities:
Loss from discontinued operations - Sports Apparel			(345,990)
Net loss attributable to noncontrolling interests in
Omagine LLC	(20,156)	-	(20,156)
Depreciation and amortization	3,740	4,022	157,453
Impairment of Goodwill	-	-	5,079,919
Stock based compensation related to stock options	92,498	110,040	452,473
Issuance of Common Stock for Consulting fees	6,750	-	15,001
Issuance of Common Stock for 401K Plan contributions	72,500	72,500	270,000
Issuance of Common Stock for stockholder investor
relations	-	47,500	47,500
Cancellation of Common Stock issued for consulting services	-	-	(10,951)
Issuance of Common Stock in satisfaction of SEDA
commitment fees	300,000	-	450,000
Issuance of stock grants to foreign consultants	299,710	-	299,710
Changes in operating assets and liabilities:
Prepaid expenses, other current assets and other
assets	(18,476)	95	(18,228)
Accounts Receivable	-	-	86,665
Inventories	-	-	65,401
Other assets	-	-	(235)
Accrued interest on convertible notes payable	51,061	33,424	158,585
Accounts payable	(16,800)	(52,629)	405,735
Accrued officers' payroll	259,501	230,299	945,635
Accrued expenses and other current liabilities	36,628	22,752	37,239
Customer deposits	-	-	(43,212)
Net cash flows used by operating activities	(737,495)	(808,998)	(4,470,417)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	-	(1,158)	(32,173)
Net cash flows used by investing activities	-	(1,158)	(32,173)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loans from officers and directors	8,659	(1,948)	(30,883)
Proceeds of issuance of convertible notes payable	-	250,000	790,000
Proceeds from sale of Common Stock	660,000	554,500	2,781,100
Proceeds from exercise of common stock options
and warrants	-	-	1,039,125
Purchase of Common stock	-	-	(3)
Capital contributions from noncontrolling interests in
Omagine LLC	156,000	-	156,000
Net cash flows provided by financing activities	824,659	802,552	4,735,339

NET INCREASE (DECREASE) IN CASH	87,164	(7,604)	232,749

CASH BEGINNING OF PERIOD	148,217	155,821	2,632

CASH END OF PERIOD	$235,381	$148,217	$235,381

SUPPLEMENTAL CASH FLOW INFORMATION:

Income taxes paid	$1,289	$3,031	$4,320

Interest paid	$-	$-	$25,679

NON - CASH FINANCING ACTIVITIES:

Acquisition of Journey of Light , Inc. through issuance of
common stock and warrants:
Fair value of assets acquired			$49,146
Goodwill acquired			5,079,919
Fair value of liabilities assumed			(243,782)
	-	-	$4,885,283
Issuance of convertible notes in satisfaction of accrued officer payroll	-	-	$182,015
Issuance of Common Stock on conversion of Debentures and accrued interest	-	-	$126,944
Issuance of Common Stock in payment of accounts payable	-	-	$342,030
Preferred stock dividend paid in Common Stock	-	-	$102,399
Issuance of Common Stock to two officers,pursuant to exercise of stock
options granted,satisfied by the reduction of salaries payable to them	$187,500	-	$187,500
Issuance of Common Stock in satisfaction of salaries payable	-	$100,000	$100,000

See accompanying notes to consolidated financial statements.

OMAGINE, INC. AND SUBSIDIARIES
(A Development Stage Entity)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Nature of the Business

Omagine, Inc. (“Omagine”) is a holding company incorporated in Delaware in October 2004 which operates through its wholly owned subsidiary, Journey of Light, Inc. (“JOL”) and its 60% owned subsidiary Omagine LLC (“LLC”). Omagine, JOL and LLC are collectively referred to as the “Company”. Both JOL and LLC are in the real estate development business. LLC is the local real estate development company established to do business in Oman.

Journey of Light Inc. (“JOL”) was acquired by the Company in October 2005. During 2005, 2006 and 2007 the Company had minimal operations and  revenue from  its other two then wholly-owned subsidiaries – Ty-Breakers Corp. (“Ty-Breakers”) and Contact Sports, Inc. (“Contact”). The businesses of both Ty-Breakers and Contact were discontinued during 2007 and Ty-Breakers and Contact were merged with and into their parent company in March 2008. On May 1, 2006 a contract dispute between JOL and the State of Qatar regarding the proposed development of a real-estate project in Doha, Qatar was settled by the State of Qatar paying JOL $1 million.

The Company is a development stage entity (DSE) focused on entertainment, hospitality and real-estate development opportunities in the Middle East & North Africa (the “MENA Region”).

Summary of Significant Accounting Policies

Basis of Presentation – The Company’s financial statements are presented herein in accordance with the guidance provided by ASC 915 promulgated by the Financial Accounting Standards Board for DSE financial statements.

The Company has experienced long delays in the start of its operations in Oman and its planned activities have not yet generated revenue. The Company has funded its operating losses to date primarily through the sale of its common stock via private placements, a rights offering to its shareholders and pursuant to a standby equity distribution agreement with an investment fund. Accordingly, its financial statements have been presented in DSE format since the date of the acquisition of JOL on October 11, 2005, the date of inception of the DSE period to December 31, 2011.

Principles of Consolidation - The consolidated financial statements include the accounts of Omagine, JOL and LLC. LLC is an Omani corporation, which was organized under the laws of the Sultanate of Oman on November 23, 2009. All inter-company transactions have been eliminated in consolidation.

Financial Instruments - Financial instruments include cash, convertible notes payable and accrued interest, accounts payable, accrued officer payroll, due officers and directors, and accrued expenses and other current liabilities. The amounts reported for financial instruments are considered to be reasonable approximations of their fair values, based on market information available to management.

Cash and Cash Equivalents – The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents. At December 31, 2011, cash includes approximately $129,000 in an Oman bank account not covered by FDIC insurance.

Estimates and Uncertainties - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates.

Revenue Recognition - The Company follows the guidelines of SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB101). In the event that a subsidiary of the Company signs a development agreement with the Government of Oman, such subsidiary will recognize revenue ratably over the development period, measured by methods appropriate to the services or products provided.

Property and Equipment - Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets.

Income Taxes - The Company is subject to income taxes at both the federal and state level. Separate state income tax returns are filed with each state in which the Company is incorporated or qualified as a foreign corporation. Other than LLC which is subject to income taxes in Oman, the Company is not presently subject to income taxes in any foreign country.

The Company reports interest and penalties as income tax expense.

Deferred tax assets and liabilities are recognized based on differences between the book and tax bases of assets and liabilities using presently enacted income tax rates. The Company establishes a provision for income taxes by applying the provisions of the applicable enacted tax laws to taxable income, if any, for that period. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Stock-based Compensation - Stock-based compensation is accounted for at fair value in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation”. For stock options granted, we have recognized compensation expense based on the estimated grant date fair value method using the Black-Scholes valuation model. For these awards, we have recognized compensation expense using a straight-line amortization method. ASC 718 requires that stock-based compensation expense be based on awards that are ultimately expected to vest. Stock option expense for the years ended December 31, 2011 and 2010 were $92,498 and $110,040, respectively. See Note 5.

Earnings (Loss) Per Share – Basic earnings (loss) per share is based upon the weighted - average number of common shares outstanding during that period. Diluted earnings (loss) per share is based upon the weighted –average number of common shares and dilutive securities (such as stock options and convertible securities) outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings (loss) per share are excluded from the calculation.

For the years ended December 31, 2011 and 2010, the shares of common stock (“Common Stock”) underlying the following dilutive securities were excluded from the calculation of diluted shares outstanding as the effect of their inclusion would be anti-dilutive:

	Shares Issuable
	Years Ended December 31,
	2011	2010
Convertible Notes	288,621	266,341
Stock Options	284,000	404,000
Total Shares of Common Stock Issuable	572,621	670,341

Non-controlling Interests in Omagine LLC - As of the date of this report LLC is owned 60% by Omagine. In May 2011, Omagine, JOL and three new investors entered into a shareholders’ agreement (the “Shareholder Agreement”) pursuant to which Omagine’s 100% ownership of LLC was reduced to 60%. On September 13, 2011, the Ministry of Commerce and Industry of Oman delivered to Omagine LLC a copy of the official registration of the following persons and their ownership percentages as recorded and registered as Omagine LLC’s shareholders with the Government of Oman:

Omagine, Inc. (60%)
Office of Royal Court Affairs (25%)
Consolidated Contracting Company S.A. (10% ) and
Consolidated Contractors (Oman) Company LLC (5%)

The Office of Royal Court Affairs (“RCA”) is an organization representing the personal interests of His Majesty Sultan Qaboos bin Said, the ruler of Oman.

Consolidated Contractors International Company, SAL, (“CCIC”) is a 60 year old Lebanese multi-national company headquartered in Athens, Greece. In 2010 CCIC had approximately five and one-half (5.5)  billion dollars in annual revenue, one hundred twenty thousand (120,000) employees worldwide, and operating subsidiaries in among other places, every country in the Middle East.

Consolidated Contracting Company S.A. is a wholly owned subsidiary of CCIC and is its investment arm.

Consolidated Contractors (Oman) Company LLC, is a construction company with approximately 13,000 employees in Oman.

Reclassifications – Certain 2010 account balances have been reclassified to conform to the current year’s presentation.

Recent Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, “Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs,” (“ASU 2011-04”). ASU 2011-04 expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This new guidance is to be applied prospectively. This guidance will be effective for the Company beginning January 1, 2012. The Company anticipates that the adoption of this standard will not materially affect its consolidated financial statements.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income,” (“ASU 2011-05”). ASU 2011-05 eliminates the option to report other comprehensive income and its components in the statement of changes in equity. ASU 2011-05 requires that all non-owner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. This new guidance is to be applied retrospectively. This guidance will be effective for the Company beginning January 1, 2012. The Company anticipates that the adoption of this standard will not change the presentation of its consolidated financial statements.

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-08, “Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment” (“ASU 2011-08”). This ASU is intended to simplify how entities test goodwill for impairment and permits an entity to first assess qualitative factors to determine whether it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We do not expect this ASU will have an impact on our Consolidated Financial Statements.

In December 2011, the FASB issued ASU No. 2011-11, “Balance Sheet (Topic 210)—Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). The update requires entities to disclose information about offsetting and related arrangements of financial instruments and derivative instruments.  The ASU is effective for annual periods beginning on or after January 1, 2013 and interim periods therein. The Company is currently evaluating the impact this update will have on our consolidated financial statements.

In December 2011, FASB issued ASU No. 2011−12, “Comprehensive Income - Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” (“ASU 2011−12”).  Among the new provisions in ASU 2011-05 was a requirement for entities to present reclassification adjustments out of accumulated other comprehensive income by component in both the statement in which net income is presented and the statement in which other comprehensive income is presented (for both interim and annual financial statements); however this reclassification requirement is indefinitely deferred by ASU 2011-12 and will be further deliberated by the FASB at a future date.

Certain other accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and therefore have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

NOTE 2 - GOING CONCERN AND LIQUIDITY

At December 31, 2011, the negative working capital of the Company was $1,412,311. Further, the Company incurred net losses of $1,804,451 and $1,277,001 for the years ended December 31, 2011 and 2010, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The continued existence of the Company is dependent upon its ability to execute its business plan and attain profitable operations or obtain additional financing.

NOTE 3 – CONVERTIBLE NOTES PAYABLE AND ACCRUED INTEREST

Convertible notes payable and accrued interest thereon consist of:

	December 31,	December 31,
	2011	2010
Due to the president of the Company, interest at 8%, due on demand, convertible into common stock at a conversion price of $2.00 per share:
Principal	$192,054	192,054
Accrued interest	51,649	36,285

Due to the secretary of the Company, interest at 8%, due on demand, convertible into common stock at a conversion price of $2.00 per share:
Principal	39,961	39,961
Accrued interest	10,747	7,550

Due to a director of the Company, interest at 10%, due on demand, convertible into common stock at a conversion price of $2.50 per share:

Principal	150,000	150,000
Accrued interest	18,685	3,685

Due to investors, interest at 15%, due on demand, convertible into common stock at a conversion price of $2.50 per share:

Principal	50,000	50,000
Accrued interest	21,175	13,675

Due to investors, interest at 10%, due on demand, convertible into common stock at a conversion price of $2.50 per share:

Principal	100,000	100,000
Accrued interest	13,678	3,678

Totals	$647,949	$596,888

NOTE 4 – COMMON STOCK

In March 2010, the Company issued and contributed a total of 289,996 shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan (two of the three employees are directors of the Company and all three are officers of the Company). The $72,500 valuation is based on the $0.25 closing trading price of the free trading Common Stock on the date of contribution.

From January 2010 to June 2010, the Company issued and sold a total of 618,697 shares of Common Stock for proceeds of $250,000 under the SEDA with YA. (See Note 7 under “Equity Financing Agreements”).

On June 2, 2010, the Company issued 118,750 shares of Common Stock in payment of $47,500 in stockholder relations consulting fees.

On July 23, 2010, the Company issued 82,305 shares of Common Stock to the Company’s Controller in payment of accrued payroll of $100,000.

From July 2010 to November 2010, the Company sold to accredited investors a total of 336,972 shares of Common Stock for proceeds of $304,500.

In January 2011, the Company issued and contributed a total of 51,784 shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan (two of the three employees are directors of the Company and all three are officers of the Company). The $72,500 valuation is based on the $1.40 closing trading price of the free trading Common Stock on the date of contribution .

From January 2011 to June 2011 the Company issued and sold a total of 193,442 shares of Common Stock for proceeds of $165,000 under the SEDA with YA. (See Note 7 under “Equity Financing Agreements”).

From January to September of 2011, the Company sold to accredited investors a total of 130,438 shares of Common Stock for proceeds of $265,000.

On March 4, 2011, the Company issued 15,000 shares of Common Stock to a consultant for services rendered valued at $6,750.

In May and June 2011, the Company issued a total of 244,216 shares of Common Stock to YA Ltd. in satisfaction of $300,000 of commitment fees due in connection with the New SEDA (See Note 7 under “Equity Financing Agreements”).

From August to December 2011, the Company issued and sold a total of 111,175 shares of Common Stock for proceeds of $230,000 under the New SEDA with YA Ltd. (See Note 7 under “Equity Financing Agreements”).

On August 29, 2011, as discussed in Note 7 under “Employment Agreements”, the Company issued an aggregate of 150,000 shares of Common Stock to its president and secretary pursuant to the exercise by them at $1.25 per share of an aggregate of 150,000 stock options granted to them in 2001. The $187,500 aggregate exercise amount was satisfied by a $187,500 reduction in accrued payroll due to these two officers.

On December 8, 2011, the Company issued a total of 215,000 restricted shares of Common Stock to six foreign consultants for services rendered valued at a total of $299,710. The $299,710 valuation is based on the $1.70 closing trading price of the free trading Common Stock on the December 8, 2011 date of grant less an 18% restricted stock discount (which was calculated using the Finnerty Method).

NOTE 5 – STOCK OPTIONS

On December 30, 2009, shareholders authorized the Board of Directors to reserve 2,500,000 shares of Common Stock for issuance under the Omagine, Inc. 2003 Stock Option Plan (the “Plan”). On October 14, 2011, the Company registered for resale the 2.5 million shares of its Common Stock reserved for issuance under the Plan by filing a registration statement with the SEC on Form S-8. The S-8 registration statement did not increase either the total number of shares outstanding or the number of shares reserved for issuance under the Plan. The adoption of the Plan was approved by the Board of Directors in March 2004 and ratified by the Company’s shareholders on September 1, 2004 and on October 14, 2011. The Plan expires August 31, 2013.

The Plan is designed to attract, retain and motivate employees, directors, consultants and other professional advisors of the Company and its subsidiaries (collectively, the “Recipients”) by giving such Recipients the opportunity to acquire stock ownership in the Company through the issuance of stock options to purchase shares of the Company’s Common Stock.

The following is a summary of stock option activity under the Plan for the year ended December 31, 2011 and 2010:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value

Outstanding at January 1, 2010	530,000	$2.01	5.58	$-
Granted in 2010	4,000	0.51
Exercised in 2010	-	-
Forfeited in 2010	(6,000)	5.00
Outstanding at December 31, 2010	528,000	$1.96	4.58	$207,060
Granted in 2011	6,000	0.85
Exercised in 2011	(150,000)	1.25
Forfeited in 2011	(40,000)	4.10
Outstanding at December 31, 2011	344,000	$2.01	5.67	$13,860

Vested and exercisable at December 31, 2010	404,000	$1.88	3.67	$186,260
Vested and exercisable at December 31, 2011	284,000	$1.88	5.42	$13,860

The weighted average fair value of each option granted during the years ended December 31, 2011 and 2010, estimated as of the grant date using the Black-Scholes option-pricing model, was $0.63 per option (using the following assumptions: (i) $.85 share price, (ii) 5 year term, (iii) 100% volatility and 1.83% risk free interest rate) and $0.38 per option (using the following assumptions: (i) $.51 share price, (ii) 5 year term, (iii) 100% volatility and 1.79% risk free interest rate), respectively.

A summary of the status of the Company’s non-vested shares as of December 31, 2011 and 2010, and changes during the years ended is as presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Terms (in years)
Nonvested shares at January 1, 2010	190,000	$2.16	8.25
Granted	4,000	0.51	5.00
Vested	(70,000)	1.90	6.67
Nonvested shares at December 31, 2010	124,000	$2.25	7.33
Granted	6,000	0.85	5.00
Vested	(70,000)	1.83	5.75
Nonvested shares at December 31, 2011	60,000	$2.60	6.75

Stock options outstanding at December 31, 2011 (all non-qualified) consist of:

Year		Number	Number	Exercise
Granted		Outstanding	Exercisable	Price	Expiration Date

2007		160,000	160,000	$1.25	March 31, 2017
2007		12,000	12,000	$4.50	October 29, 2012
2008		6,000	6,000	$4.00	December 31, 2012
2008	(A)	150,000	90,000	$2.60	September 23, 2018
2008		6,000	6,000	$2.60	September 23, 2013
2010		4,000	4,000	$0.51	June 30, 2015
2011		6,000	6,000	$0.85	May 16, 2016
Totals		344,000	284,000

(A)	The 60,000 unvested options relating to the 2008 grant are scheduled to vest 30,000 each on September 24, 2012 and 2013.

The following table summarizes information about stock options outstanding at December 31, 2011:

	Stock Options Outstanding			Exercisable
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Number of Shares	Weighted Average Exercise Price
Range of Exercise Prices
$0.50 - $1.00	10,000	$0.71	4.05	10,000	$0.71
$1.01 - $2.00	160,000	1.25	5.25	160,000	1.25
$2.00 - $3.00	156,000	2.60	6.56	96,000	2.60
$4.00 - $5.00	18,000	4.33	0.89	18,000	4.33
Totals	344,000	$2.01	5.67	284,000	$1.88

As of December 31, 2011, there was $128,513 of total unrecognized compensation cost relating to unexpired stock options. That cost is expected to be recognized $75,447 in 2012 and $53,066 in 2013.

NOTE 6 - INCOME TAXES

Deferred tax assets are comprised of the following:

	December 31,
	2011	2010
Federal net operating loss
carry forwards	4,455,000	$3,995,000
State and city net operating loss
carry forwards, net of
federal tax benefit	1,272,000	1,168,000
	5,727,000	5,163,000
Less: Valuation allowance	5,727,000	5,163,000
Total	$-	$-

Management has determined, based on the Company's current condition that a full valuation allowance is appropriate at December 31, 2011.

At December 31, 2011, the Company had federal net operating loss carry forwards of approximately $12,728,000, expiring in various amounts from fiscal year 2012 to fiscal year 2031.

Current United States income tax law limits the amount of loss available to offset against future taxable income when a substantial change in ownership occurs.

NOTE 7 – COMMITMENTS

Leases

The Company leases its executive office in New York, New York under a ten-year lease entered into in February 2003. The Company also leases office space in Muscat, Oman under a lease expiring June 30, 2012. Rent expense for the years ended December 31, 2011 and 2010 was $133,118 and $136,067 , respectively.

At December 31, 2011, the future minimum lease payments under non-cancelable operating leases are as follows:

2012	$56,800
2013	9,466
Total	$66,266

Employment Agreements

Pursuant to an employment agreement dated September 1, 2001, Omagine was obligated to pay its President and Chief Executive Officer an annual base salary of $125,000 through December 31, 2010 plus an additional amount based on a combination of net sales and earnings before taxes. Such employment agreement expired on December 31, 2010 and provided Omagine LLC signs the Development Agreement with the Government of Oman for the Omagine Project, the Company plans to enter into a new employment agreement with this individual, although the terms of such employment agreement have not yet been determined. For the years ended December 31, 2011 and 2010, the Company has continued to accrue salary payable to the President on the basis of an annual salary of $125,000. At December 31, 2011 and 2010, unpaid accrued officer’s compensation due to this Company officer was $281,250 and during the year ended December 31, 2011, $125,000 of accrued but unpaid officer’s compensation due to this Company officer was offset and utilized for the exercise of 100,000 stock options at $1.25 per share by this individual.

Omagine had been obligated to employ its Vice-President and Secretary under an employment agreement which was cancelled by mutual agreement. Provided Omagine LLC signs the Development Agreement with the Government of Oman for the Omagine Project, the Company plans to enter into a new employment agreement with this individual although the terms of such employment agreement have not yet been determined. For the years ended December 31, 2011 and 2010, the Company accrued officer’s compensation due to its Vice President and Secretary of $100,000 and $85,000, respectively. At December 31, 2011 and 2010, unpaid accrued officer’s compensation due to this Company officer was $139,249 and $132,250, respectively and during the year ended December 31, 2011, $62,500 of accrued but unpaid officer’s compensation due to this Company officer was offset and utilized for the exercise of 50,000 stock options at $1.25 per share by this individual.

Omagine is not obligated under an employment agreement with its Controller and Principal Accounting Officer. The Company accrued $80,000 of officer’s compensation due to this individual in each of the years ended December 31, 2011 and 2010. At December 31, 2011 and 2010, unpaid accrued officer’s compensation due to this Company officer was $108,800 and $43,799, respectively.

Equity Financing Agreements

On December 22, 2008, Omagine entered into a Standby Equity Distribution Agreement (the “SEDA”) with YA Global Investments, L.P. (“YA”). The SEDA expired on April 30, 2011. Pursuant to the terms of the SEDA, Omagine could, at its sole option and upon giving written notice to YA (a “Purchase Notice”), sell shares of its Common Stock (the “Shares”) to YA at a per Share “Purchase Price” equal to 95% of the lowest daily volume weighted average price for a share of Omagine’s Common Stock as quoted by Bloomberg, L.P. during the five (5) consecutive trading days following such Purchase Notice (the “Pricing Period”). During the term of the SEDA, Omagine was not obligated to sell any Shares to YA but could, in its sole discretion, sell that number of Shares valued at the Purchase Price from time to time in effect that equaled up to $5,000,000 in the aggregate. YA was obligated to purchase such Shares from Omagine subject to certain conditions including (i) Omagine filing a registration statement with the Securities and Exchange Commission (the “SEC”) to register the Shares (“Registration Statement”), (ii) the SEC declaring such Registration Statement effective, (iii) periodic sales of Shares to YA had to be separated by a time period equal to the Pricing Period, and (iv) the amount of any such individual periodic sale of Shares could not exceed $200,000. All sales of Shares pursuant to the SEDA were made at the sole discretion of Omagine. The Registration Statement filed by Omagine with the SEC was declared effective by the SEC as of May 1, 2009 and its effective status expired on April 30, 2010. Omagine filed a new registration statement with the SEC to continue to make sales available to it pursuant to the SEDA and the SEC declared such new registration statement to be effective as of June 7, 2010. The SEDA expired on April 30, 2011.

On May 4, 2011, Omagine entered into a new two year SEDA (the “New SEDA”) with YA Global Master SPV Ltd. (“YA Ltd”) on substantially the same terms and conditions as the SEDA executed between YA and Omagine in December 2008. Pursuant to the New SEDA, Omagine issued 176,471 restricted shares of Common Stock to YA Ltd in satisfaction of a $150,000 commitment fee due to YA Ltd pursuant to the New SEDA. On June 21, 2011, Omagine and YA Ltd amended the New SEDA to increase the commitment amount under the New SEDA from $5 million to $10 million and pursuant to such amendment Omagine paid YA Ltd an additional $150,000 commitment fee. In June 2011 Omagine issued 67,745 restricted shares of its Common Stock to YA Ltd in satisfaction of the additional $150,000 commitment fee.

Omagine Project

Omagine LLC’s proposed Omagine Project is planned to be developed on one million square meters (equal to approximately 245 acres) of beachfront land facing the Gulf of Oman (the “Omagine Site”) just west of the capital city of Muscat and nearby Muscat International Airport. The Company is awaiting the signing of a Development Agreement between LLC and the Government of Oman for the Omagine Project.

The Omagine Project contemplates the integration of cultural, heritage, educational, entertainment and residential components, including a theme park and associated exhibition buildings, shopping and retail establishments, restaurants and several million square feet of residential development.

Omagine LLC Shareholder Agreement

In May 2011, Omagine, Inc., JOL and three new investors (the “New Investors”) entered into an agreement relating to Omagine LLC (the “Shareholder Agreement”). Pursuant to the Shareholder Agreement, Omagine, Inc. made an OMR 7,500 (approximately $19,500) capital contribution to Omagine LLC on June 9, 2011 and agreed to make an additional capital contribution to Omagine LLC of OMR 210,000 (approximately $546,000) after the execution of the Development Agreement between the Government of Oman and Omagine LLC and before the “Financing Agreement Date” (as that term is defined in the Shareholder Agreement).  In exchange for a 40% share ownership of Omagine LLC, the New Investors made cash capital contributions to Omagine LLC totaling OMR 60,000 (approximately $156,000) and agreed to make additional cash capital contributions to Omagine LLC totaling OMR 26,628,125 (approximately $69,233,125) at the Financing Agreement Date. In addition one of the New Investors agreed to make a non-cash capital contribution to Omagine LLC. The amount of such “payment-in-kind” non-cash capital contribution is yet to be determined and will represent the value of the land constituting the Omagine Site which such investor previously owned and has made available to Omagine LLC for development of the Omagine Project.

NOTE 8 – RELATED PARTY TRANSACTIONS

At December 31, 2011 and 2010, accounts payable includes $15,542 and $3,500, respectively, due to various officers and directors of the Company.

NOTE 9 – SUBSEQUENT EVENTS

On January 2, 2012, pursuant to a resolution of the Board of Directors dated December 8, 2011, the Company granted a total of 1,994,000 stock options (the “One Year Options”) to 13 individuals. Such grants of One Year Options included the grant of: (i) an aggregate of 1,049,000 One Year Options to the Company’s three Officers; (ii) an aggregate of 150,000 One Year Options to the Company’s then three independent Directors; (iii) a grant of 750,000 One Year Options to the Deputy Managing Director of Omagine LLC who is also a consultant to Omagine and who also holds 160,000 stock options presently exercisable at $1.25 per share and expiring March 31, 2017 which were granted pursuant to a March 2007 consulting agreement expiring on December 31, 2012; (iv) a grant of 10,000 One Year Options to a consultant to whom the Company paid $2,000 per month consulting fees totaling $24,000 and $20,000 during the years ended December 31, 2011 and 2010 respectively; and (v) a grant of 5,000 One Year Options to the son of the Company’s President for website design services rendered. All One Year Options vest 50% on the date of issuance, 50% on July 1, 2012, provide for a cashless exercise feature, are exercisable at an exercise price of $1.70 per share and expire on December 31, 2012.

On January 31, 2012, 50,000 One Year Options previously issued to an independent Director were cancelled in accordance with their terms upon such Director’s resignation. On April 9, 2012 an independent Director died and, pursuant to the Plan, all 50,000 One Year Options previously granted to him immediately vested and the expiration date of his One Year Options was extended to April 8, 2013. On April 13, 2012, pursuant to a resolution of the Board of Directors, the Company granted a total of 21,000 additional One Year Options to 2 individuals (11,000 of which were granted to an individual who is an officer and director) for services rendered.

The approximately $1,701,000 estimated fair value of the One Year Options (using the Black-Scholes option pricing model and the following assumptions: (i) $1.70 share price, (ii) 1 year and 6 month terms (365 days and 184 days), (iii) 161% expected volatility, (iv) 0.10% ( 1 year term) and 0.04% (6 month term) risk free interest rates) will be expensed evenly over the one year 2012 requisite service period of the One Year Options. In January of 2012, the Company issued and sold a total of 25,063 shares of Common Stock for proceeds of $40,000 under the New SEDA with YA Ltd. (See Note 7 under “Equity Financing Agreements”).

In January of 2012, the Company issued 1,994 shares of Common Stock to a consultant for services rendered valued at $3,250.

In January 2012, the Company issued 15,000 shares of Common Stock to an investor relations consultant for services rendered valued at $15,000.

In February of 2012, the Company issued and sold a total of 17,705 shares of Common Stock for proceeds of $25,000 under the New SEDA with YA Ltd. (See Note 7 under “Equity Financing Agreements”).

In March of 2012, the Company issued and sold a total of 25,712 shares of Common Stock for proceeds of $25,000 under the New SEDA with YA Ltd. (See Note 7 under “Equity Financing Agreements”).

In May 2012, the Company issued and contributed a total of 50,834 shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan (two of the three employees are directors of the Company and all three are officers of the Company). The $76,250 valuation is based on the $1.50 closing trading price of the free trading Common Stock on the date of contribution.

The Company commenced a rights offering for its shareholders on February 24, 2012 and such rights offering expired on March 30, 2012. The rights offering entitled shareholders to subscribe for an aggregate of up to 3,202,200 shares of the Company’s common stock at a subscription price of $1.25 per share. A total of 1,014,032 shares were subscribed for in the rights offering of which 48,119 shares were subscribed for pursuant to the over-subscription privilege. Of the $1,267,540 total proceeds from the rights offering, $731,639 of such proceeds (representing 585,311 shares) was collected in cash and $535,901 of such proceeds (representing 428,721 shares) was satisfied through the reduction of debt (including $506,750 of such debt due to Company officers and directors). A total of 14,318,207 shares of Common Stock are presently outstanding after delivery of all 1,014,032 shares subscribed for in the rights offering.

Simultaneously with the rights offering the Company also distributed a total of 6,404,400 common stock purchase warrants (“Warrants “) to common stockholders of record on February 24, 2012. 3,202,200 Warrants are exercisable into common stock at an exercise price of $5.00 per share and 3,202,200 Warrants are exercisable into common stock at an exercise price of $10.00 per share. The $5.00 Warrants and the $10.00 Warrants expire on December 31, 2013 unless, upon a 30 day prior notice to the Warrant holders, they are redeemed earlier by the Company. The Warrants do not contain any anti-dilution provisions and may be exercised only for whole shares of Common Stock. The Warrant Exercise Prices and the number of shares of Common Stock that the Company must issue upon exercise of Warrants shall not be subject to adjustment for any reason, including but not limited to, any combinations or subdivisions of Common Stock or any dividend, reclassification, reorganization, merger or spin off.

NOTE 10 - RESTATEMENT OF FINANCIAL STATEMENTS

To reflect the requirements of Regulation S-K and ASC 915 and the consequences of the delays encountered by the Company in beginning its operations in Oman, the Company has restated its 2010 and 2011 financial statements (the “Financial Statements”) as originally issued by: re-formatting the presentation of the Financial Statements to reflect the Company’s present status as a Development Stage Entity (“DSE”) as such term is defined in ASC 915 issued by the Financial Accounting Standards Board,

The principal impact of the restatement is to reflect an additional column in both the Consolidated Statement of Operations and the Consolidated Statement of Cash Flows which are part of the Financial Statements showing the cumulative results of operations and cumulative cash flows of the Company as a DSE from October 11, 2005 (the “Inception Date”) to December 31, 2011. In addition, the Consolidated Balance Sheets contained in the Financial Statements now include two separate rows in the Stockholders’ Deficit sections to distinguish the deficits accumulated from the Inception Date to (i) December 31, 2011, and (ii) December 31, 2010, from the deficit accumulated in periods prior to the Inception Date. Finally, the Consolidated Statement of Changes in Stockholders’ Deficit now includes cumulative information for the “short” period from October 11, 2005 (inception) to December 31, 2005 and for the years ended December 31, 2006 through December 31, 2011.

Captions have been added to the Financial Statements indicating that the Company is a Development Stage Entity and the Financial Statements now include amounts segregated for the Company’s apparel operations which had been in operation prior to the Inception Date but which were discontinued in 2007.

The Company has elected to disclose all noncash transactions (including those that occurred since the Inception Date) in the body of the Consolidated Statement of Cash Flows rather than in a separate Note to the Financial Statements.

The Nature of Business and Summary of Significant Accounting Policies contained in Note 1 to the Financial Statements have been augmented to describe the acquisition of JOL, the Inception Date of the DSE period, the  Company’s receipt of a $1,000,000 legal settlement from the State of Qatar and the discontinuance of the Company’s apparel operations. The Summary of Significant Accounting Policies also now describes DSE accounting as required by FASB ASC 915.

The restatement to conform the presentation of the Company's Financial Statements to the format that is in accordance with the guidance contained in ASC 915 for financial statements of a DSE has not changed numbers reported by the Company for its consolidated financial position, results of operations and cash flows in its originally issued Financial Statements at December 31, 2011 and 2010 and for the years then ended.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense :	Amount

SEC Registration Fee	$885
Accounting fees and expenses	$500
Legal fees and expenses	$1,000	*
Miscellaneous	$250	*
Total	$2,635	*
*Estimated

Item 14. Indemnification of Directors and Officers

Under our Certificate of Incorporation, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●	Any breach of their duty of loyalty to our Company or our stockholders.
●	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.
●	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.
●	Any transaction from which the director derived an improper personal benefit.

We believe that these limitation of liability provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability provisions in our Certificate of Incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.  Recent Sales of Unregistered Securities

In connection with the First SEDA and the Second SEDA, and with the issuance by us of the shares of Common Stock listed below, we relied upon the exemption from securities registration afforded by Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our Company or executive officers or directors of our Company, and transfer was restricted by our Company in accordance with the requirements of the Securities Act. In addition to representations by the below-referenced persons, we made independent determinations that all of the below-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the below-referenced persons were provided with access to our SEC filings. All sales of Common Stock listed below give effect to the Stock Splits.

In January 2013, the Company issued and contributed a total of 55,253 shares of Common Stock valued at $76,250 to all eligible employees of the Omagine, Inc. 401(k) Plan.

In January 2012, the Company issued and sold a total of 25,063 shares of Common Stock for proceeds of $40,000 under the Second SEDA with YA Ltd.

In January 2012, the Company issued 1,994 shares of Common Stock to a consultant for services rendered valued at $3,250.

In January 2012, the Company issued 15,000 shares of Common Stock to an investor relations consultant for services rendered valued at $15,000.

In February 2012, the Company issued and sold a total of 17,705 shares of Common Stock for proceeds of $25,000 under the Second SEDA with YA Ltd.

In March 2012, the Company issued and sold a total of 25,712 shares of Common Stock for proceeds of $25,000 under the Second SEDA with YA Ltd.

In May 2012, the Company issued and contributed a total of 50,834 shares of Common Stock valued at $76,250 to all eligible employees of the Omagine, Inc. 401(k) Plan.

In January 2011, the Company issued and contributed a total of 51,784 shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan.

Between January 2011 and June 2011 the Company issued a total of 193,442 shares of Common Stock for proceeds of $165,000 under the First SEDA with YA Global Investments L.P.

Between January and September 2011, the Company sold 130,438 shares of Common Stock to seven accredited investors for total proceeds of $265,000.

On March 4, 2011, the Company issued 15,000 shares of Common Stock to a consultant for services rendered valued at $6,750.

In May and June 2011, the Company issued a total of 244,216 shares of Common Stock to YA Global Master SPV Ltd. in satisfaction of a $300,000 commitment fee due in connection with the Second SEDA.

Between August and December 2011, the Company issued a total of 111,175 shares of Common Stock for proceeds of $230,000 under the Second SEDA with YA Global Master SPV LTD.

On August 29, 2011, the Company issued the aggregate of 150,000 shares of Common Stock to its president and secretary pursuant to their exercise of stock options at the exercise price of $1.25 per share. The combined total $187,500 exercise amount was satisfied by a $187,500 reduction in accrued payroll due to these two officers.

On December 8, 2011, the Company issued a total of 215,000 shares of Common Stock to six consultants for services rendered valued at $299,710.

In March 2010, Omagine, Inc. issued an aggregate of 289,996 restricted shares of its Common stock to eligible employees participating in the Omagine, Inc. 401(k) Plan.

Between March and June 2010, Omagine, Inc. sold an aggregate of 618,697 shares of its Common Stock to YA pursuant to the First SEDA for aggregate proceeds of $250,000.

In June 2010, Omagine, Inc. issued 118,750 restricted shares of its Common Stock to an unaffiliated vendor in payment of an account payable of $47,500 owed by the Company to such vendor.

In July 2010, Omagine, Inc. issued 82,305 restricted shares of its Common Stock to an employee in payment of $100,000 of unpaid accrued compensation owed by Omagine, Inc. to such employee.

Between July and November 2010, Omagine, Inc. sold an aggregate of 336,972 restricted shares of its Common Stock to seven accredited investors for aggregate proceeds of $304,500.

In August 2009, the Company sold 2,000 shares of Common Stock to a director of the Company for $1,400.

From May to December 2009, the Company sold an aggregate of 1,308,777 shares of Common Stock to YA pursuant to the First SEDA for aggregate proceeds of $555,000.

In March 2009, the Company issued and contributed 72,480 shares of Common Stock to all eligible employees of the Omagine, Inc. 401(k) Plan.

Item 16. Exhibits and Financial Statement Schedules

The exhibits and financial statement schedules filed as part of this Registration Statement are as follows:

(a) List of Exhibits

See the Exhibit List below

(b) Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

(a) Exhibit List

The following exhibits are included as part of this Form S-1. References to “the Company” in this Exhibit List mean Omagine, Inc., a Delaware corporation.

Exhibit
Numbers	Description
3(i)	Restated Certificate of Incorporation of the Company dated June 2, 2010 (1)
3(ii)	By-laws of the Company (2)
3.2	Certificate of Ownership and Merger (3)
4.1	Specimen of $5 Warrant Certificate (13)
4.2	Form of $5 Redeemable Common Stock Purchase Warrant (14)
4.3	Specimen of $10 Warrant Certificate (13)
4.4	Form of $10 Redeemable Common Stock Purchase Warrant (14)
4.5	Form of Subscription and Warrant Agent Agreement, dated January 31, 2012 between the Company and Continental Stock Transfer & Trust Company (13)
5.1	Legal Opinion of Sichenzia Ross Friedman Ference LLP **
10.1	The CCIC and CCC Agreement (3)
10.2	The December 8, 2008 Standby Equity Distribution Agreement (4)
10.3	The May 4, 2011 Standby Equity Distribution Agreement (10)
10.4	The Shareholder Agreement dated as of April 20, 2011 (11)
10.5	The Hamdan Amendment Agreement (16)
10.6	Lease agreement expiring February 28, 2013 between the Company and the Empire State Building LLC (9)
10.7	Employment Agreement between the Company and Frank Drohan dated September 1, 2001 (7)
10.8	Employment Agreement between the Company and Charles Kuczynski dated September 1, 2001(7)
10.9	Amendment Agreement to the May 4, 2011 SEDA dated June 21, 2011 (12)
10.10	Lease modification agreement between Omagine, Inc. and the Empire State Building (14)
10.11	Waiver Letter dated May 22, 2012 signed by the Company and YA Master **
10.12	Convertible Promissory Note payable to Frank J. Drohan (14)
10.13	Convertible Promissory Note payable to Charles P. Kuczynski (14)
10.14	Convertible Promissory Note No. 1 payable to Louis Lombardo (14)
10.15	Convertible Promissory Note No. 2 payable to Louis Lombardo (14)
14	The Code of Ethics (3)
21	Subsidiaries of the Registrant *
23.1	Consent of Michael T. Studer CPA, P.C. *
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24	Power of Attorney **
99.1	The Omagine Inc. 401(k) Adoption Agreement (6)
99.2	The Approval Letter dated April 30, 2008 (English Translation) (5)
99.3	The Acceptance Letter dated May 31, 2008 (5)
99.4	Amended Omagine Inc. 2003 Stock Option Plan (8)
99.5	The Minister’s Letter dated May 9, 2012 (15)
EX-101.INS	XBRL INSTANCE DOCUMENT*
EX-101.SCH	XBRL TAXONOMY EXTENSION SCHEMA DOCUMENT*
EX-101.CAL	XBRL TAXONOMY EXTENSION CALCULATION DOCUMENT*
EX-101.DEF	XBRL TAXONOMY EXTENSION DEFINITION DOCUMENT*
EX-101.LAB	XBRL TAXONOMY EXTENSION LABELS DOCUMENT*
EX-101.PRE	XBRL TAXONOMY EXTENSION PRESENTATION DOCUMENT*

* Filed herewith
** Filed Previously
(1)	Previously filed with the SEC on July 20, 2010 as an exhibit to the Company’s Report on Form 10-Q for the period ended June 30, 2010 and incorporated herein by reference thereto.
(2)	Previously filed with the SEC on November 18, 2005 as an exhibit to the Company’s quarterly Report on Form 10-QSB for the period ended September 30, 2005 and incorporated herein by reference thereto.
(3)	Previously filed with the SEC on April 14, 2008 as an exhibit to the Company’s Report on Form 10-KSB for the fiscal year ended December 31, 2007 and incorporated herein by reference thereto.
(4)	Previously filed with the SEC on December 31, 2008 as an exhibit to the Company’s current Report on Form 8-K and incorporated herein by reference thereto.
(5)	Previously filed with the SEC on March 3, 2009 as an exhibit to the Company’s registration statement on Form S-1/A (File No. 333-156928) and incorporated herein by reference thereto.
(6)	Previously filed with the SEC on February 25, 2009 as an exhibit to the Company’s Report on Form 10-K for the fiscal year ended December 31, 2008 and incorporated herein by reference thereto.
(7)	Previously filed with the SEC on April 15, 2002 as an exhibit to the Company’s Report on Form 10-KSB for the fiscal year ended December 31, 2001 and incorporated herein by reference thereto.
(8)	Previously filed with the SEC on April 14, 2010 as an exhibit to the Company’s Report on Form 10-K for the fiscal year ended December 31, 2009 and incorporated herein by reference thereto.
(9)
Previously filed with the SEC on November 9, 2009 as an exhibit to the Company’s Report on Form 10-K/A amending the Company’s Report on Form 10-K for the fiscal year ended December 31, 2008, and incorporated herein by reference thereto.

(10)	Previously filed with the SEC on May 5, 2011 as an exhibit to the Company’s current Report on Form 8-K and incorporated herein by reference thereto.
(11)	Previously filed with the SEC on November 8, 2011 as an exhibit to the Company’s quarterly Report on Form 10-Q for the period ended September 30, 2011 and incorporated herein by reference thereto.
(12)	Previously filed with the SEC on June 21, 2011 as an exhibit to the Company’s current Report on Form 8-K and incorporated herein by reference thereto.
(13)	Previously filed with the SEC on February 7, 2012 as an exhibit to the Company’s registration statement on Form S-1/A (File No. 333-179040) and incorporated herein by reference thereto.
(14)
Previously filed with the SEC on January 22, 2013 as an exhibit to the Company’s Amendment Number 2 on Form 10-K/A amending (a) the Company’s Report on Form 10-K filed with the SEC on April 16, 2012 for the fiscal year ended December 31, 2011 (the “Original Filing”), and (b) Amendment No. 1 to the Original Filing filed on Form 10-K/A with the SEC on May 17, 2012, and incorporated herein by reference thereto.

(15)	Previously filed with the SEC on May 21, 2012 as an exhibit to the Company’s quarterly Report on Form 10-Q for the period ended March 31, 2012 and incorporated herein by reference thereto.
(16)	Filed with the SEC on January 25, 2013 as an exhibit to the Company’s registration statement on Form S-1/A (File No. 333-183852) and incorporated herein by reference thereto.

Item 17.  Undertakings

The undersigned Registrant hereby undertakes to:

1)	File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:
(i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) Include any additional or changed material information on the plan of distribution.
2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
4)
For purposes of determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time it was declared effective.

5)
For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary Prospectus or Prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to the Rule 424;
(ii) Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)  The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
6)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

7)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

8)
Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or Prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or Prospectus that was part of the registration statement or made in any document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on January 31, 2013.

OMAGINE, INC.
A Delaware corporation

By:	/s/ Frank J. Drohan
Frank J. Drohan
Chief Executive Officer, Chief Financial Officer and Chairman (Principal Executive Officer and Principal Financial Officer)

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature		Date
/s/ Frank J. Drohan	Chief Executive Officer, Chief Financial Officer and Chairman (Principal Executive Officer and Principal Financial Officer)	January 31, 2013
Frank J. Drohan

/s/ Charles P. Kuczynski	Vice-President, Secretary and Director	January 31, 2013
Charles P. Kuczynski

/s/ Louis J. Lombardo *	Director	January 31, 2013
Louis J. Lombardo

/s/ William Hanley	Controller; Principal Accounting Officer	January 31, 2013
William Hanley

* By: /s/ Frank J. Drohan		January 31, 2013
Frank J. Drohan Attorney-in-fact